Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2026

ALEXANDRIA REAL ESTATE EQUITIES, INC.

EARNINGS PRESS RELEASE & SUPPLEMENTAL INFORMATION
FIRST QUARTER ENDED MARCH 31, 2026

ALEXANDRIA CENTER

ALEXANDRIA®
Building the Future of Life-Changing Innovation®

ALEXANDRIA CENTER® for LIFE SCIENCE – EASTLAKE MEGACAMPUS™ | SEATTLE

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2026

Table of Contents
March 31, 2026

COMPANY HIGHLIGHTS	Page		Page
Alexandria's Mission and Cluster Model ..............................................	iii

EARNINGS PRESS RELEASE
First Quarter Ended March 31, 2026 Financial and Operating Results ...................................................................................................	1	Consolidated Statements of Operations ..........................................	9
Guidance ...................................................................................................	4	Consolidated Balance Sheets ............................................................	10
Dispositions and Sales of Partial Interests ..........................................	7	Funds From Operations and Funds From Operations per Share	11
Earnings Call Information and About the Company ...........................	8

SUPPLEMENTAL INFORMATION
Company Profile .......................................................................................	14	External Growth / Investments in Real Estate
Investor Information .................................................................................	15	Investments in Real Estate ................................................................	31
Financial and Asset Base Highlights .....................................................	16	New Class A/A+ Development and Redevelopment Properties:
High-Quality and Diverse Client Base .................................................	18	Recent Deliveries ...........................................................................	33
Internal Operating Metrics		Under Construction ........................................................................	34
Key Operating Metrics .............................................................................	19	Summary of Pipeline ......................................................................	37
Same Property Performance ..................................................................	20	Construction Spending ........................................................................	41
Leasing Activity .........................................................................................	21	Capitalization of Interest .....................................................................	42
Contractual Lease Expirations ...............................................................	22	Joint Venture Financial Information ...................................................	43
Top 20 Tenants .........................................................................................	23	Balance Sheet Management
Summary of Properties and Occupancy ..............................................	24	Investments ..........................................................................................	45
Property Listing ........................................................................................	25	Balance Sheet ......................................................................................	46
		Key Credit Metrics ...............................................................................	48
		Summary of Debt .................................................................................	49
		Definitions and Reconciliations
		Definitions and Reconciliations ..........................................................	53

CONFERENCE CALL INFORMATION:
Tuesday, April 28, 2026 2:00 p.m. Eastern Time 11:00 a.m. Pacific Time

(833) 366-1125 (U.S./Canada) (412) 902-6738 (International)
Ask to join the conference call for Alexandria Real Estate Equities, Inc.

CONTACT INFORMATION:
Alexandria Real Estate Equities, Inc. corporateinformation@are.com

JOEL S. MARCUS Executive Chairman & Founder

PETER M. MOGLIA Chief Executive Officer & Chief Investment Officer

MARC E. BINDA Chief Financial Officer & Treasurer

PAULA SCHWARTZ Managing Director, Rx Communications Group (917) 633-7790

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2026	iii

Developed in the book *Good to Great* by Jim Collins the Hedgehog Concept is a strategic framework that CRYSTALLIZES WHY WE EXIST, WHAT SETS US APART, and WHAT DRIVES OUR LASTING ENDURANCE.

WHAT ARE YOU DEEPLY **PASSIONATE ABOUT?**

Enabling the most innovative scientific and technological minds to cure disease

WHAT CAN YOU BE **BEST IN THE WORLD AT?**

Delivering our differentiated Megacampus™ platform clustered in the key centers of life science innovation

WHAT DRIVES YOUR **ECONOMIC ENGINE?**

Leveraging our strong brand trust, long-term tenant relationships, and Megacampus™ platform to increase occupancy and cash flows

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2026	iv

"Widen the moat, build enduring competitive advantage, delight your customers, and relentlessly fight costs."
WARREN BUFFETT

ALEXANDRIA:
HIGHLY IMPACTFUL,
CONSEQUENTIAL COMPANY &
THE MOST TRUSTED BRAND IN
LIFE SCIENCE REAL ESTATE
WE INVENTED IT. WE DOMINATE IT.

HIGHEST-QUALITY AND LARGEST ASSET BASE CLUSTERED IN MISSION-CRITICAL MEGACAMPUSES IN THE KEY CENTERS OF LIFE SCIENCE AND TECHNOLOGY INNOVATION

LEADING CLIENT TENANT BASE WITHIN THE LIFE SCIENCE REAL ESTATE SECTOR

HIGH-QUALITY, LONG-TERM CASH FLOWS

PROVEN UNDERWRITING EXPERTISE

STRONG AND FLEXIBLE BALANCE SHEET

LONG-TENURED, HIGHLY EXPERIENCED MANAGEMENT TEAM WITH UNIQUE SECTOR EXPERTISE

ALEXANDRIA’S MEGACAMPUS™ PLATFORM REPRESENTS
78% OF OUR ANNUAL RENTAL REVENUE

As of March 31, 2026. Refer to “Definitions and reconciliations” in the Supplemental Information for additional details.

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2026	v

ALEXANDRIA NAMED ONE OF THE MOST TRUSTWORTHY AND MOST CHARITABLE COMPANIES BY *NEWSWEEK*

WORLD'S MOST TRUSTWORTHY

WORLD'S MOST TRUSTWORTHY COMPANIES 2025
Newsweek
statista

– SECOND CONSECUTIVE YEAR –

AMERICA'S MOST TRUSTWORTHY

MOST TRUSTWORTHY COMPANIES IN AMERICA 2026
Newsweek
statista

– FOURTH CONSECUTIVE YEAR –

AMERICA'S MOST CHARITABLE

AMERICA'S MOST CHARITABLE COMPANIES 2026
Newsweek
statista

– INAUGURAL RECOGNITION –

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2026	vi

50 YEARS AGO GENENTECH SPARKED THE BIOTECHNOLOGY REVOLUTION

Genentech pioneered recombinant DNA technology, effectively launching the modern biotech industry and setting a foundation for decades of life-changing medicine.

TODAY, 10,000 DISEASES REMAIN – 90% STILL WITHOUT TREATMENT(1)

KEY DISEASE AREAS OF SIGNIFICANT UNMET NEED IN THE UNITED STATES

CHRONIC DISEASE

129M

Adults Suffering From One or More Chronic Diseases(2)

HEART DISEASE

1 in 5

Deaths Due to Heart Disease, the Leading Cause of Death(3)

CANCER

40%

of Individuals Will Be Diagnosed With Cancer During Their Lifetime(4)

ALZHEIMER'S DISEASE

7.2M

Adults Over 65 Living With Alzheimer's Disease(5)

(1)Source: U.S. House Committee on Energy and Commerce, “The 21st Century Cures Discussion Document White Paper,” January 27, 2015.
(2)Source: PhRMA, “Medicines in Development for Chronic Diseases: 2024 Report.”
(3)Source: Centers for Disease Control and Prevention, “Heart Disease Facts,” October 24, 2024. Represents the latest published data, which reflects the U.S. estimate for 2022.
(4)Source: National Cancer Institute, “Cancer Statistics,” updated May 7, 2025. Represents the latest published data, which reflects 2018–2021 data, not including 2020 due to lack of collection during COVID-19 pandemic.
(5)Source: Alzheimer’s Association, “2025 Alzheimer’s Disease Facts and Figures.” Represents the latest published data, which reflects the U.S. estimate for 2025.

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2026	vii

1 STRONG BASIC & TRANSLATIONAL RESEARCH

Discovery of fundamental disease biology that underpins the development of future medicines

2 INNOVATIVE ENTREPRENEURIAL ENVIRONMENT & ACCESS TO LOWER-COST CAPITAL

R&D funding across private, public biotech, and pharma to improve and extend lives

3 RELIABLE AND EFFICIENT REGULATORY FRAMEWORK TO REDUCE TIME & COST OF FDA APPROVALS

Transparent process for evaluating new medicines that is supported by reliable and efficient timelines and open communication

4 HEALTHY PAYMENT ENVIRONMENT FOR INNOVATIVE MEDICINES

Drug pricing policy that balances incentivizing new medicine development, potential long-term healthcare savings, and patient access

THE HEALTH OF THE HIGHLY REGULATED LIFE SCIENCE INDUSTRY
IS DEPENDENT ON FOUR CRITICAL PILLARS

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2026	viii

2026: AMID MARKET AND POLICY UNCERTAINTY, THE LIFE SCIENCE INDUSTRY IS NAVIGATING COMPLEX REGULATORY DYNAMICS AND GLOBAL COMPETITION

JAN

- Appellate court rules against NIH 15% indirect cost cap

10
FDA Approvals in 1Q26

FEB

- Bipartisan congressional support approves full $48.7B FY26 NIH budget, rejecting administration's proposed cuts
- FDA to allow one pivotal trial instead of two for drug approval
- RFK Jr. announces key leadership changes ahead of midterm elections
- Jay Bhattacharya named acting CDC director

MAR

- FDA CBER Director Vinay Prasad announces his departure
- Federal judge halts CDC's childhood vaccine overhaul
- FDA takes further steps to streamline biosimilar development to speed time to market and decrease costs
- Bipartisan House lawmakers signal willingness to counter China's significant biotech gains
- FDA creates increasing uncertainty beyond vaccines, especially around rare disease and accelerated approval pathways
- Iran conflict pressures inflation and interest rates, weighing on biotech funding, valuations, and risk appetite
- China pledges $1B boost for science as China deal activity continues to accelerate, with US biopharma striking deals with Chinese biotechs nearing $60B in 1Q26

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2026	ix
DRUG APPROVALS DECELERATED SLIGHTLY IN 1Q26 COMPARED TO
10-YEAR QUARTERLY AVERAGE

22
32
44
49
46
10
2005–2009
2010–2014
2015–2019
2020–2024
2025
YTD 2026

AVERAGE ANNUAL APPROVALS PER 5-YEAR PERIOD 2005-2024

48%

FDA Approvals Marketed by Alexandria Tenants Since 2013

NOVEL THERAPIES FROM ALEXANDRIA TENANTS IN 1Q26

GSK

LYNAVOY

First FDA-approved therapy to treat cholestatic pruritus in primary biliary cholangitis.

Johnson&Johnson

ICOTYDE

FDA-approved treatment for moderate-to-severe plaque psoriasis in patients 12 years and older.

Source: U.S. Food and Drug Administration, April 2026. YTD 2026 as of March 31, 2026. Novel therapies approved by the FDA (Center for Drug Evaluation and Research) include new molecular entities and new biologics defined as products containing active moieties that have not previously been approved by the FDA.

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2026	x

RELIABLE REGULATORY FRAMEWORK AND PACE OF FDA APPROVALS

FDA U.S. FOOD & DRUG ADMINISTRATION

EVOLVING FDA POLICY CREATES BOTH HEADWINDS AND TAILWINDS FOR U.S. BIOTECH

Funding support and desired regulatory innovation are offset by leadership turnover and concerns around consistency in decision-making

REGULATORY POLICY

The FDA is advancing more flexible regulatory frameworks to shorten approval timelines, including the proposed "Plausible Mechanism" pathway for rare diseases and the "One Pivotal Study" approach to streamline registrational trials. At the same time, industry and patient groups have raised concerns around variability and predictability in decision-making, particularly in gene and rare disease therapies.

The agency continues to implement the Commissioner's National Priority Voucher pilot, targeting review timelines of 1–2 months for select products. To date, 18 vouchers have been awarded, with five approvals granted under the program. The FDA has also issued guidance supporting alternatives to animal testing.

LEADERSHIP CHANGES

In March 2026, Dr. Vinay Prasad, Director of FDA-CBER, announced his intention to step down at the end of April. While the transition has been viewed constructively by some stakeholders, it introduces uncertainty around leadership continuity and regulatory oversight—particularly for advanced and emerging therapies.

BUDGET

FY2027 – The White House requested a ~$7.2B (+3.3% YoY) budget for the FDA, signaling continued support for the agency. The proposal also includes reforms aimed at improving U.S. competitiveness, lowering regulatory costs, and re-shoring clinical trials

FY2026 - FDA funding totals ~$7.0B (+3% YoY)

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2026	xi

ENTREPRENEURIAL ENVIRONMENT & ACCESS TO CAPITAL

THE XBI IS MORE REFLECTIVE OF SUCCESSFUL LATE-STAGE CLINICAL AND COMMERCIAL COMPANIES AND NOT THE BROADER INDUSTRY

XBI performance has largely been driven by late-stage clinical wins and biopharma M&A, rather than structurally higher market demand; biotechs without line of sight on meaningful data struggle to attract capital

94%

XBI constituents are near-commercial or commercial-stage companies with late-stage and approved assets[(2)]

INDEX PERFORMANCE[(1)]

December 31, 2024 – March 31, 2026

50%
40%
30%
20%
10%
0%
-10%
-20%
-30%
12/31/2024
1/31/2025
2/28/2025
3/31/2025
4/30/2025
5/31/2025
6/30/2025
7/31/2025
8/31/2025
9/30/2025
10/31/2025
11/30/2025
12/31/2025
1/31/2026
2/28/2026
3/31/2026
XBI, 42%
S&P 500, 11%

(1)Source: Capital IQ.
(2)Source: State Street. XBI constituents as of November 13, 2025. Near-commercial refers to companies with products in Phase III or registrational trials.

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2026	xii

Recent court rulings and enacted legislation preserve NIH indirect cost funding

JUDICIAL RULINGS AND APPROPRIATIONS BILLS HAVE BLOCKED THE PROPOSED 15% INDIRECT COST CAP, REINFORCING FUNDING STABILITY FOR ACADEMIC RESEARCH INSTITUTIONS

NIH National Institutes of Health
Turning Discovery Into Health

POLICY PROPOSAL

In Feb 2025, the White House proposed a blanket 15% cap on NIH indirect cost reimbursement rates

The policy would have significantly reduced federal funding for academic medical center and research institution operations

JUDICIAL DECISION

In Jan 2026, a **federal court blocked the indirect cost cap policy**, with the U.S. Court of Appeals upholding the decision. The Administration has since dropped further appeals

LEGISLATIVE REINFORCEMENT

In April 2026, the Consolidated Appropriations Act of 2026 explicitly **prohibits implementation of the indirect cost cap proposal,** and preserves the current system of negotiated rates

IMPACT

Indirect cost reimbursement – a critical component of basic research funding and institutional operations – is now protected by both court rulings and enacted federal law

Removes a critical policy and budgetary overhang for Academic Research Institutions

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2026	xiii

STRONG BASIC & TRANSLATIONAL RESEARCH

NIH National Institutes of Health
Turning Discovery Into Health

BUDGET & POLICY WINS PROVIDE NEAR-TERM SUPPORT FOR NIH

While the 2026 Appropriations Bill delivered key wins for the agency, FY27 funding and grantmaking priorities remain unresolved

GRANT FUNDING & RESTRUCTURING

The 2026 Appropriations Bill blocks OMB from expanding the use of NIH multi-year grants that are fully funded upfront, capping the proportion of such awards at FY2024 levels. The bill also banned the agency from plans to consolidate the number of NIH institutes from 27 to 8.

In February 2026, NIH Director Dr. Jay Bhattacharya was also named Acting Director of the CDC until a permanent director is nominated and confirmed by the Senate.

INDIRECT COST CAPS

A federal court blocked the White House's indirect cost cap policy in early 2026, ruling it unlawful, and Congress also prohibited its implementation in the 2026 appropriations bill.

As of April 2026, the White House has dropped further legal appeals, effectively ending the policy in a win for academic research institutions.

BUDGET UPDATES

FY2027 – The White House has proposed a $5B (~10% YoY) cut to the FY2027 NIH budget. Given bipartisan support for continued NIH funding, this proposal is unlikely to receive support from Congress

FY2026 - Despite a White House proposal requesting a $20B (40%) cut to the NIH budget, Congress maintained agency funding at $48.7B for FY26, a $415M (~1%) increase over FY25.

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2026	xiv

REIMBURSEMENT FOR INNOVATIVE MEDICINES

THE WHITE HOUSE CONTINUES TO ADVANCE EFFORTS TO LOWER DRUG PRICING

Reluctance to pay for innovative medicines risks disincentivizing biotech investment into areas of high unmet need

CMS DRUG PRICE NEGOTIATIONS

The first round of 10 Medicare-negotiated drug prices (Part D only) took effect in January 2026, followed by an additional 15 Part D drugs in 2027. CMS has also announced a third round of 15 drugs – including, for the first time, Medicare Part B therapies – to take effect in 2028; notably, all selected manufacturers have opted into the 2028 negotiation cycle.

MOST FAVORED NATIONS (MFN)

The White House has renewed its push for “Most Favored Nation” drug pricing, which aims to tie U.S. drug prices to those in lower-cost international markets. In April 2026, the White House announced tariffs of up to 100% on imported, branded drugs, with carveouts for companies that commit to U.S. manufacturing or MFN pricing agreements.

As of early April 2026, 16 major pharma companies have signed or announced MFN-related agreements with the administration, representing broad participation across large-cap pharma.

A positive outcome of this policy pressure has been a wave of over $300B in announced U.S. manufacturing investments by biopharma companies, alongside early signals from some nations of potential increases in reimbursement or higher spending flexibility for novel medicines.

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2026	xv

AI IMPACT IN LIFE SCIENCE

AI's impact on drug discovery is still limited, constrained by the complexity of human biology and incomplete understanding of human disease

37 Trillion
CELLS IN THE HUMAN BODY

BIOLOGY IS MASSIVELY COMPLEX

AI can support – but not replace – physical experimentation done in a lab

AI's strongest traction in drug discovery and design:

- Molecular property prediction (toxicity, stability, ADME)
- Generative design (proteins, antibodies)
- Breakthroughs like AlphaFold validate AI's ability to solve complex biology

AI is acting as a "copilot" to scientists as an increasing number of biotechs are incorporating AI into lab workflows

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2026	xvi
ALEXANDRIA’S PATH FORWARD: 1Q26 UPDATE

Maintain a Strong and Flexible Balance Sheet, Significant Liquidity, and Targeted Leverage: On Track for Annualized 4Q26 Leverage(1) of 5.6x to 6.2x

Reduce Capital Spend and Funding Needs: 242,408 RSF Letters of Intent Executed for Lower-Investment Alternatives at Two Redevelopment Projects

Substantially Complete Large-Scale Core, Non-Core, And Sales of Partial Interests Disposition Plan: $2.33 billion in Process or Pending(2)

Steadily Improve Occupancy and
Increase NOI, Focusing on Leasing to
All Sectors of Our Tenant Base:
3.2% Future Benefit to Occupancy from
1.1 million RSF of Leased Space Not Yet
Delivered as of 1Q26(3)

Continue to Successfully Manage G&A: $7.4 million, or 18%, in 1Q26 G&A Savings Compared to 2024 Quarterly Average

Maintain Optionality for Future Growth Focused on MegacampusTM Investment: 77% of Our Pipeline is Within Our Megacampus Ecosystems(4)

Consider Flexible and Opportunistic Share Buyback Plan: Continuing to Evaluate Share Buyback Plan
(1)Refer to “Net debt and preferred stock to adjusted EBITDA” in “Definitions and reconciliations” in the Supplemental Information for additional details.
(2)Includes dispositions and sales of partial interests: (i) $2.3 million completed, (ii)  $149.1 million of pending transactions subject to non-refundable deposits, signed letters of intent, and/or purchase and sale agreement negotiations, and (iii) $2.18 billion identified and in process.
(3)Anticipated delivery of 1.1 million RSF of vacant space that was leased but not yet delivered as of March 31, 2026, which has a weighted-average expected delivery date of approximately September 2026, and is expected to generate annual rental revenue of approximately $68 million.
(4)As of March 31, 2026.

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2026	xvii
ALEXANDRIA CONTINUES TO HAVE A STRONG AND FLEXIBLE
BALANCE SHEET WITH SIGNIFICANT LIQUIDITY

SIGNIFICANT LIQUIDITY	PERCENTAGE OF FIXED-RATE DEBT SINCE 2022(2)
$4.2B	96.4%

REMAINING DEBT TERM (IN YEARS)	DEBT INTEREST RATE
10.0	4.06%
Longest Among S&P 500 REITs(3)

4Q26 ANNUALIZED GUIDANCE
5.6x to 6.2x	3.6x to 4.1x
NET DEBT AND PREFERRED STOCK TO ADJUSTED EBITDA	FIXED-CHARGE COVERAGE RATIO
TOP 15%
CREDIT RATING RANKING
AMONG ALL PUBLICLY TRADED
U.S. REITS(1)
BBB+
Negative
WEIGHTED AVERAGE
Baa1
Negative
As of March 31, 2026. Refer to “Definitions and reconciliations” in the Supplemental Information for additional details.
(1)Top 15% ranking represents credit rating levels from S&P Global Ratings and Moody’s Ratings for publicly traded U.S. REITs, from Bloomberg Professional Services and Nareit, as of March 31, 2026.
(2)Represents the average quarterly percentage fixed-rate debt as of each quarter-end from January 1, 2022 through March 31, 2026.
(3)Sources: S&P Global Market Intelligence, Bloomberg, or company filings as of December 31, 2025, except for ARE, which is as of March 31, 2026.

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2026	xviii
Weighted-Average Remaining Debt Term of 10.0 Years
9%
OF
TOTAL
DEBT
21%
OF TOTAL DEBT
(1)
(2)
Debt Maturities by Year
($ in millions)
As of March 31, 2026.
(1)In April 2026, we repaid $350.0 million of 3.80% unsecured senior notes payable upon maturity using short-term borrowings, which we expect to retire in 2026 with future proceeds from our dispositions and sales of partial interests. No gain or loss was incurred in connection with this repayment.
(2)Refer to footnotes 2 through 4 on page 50 under “Fixed-rate and variable-rate debt” in the Supplemental Information for additional details. We expect our commercial paper outstanding balance to be less than $350.0 million by the end of 2026.

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2026	xix
LEASING VOLUME BY RSF
647,356
Renewals & Re-leasing
Development & Redevelopment
Previously Vacant

(1)
Refer to “Leasing activity” in the Supplemental Information for additional details.
(1)The projected 2Q26 leasing RSF is an estimate based on our current assessment of a range of potential leasing outcomes, subject to ongoing negotiations. These assumptions are inherently uncertain, and some or all of the contemplated transactions may not be executed by June 30, 2026, or at all. Accordingly, actual results may differ materially from this estimate. Refer to the “Forward-Looking Statements” on page 8 of the Earnings Press Release for additional details.

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2026	xx
ALEXANDRIA’S LEASING VOLUME IS DRIVEN BY OUR DIVERSE TENANT MIX
72% of our leasing activity during 1Q26 was generated from our existing tenant base
(1)

1Q26	2025

(1)Includes one lease aggregating 47,719 RSF at 480 Arsenal Street in our Cambridge/Inner Suburbs submarket, which was signed with an entertainment studio user to accommodate their expansion needs and secure a long-term extension.

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2026	xxi
Alexandria’s Key Disposition In 4Q25 — 409 and 499 Illinois Street in Mission Bay
Record $1,645 Price Per RSF, the Highest Ever Achieved in San Francisco(1)
Alexandria’s opportunistic sale to UCSF,
a longstanding tenant, generates
proceeds to recycle into the business
and enables UCSF to expand its
Mission Bay campus.

$1,645		SALES PRICE PER RSF

$767.1M	$180.3M (Our Share)(2)	SALES PRICE IN 4Q25

$416.7M	$103.9M (Our Share)	GAIN ON SALE OF REAL ESTATE

$293.0M		ARE ORIGINAL PURCHASE PRICE (2011)
40%		OCCUPANCY AS OF 3Q25
(1)Represents the highest price per RSF in San Francisco history for sales of comparable institutional office or laboratory assets.
(2)Represents our share of the sales price, net of seller credits and transaction costs.

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2026	xxii
(1)
2026 DISPOSITIONS AND SALES OF PARTIAL INTERESTS
(2)
(1)
$2.9B
Sales
Amount
August 2026
Weighted-Average
Projected
Disposition Date
(3)
Refer to “Dispositions and sales of partial interests” in the Earnings Press Release for additional details.
(1)Based on the midpoint of 2026 guidance for dispositions and partial interest sales. Actual results may differ significantly.
(2)Dispositions and sales of partial interests identified and in process.
(3)Includes $2.3 million of completed and $149.1 million of pending dispositions subject to non-refundable deposits, signed letters of intent, and/or purchase and sale agreement negotiations.

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2026	xxiii

Non-Income-Producing Assets[1] as a Percentage of Gross Assets

20%
9%
11%
17%
8%
9%
11%-16%
Development/
Redevelopment
Under
Construction
Land/Future
Development
12/31/24
12/31/25
12/31/26
Projected

Annual Rental Revenue ("ARR") From Non-Core Assets as a Percentage of Total ARR[2]

12%
5% to 10%
12/31/25
12/31/26
Projected

PROJECTED REDUCTION IN NON-INCOME-PRODUCING AND
NON-CORE ASSETS
Refer to “Definitions and reconciliations” in the Supplemental Information for additional details.
(1)Excludes properties classified as held for sale as of each date presented. Land parcels classified as held for sale represented approximately 1% of total non-income-producing assets as of December 31, 2024 and 2025.
(2)Represents non-core assets outside of our Megacampus ecosystems.

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2026	xxiv
CONTINUING SUCCESSFUL REDUCTION AND MANAGEMENT OF
G&A EXPENSES

$76M
Projected Cumulative G&A Savings in 2025 and 2026 Relative to 2024(1)

6.0%	14.3%
Alexandria 1Q26(2)	S&P 500 REIT(3) Average 2023–2025 (excluding Alexandria)

GENERAL AND ADMINISTRATIVE EXPENSES AS A
PERCENTAGE OF NET OPERATING INCOME(4)
(1)Based on the midpoint of our guidance range for 2026 general and administrative expenses.
(2)Trailing twelve months ended March 31, 2026.
(3)Source for S&P 500 REIT data: S&P Global Market Intelligence.
(4)Refer to “Net operating income” under “Definitions and reconciliations” in the Supplemental Information for additional details.

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2026	xxv

LASER FOCUS ON STEADY IMPROVEMENT IN OCCUPANCY AND NOI

BEST ASSETS in the BEST LOCATIONS

THE ALEXANDRIA MEGACAMPUS™

FOCUS ON INCREASING OCCUPANCY and CASH FLOWS through

VACANCY LEASING

RENEWAL LEASING

DEVELOPMENT/ REDEVELOPMENT LEASING

BEST LEASING TEAM

DOMINATING LIFE SCIENCE LEASING MARKET

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2026	xxvi
ALEXANDRIA’S OPERATIONAL EXCELLENCE IN ASSET MANAGEMENT,
DESIGN, DEVELOPMENT, AND SUSTAINABILITY

2025 BOMA Boston TOBY Award Winners

LIFE SCIENCE BUILDING OF THE YEAR
201 Brookline Avenue,
Alexandria Center®
for Life Science – Fenway

CORPORATE BUILDING OF THE YEAR
15 Necco Street

EARTH BUILDING OF THE YEAR
(Sustainability)
325 Binney Street,
Alexandria Center at One Kendall Square

SUBURBAN CAMPUS & PUBLIC
ASSEMBLY BUILDING OF THE YEAR
The Arsenal on the Charles

2025-26 BOMA GREATER SEATTLE TOBY WINNER –
LIFE SCIENCE
1150 Eastlake Avenue East | Seattle

2025 BOMA RALEIGH-DURHAM TOBY WINNER –
LIFE SCIENCE
Alexandria Center® for Life Science –
Durham | Research Triangle

NAIOP DC | MD CHAPTER AWARDS OF EXCELLENCE –
BEST LIFE SCIENCE FACILITY
9808 Medical Center Drive | Maryland

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2026	1
Alexandria Real Estate Equities, Inc. Reports
1Q26 Net Income per Share – Diluted of $2.10; and
1Q26 FFO per Share – Diluted, as Adjusted, of $1.73
PASADENA, Calif. – April 27, 2026 – Alexandria Real Estate Equities, Inc. (NYSE: ARE)
announced financial and operating results for the first quarter ended March 31, 2026.

Key highlights

Operating results	1Q26	1Q25
Net income (loss) attributable to Alexandria’s common stockholders – diluted:
In millions	$358.9	$(11.6)
Per share	$2.10	$(0.07)
Funds from operations attributable to Alexandria’s common stockholders – diluted, as adjusted:
In millions	$295.9	$392.0
Per share	$1.73	$2.30
A best-in-class REIT with a high-quality, diverse tenant base, strong margins, and long lease terms

(As of March 31, 2026, unless stated otherwise)
Occupancy of operating properties	87.7%
Percentage of annual rental revenue in effect from Megacampus platform	78%
Percentage of annual rental revenue in effect from investment-grade or publicly traded large cap tenants	55%
Operating margin	67%
Adjusted EBITDA margin	66%
Percentage of leases containing annual rent escalations	97%

Weighted-average remaining lease term:
Top 20 tenants	9.9	years
All tenants	7.5	years

Strong 1Q26 tenant collections(1):
1Q26 rents and receivables collected as of April 27, 2026	99.9%
(1)Refer to “Tenant Collections” under “Definitions and reconciliations” in the Supplemental Information for additional details.
Strong and flexible balance sheet with significant liquidity; top 15% credit rating ranking among all publicly traded U.S. REITs
•$20.44 billion in total market capitalization.
•$7.92 billion in total equity capitalization.
•Net debt and preferred stock to Adjusted EBITDA of 6.8x and fixed-charge coverage ratio of
3.4x for 1Q26 annualized, with 4Q26 annualized targets of 5.6x to 6.2x and 3.6x to 4.1x, respectively.
•We expect improvement in our quarter annualized net debt and preferred stock to Adjusted
EBITDA ratio in 2H26 as we complete dispositions and sales of partial interests.
•As of March 31, 2026:
•Significant liquidity of $4.17 billion, or 3.7x of our debt maturities through 2028.
•Only 9% of our total debt matures through 2028.
•10.0-year weighted-average remaining debt term, the longest among S&P 500 REITs.
•Total debt and preferred stock to gross assets of 31%.
Solid leasing of development and redevelopment space
•Leasing volume of 647,356 RSF during 1Q26.
•1Q26 leasing of development and redevelopment space aggregating 117,935 RSF, up
135%, from the prior five-quarter average, excluding a build-to-suit lease executed in July
2025 with a long-standing multinational pharmaceutical tenant.
•From April 1, 2026 through April 27, 2026, we have executed leases and/or letters of intent aggregating 276,188 RSF related to our development and redevelopment pipeline.
•72% of our leasing activity during 1Q26 was generated from our existing tenant base.

Leasing Activity in RSF:	1Q26
Leasing of development and redevelopment space	117,935
Leasing of previously vacant space	148,734
Lease renewals and re-leasing of space	380,687
647,356
Lease renewals and re-leasing of space:
Rental rate changes	(15.0)%
Rental rate changes (cash basis)	(15.8)%
•Excluding the impact of one lease aggregating 47,719 RSF at 480 Arsenal Street in our
Cambridge/Inner Suburbs submarket, rental rates for renewed and re-leased space for 1Q26 would have decreased by 10.1% and 9.1% (cash basis). The space at 480 Arsenal Street was re-leased to an entertainment studio user to accommodate their expansion needs and secure a long-term extension. In addition, the reorientation of this building layout provides flexibility to market the remaining available space to a broader range of user demand.
Ongoing execution of Alexandria’s capital recycling strategy
We plan to continue funding a significant portion of our capital requirements for the year ending
December 31, 2026 through dispositions of land, non-core assets, and core assets (primarily sales of partial interests).

(dollars in millions)	Sales Price	%
Completed and pending transactions subject to non-refundable deposits, signed letters of intent, and/or sale agreement negotiations as of April 27, 2026	$151	5%
Identified and in process	2,181	75%
Additional projected	568	20%
2026 guidance midpoint for dispositions and sales of partial interests	$2,900

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2026	2

First Quarter Ended March 31, 2026 Financial and Operating Results (continued)
March 31, 2026

Occupancy and leasing progress on temporary vacancy

Operating occupancy as of December 31, 2025	90.9%
Reduction in occupancy related to previously disclosed 1Q26 key lease expirations	(1.9)	(1)
Other changes in occupancy	(1.3)	(2)
Operating occupancy as of March 31, 2026	87.7
Vacant space leased but not yet delivered	3.2	(3)
Operating occupancy as of March 31, 2026, including vacant space leased but not yet delivered	90.9%

(1)Represents previously disclosed key lease expirations aggregating 657,492 RSF, with a weighted-average lease expiration date of January 2026 and prior annual rental revenue of approximately $41.6 million. These vacant spaces are currently 48% leased or under negotiation and the remaining 52% is being actively marketed for re-lease.
(2)Includes i) 139,408 RSF, or 0.4%, resulting from spaces vacated by tenants winding down operations, which are being actively marketed for re-lease and ii) delivery of 50,531 vacant RSF, or 0.2%, at our 10075 Barnes
Canyon Road development project located at our SD Tech by Alexandria Megacampus.
(3)Represents temporary vacancies aggregating 1.1 million RSF, primarily in the Greater Boston, San Francisco
Bay Area, and Seattle markets, that are leased and expected to be occupied upon completion of building and/
or tenant improvements. The weighted-average expected delivery date is approximately September 2026, with expected annual rental revenue of approximately $68 million.
Key operating metrics

Operating metrics	1Q26
(dollars in millions)
Net operating income (cash basis)	$1,672	(1)
Decrease compared to 1Q25	(15.2)%	(2)

Same property performance:
Net operating income changes	(11.9)%	(3)
Net operating income changes (cash basis)	(11.7)%	(3)
Occupancy – current-period average	88.9%
Occupancy – same-period prior-year average	94.0%
(1)Quarter annualized.
(2)Change in net operating income (cash basis) reflects the impact of operating properties disposed of after
January 1, 2025. Excluding these dispositions, net operating income (cash basis), annualized, for the three months ended March 31, 2026, would have decreased by 8.9%.
(3)The quarter-over-quarter decline was due to a decrease in same property occupancy, primarily driven by the previously disclosed 2026 key lease expirations aggregating 657,492 RSF that became vacant during 1Q26, with a weighted-average lease expiration date of January 2026, and by vacancy in 4Q25 at one property aggregating 170,618 RSF at Alexandria Center® for Advanced Technologies – South San Francisco in our
South San Francisco submarket. We expect our same property performance to improve in 2H26, primarily due to changes in same property occupancy, including the anticipated delivery of 1.1 million RSF of vacant space that was leased but not yet delivered as of March 31, 2026, which has a weighted-average expected delivery date of approximately September 2026, and is expected to generate annual rental revenue of approximately
$68 million.
Continued successful reduction and management of general and administrative expenses
•General and administrative expenses for 1Q26 aggregated $34.7 million, which represents a decrease of $7.4 million, or 18%, compared to the quarterly average for 2024. For the trailing twelve months ended March 31, 2026, our general and administrative expenses as a percentage of net operating income were 6.0%, approximately half the average of other S&P
500 REITs for 2023-2025.
•In 2025, we achieved general and administrative expense reduction of $51.3 million, or 30%, compared to 2024, primarily as a result of cost-control and efficiency initiatives. Some of these cost savings were temporary, and we anticipate that approximately half of the cost reduction achieved in 2025 will continue in 2026.
Reduction of capital spend and funding needs
•We are evaluating the business and financial strategy for certain projects aggregating 1.6 million RSF to reduce future construction funding requirements within our active pipeline.
•Driven by demand for our Megacampuses and access to amenities at our 311 Arsenal
Street and 3000 Minuteman Road redevelopment projects, we executed letters of intent aggregating 242,408 RSF in April 2026. These letters of intent are for lower-cost alternative uses for all or a portion of these projects, including advanced technology. If we are successful in executing these potential leases, we expect to evaluate whether all or a portion of these projects will be placed back into operation without the need to further redevelop.
•Non-income-producing assets are 17% as a percentage of gross assets, a reduction of 3%
since 4Q24; targeting a further reduction to 11% to 16% by 4Q26.
Alexandria’s development and redevelopment pipeline is anticipated to deliver $92 million of incremental annual net operating income by 4Q26 primarily from projects that are 93% leased/
negotiating
•Annual net operating income (cash basis) from recently delivered projects is expected to increase by $25 million upon the burn-off of initial free rent, which has a weighted-average remaining period of approximately four months.
•77% of the RSF in our total development and redevelopment pipeline is within our
Megacampus ecosystems.

Development and Redevelopment Projects	Incremental Annual Net Operating Income		RSF		Leased/ Negotiating Percentage
(dollars in millions)
Expected to be placed into service:
2Q26 – 4Q26	$92	(1)	601,589	(2)	93%	(3)
2027 – 2028	93		1,258,004		68%
	$185
(1)Includes expected partial deliveries through 2026 from projects expected to stabilize in 2027-2028, including speculative future leasing that is not yet fully committed. Refer to the initial and stabilized occupancy years under “New Class A/A+ development and redevelopment properties: under construction” in the Supplemental
Information for additional details.
(2)Represents the RSF of projects expected to stabilize in 2026. Does not include RSF for partial deliveries through 2026 from projects expected to stabilize in 2027-2028.
(3)Represents the current leased/negotiating percentage of the 601,589 RSF of development and redevelopment projects that are expected to stabilize in 2026.

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2026	3

First Quarter Ended March 31, 2026 Financial and Operating Results (continued)
March 31, 2026

Key capital events
•In February 2026, we completed tender offers to repurchase an aggregate debt principal amount of $1.33 billion across a portion of our outstanding 4.00% Senior Notes due 2050,
3.00% Senior Notes due 2051, and 3.55% Senior Notes due 2052. Cash consideration paid was $952.2 million. In connection with the debt repurchase, we recognized a gain on early extinguishment of debt of $366.4 million, including the write-off of unamortized debt issuance costs and other transaction-related costs.
•We funded the repurchase as follows:
•$750.0 million through the issuance of 5.25% unsecured senior notes due 2036; and
•Approximately $200 million through short-term borrowings under our commercial paper program, which will be repaid through planned dispositions and sales of partial interests included in our 2026 guidance.
•The repurchase reduced debt and improved leverage by approximately 0.2x.
•This transaction did not have a significant impact to our funds from operations per share diluted, as adjusted, interest expense, or fixed-charge coverage ratio.
•Following this transaction, our weighted-average remaining term of debt as of 1Q26 is
10.0 years, which continues to be the longest among S&P 500 REITs.
•In January 2026 and April 2026, we repaid, upon maturity, $300.0 million of 4.30% unsecured senior notes payable and $350.0 million of 3.80% unsecured senior notes payable, respectively. These repayments were funded temporarily with borrowings under our commercial paper program, which will be repaid through planned dispositions and sales of partial interests included in our 2026 guidance. No gain or loss was incurred in connection with these repayments.
•Under our common stock repurchase program authorized in December 2025, we may repurchase up to $500.0 million of our common stock through December 31, 2026. As of
March 31, 2026, no shares have been repurchased.
Dividend strategy to share net cash flows from operating activities with stockholders while retaining a significant portion for reinvestment
•Common stock dividend declared of $0.72 per share for 1Q26, consistent with the preceding quarter. The declared dividend per common share reflects our commitment to maintaining the strength of our balance sheet, enhancing financial flexibility, preserving liquidity, and sharing cash flows with our stockholders.
•Significant net cash provided by operating activities, as adjusted, retained for reinvestment aggregating $2.60 billion for the years ended December 31, 2022 through 2025 and the midpoint of our 2026 guidance range.
•Dividend yield of 6.2% as of March 31, 2026 and dividend payout ratio of 42% for the three months ended March 31, 2026.
Investments
•As of March 31, 2026:
•Our non-real estate investments aggregated $1.54 billion.
•Unrealized gains presented in our consolidated balance sheet were $125.9 million, comprising gross unrealized gains and losses aggregating $191.5 million and $65.6 million, respectively.
•Investment loss of $4.6 million for 1Q26 presented in our consolidated statement of operations consisted of $18.2 million of realized gains, $10.3 million of unrealized losses, and
$12.4 million of impairment charges.

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2026	4

2026 Guidance
March 31, 2026
(Dollars in millions, except per share amounts)

Guidance for 2026 has been updated to reflect our current view of existing market conditions and assumptions for the year ending December 31, 2026. There can be no assurance that actual results will not be materially higher or lower than these expectations. Our guidance for 2026 is subject to a number of variables and uncertainties. Refer to our discussion of “forward-looking statements” on page 8 of the
Earnings Press Release as well as our SEC filings, including our most recent annual report on Form 10-K and any subsequent quarterly reports on Form 10-Q.

Projected 2026 Funds From Operations per Share Attributable to Alexandria’s Common Stockholders – Diluted	As of 4/27/26	As of 1/26/26	Key Changes

Funds from operations per share, as adjusted(1)	$6.30 to $6.50	$6.25 to $6.55	No change to midpoint; range narrowed by 10 cents
Midpoint	$6.40	$6.40

Key Credit Metrics Targets	As of 4/27/26	As of 1/26/26	Key Changes

Net debt and preferred stock to Adjusted EBITDA – 4Q26 annualized	5.6x to 6.2x	5.6x to 6.2x	No Change
Fixed-charge coverage ratio – 4Q26 annualized	3.6x to 4.1x	3.6x to 4.1x

	As of 4/27/26				As of 1/26/26 Midpoint
Key Sources and Uses of Capital	Range		Midpoint	Certain Completed Items
Sources of capital:
Reduction in debt	$(1,075)	$(2,275)	$(1,675)	See below	$(1,675)
Net cash provided by operating activities, as adjusted	475	575	525		525
Dispositions and sales of partial interests (refer to page 7)(2)	2,100	3,700	2,900	(2)	2,900
Total sources of capital	$1,500	$2,000	$1,750		$1,750
Uses of capital:
Construction	$1,500	$2,000	$1,750		$1,750
Total uses of capital	$1,500	$2,000	$1,750		$1,750
Reduction in debt (included above):
Repayment of unsecured notes payable with 2026 maturities(3)	$(650)	$(650)	$(650)	$(650)	$(650)
Tender offers for partial principal repayments of unsecured senior notes payable(4)	(952)	(952)	(952)	$(952)	—
Issuance of unsecured senior notes payable(4)	750	750	750	$750	—
Unsecured senior line of credit, commercial paper, and other	(223)	(1,423)	(823)		(1,025)
Reduction in debt	$(1,075)	$(2,275)	$(1,675)		$(1,675)

Refer to “Definitions and reconciliations” in the Supplemental Information for additional details on key credit metrics.
(1)Refer to “Funds from operations and funds from operations, as adjusted, attributable to Alexandria’s common stockholders” under “Definitions and reconciliations” in the Supplemental Information for additional details.
(2)We expect our dispositions and sales of partial interests for the year ending December 31, 2026 to consist of land, non-core assets, and core assets (primarily sales of partial interests). As of April 27, 2026, our share of pending dispositions subject to non-refundable deposits, signed letters of intent, or purchase and sale agreement negotiations aggregated $149.1 million. We have an additional $2.18 billion of dispositions and sales of partial interests identified and in process.
(3)In January 2026 and April 2026, we repaid, upon maturity, $300.0 million of 4.30% unsecured senior notes payable and $350.0 million of 3.80% unsecured senior notes payable, respectively. These repayments were funded temporarily with borrowings under our commercial paper program, which will be repaid through planned dispositions and sales of partial interests included in our 2026 guidance. No gain or loss was incurred in connection with these repayments.
(4)In February 2026, we completed tender offers to repurchase debt principal aggregating $1.33 billion across a portion of our outstanding 4.00% Senior Notes due 2050, 3.00% Senior Notes due 2051, and 3.55% Senior Notes due 2052 for
$952.2 million and recognized a gain on early extinguishment of debt of $366.4 million, including the write-off of unamortized debt issuance costs and other transaction-related costs. The tender offers were primarily funded through the issuance of $750.0 million unsecured senior notes payable, due 2036, with an interest rate of 5.25%. Refer to “Key capital events” in the Earnings Press Release for additional details.
Refer to “Key assumptions” on the following page.

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2026	5

2026 Guidance (continued)
March 31, 2026
(Dollars in millions)

	As of 4/27/26				As of 1/26/26		Key Changes to Midpoint
Key Assumptions	Low		High		Low	High
Occupancy of operating properties as of December 31, 2026	86.2%	(1)	87.8%	(1)	87.7%	89.3%	150 bps reduction(2)
Same property performance:
Net operating income changes	(10.5)%	(1)	(8.5)%	(1)	(9.5)%	(7.5)%	100 bps reduction(2)
Net operating income changes (cash basis)	(10.5)%	(1)	(8.5)%	(1)	(9.5)%	(7.5)%	100 bps reduction(2)
Lease renewals and re-leasing of space:
Rental rate changes	(9.0)%		(1.0)%		(2.0)%	6.0%	700 bps reduction(3)
Rental rate changes (cash basis)	(15.0)%		(7.0)%		(12.0)%	(4.0)%	300 bps reduction(3)
Straight-line rent revenue	$55		$85		$65	$95	$10 million reduction(3)
General and administrative expenses	$134		$154		$134	$154	No Change
Capitalization of interest	$225		$265		$225	$275	$5 million reduction(4)
Interest expense	$240		$280		$230	$280	$5 million increase(4)
Realized gains on non-real estate investments(5)	$60		$90		$60	$90	No Change

(1)Our guidance for operating occupancy percentage as of December 31, 2026 and for same property performance net operating income changes assumes an approximate 1% and 2% benefit, respectively, related to a range of assets with vacancy that could potentially be sold during 2026 and/or qualify for classification as held for sale by December 31, 2026, but that had not yet met such criteria as of March 31, 2026. Refer to the chart below for key drivers of the changes to certain key projected operating metrics and assumptions included in our 2026 guidance.
(2)Decline primarily relates to changes to a range of properties that could potentially be sold during 2026 that were assumed in our prior guidance. Refer to the chart below.
(3)Decline primarily related to the re-lease of two spaces subject to tenant wind-downs. Refer to the chart below.
(4)The $5 million reduction and corresponding $5 million increase to the midpoints of our guidance ranges for 2026 capitalized interest and 2026 interest expense, respectively, are primarily driven by the anticipated earlier completion of certain milestones on several projects. Refer to the discussion of 4Q26 funds from operations per share – diluted, as adjusted and “Capitalized interest” item on the following page, and “Capitalization of interest” in the Supplemental
Information for additional details.
(5)Represents realized gains and losses included in funds from operations per share – diluted, as adjusted. Excludes unrealized gains and losses and significant gains and impairments realized on non-real estate investments, if any. Refer to
“Investments” in the Supplemental Information for additional details.

	Occupancy of Operating Properties		Same Property Performance			Lease Renewals and Re-leasing of Space		Straight-Line Rent Revenue
Key Drivers of Changes to Certain 2026 Projected Operating Metrics and Assumptions	As of December 31, 2026	Benefit From Potential Held For Sale Assets(1)	Net Operating Income Changes	Net Operating Income Changes (Cash Basis)	Benefit From Potential Held For Sale Assets(1)	Rental Rate Changes	Rental Rate Changes (Cash Basis)
Guidance ranges as of 1/26/26	87.7% to 89.3%	2%	(9.5)% to (7.5)%	(9.5)% to (7.5)%	3%	(2.0)% to 6.0%	(12.0)% to (4.0)%	$65M to $95M

Changes to range of properties that could potentially be sold during 2026 that were assumed in prior 2026 guidance(1)	(1.3)	(1)	(1.0)	(1.0)	(1)	—	—	—
Primarily related to the re-lease of two spaces subject to tenant wind-downs(2)	(0.2)	—	—	—	—	(7.0)	(3.0)	(10) (3)
Total changes to 2026 guidance midpoints	(1.5)	(1)	(1.0)	(1.0)	(1)	(7.0)	(3.0)	(10)

Guidance ranges as of 4/27/26	86.2% to 87.8%	1%	(10.5)% to (8.5)%	(10.5)% to (8.5)%	2%	(9.0)% to (1.0)%	(15.0)% to (7.0)%	$55M to $85M

(1)Our prior guidance for occupancy percentage as of December 31, 2026 and 2026 same property performance net operating income changes assumed a benefit of approximately 2% and 3%, respectively, related to a range of assets with vacancy that could potentially be sold in 2026 and/or qualify for classification as held for sale by December 31, 2026 but had not yet met such criteria as of December 31, 2025. Our updated guidance for these metrics assumes a reduced benefit of approximately 1% and 2%, respectively, related to a range of assets with vacancy that could potentially be sold during 2026 and/or qualify for classification as held for sale by December 31, 2026, primarily due to our revised expectation that we may no longer sell as many assets with significant vacancy driven, in part, by positive leasing prospects for certain spaces that are currently vacant.
(2)Includes the impacts of i) one lease aggregating 81,220 RSF in our Torrey Pines submarket, for which we proactively addressed a tenant wind-down by terminating the existing lease and executing a new lease in April 2026 with a growth-
stage life science company advancing next-generation therapeutics to accommodate their expansion needs within our portfolio, with expected delivery in early 2027 following the completion of tenant improvements, and ii) one lease aggregating 47,719 RSF at 480 Arsenal Street in our Cambridge/Inner Suburbs submarket, with the space re-leased in 1Q26. Refer to "Leasing activity" in the Supplemental Information for additional details.
(3)Primarily attributable to the write-off of a deferred rent receivable in April 2026 of approximately $5 million in connection with the lease termination and a payment of $10.5 million from a tenant in our Torrey Pines submarket discussed in footnote 2 above.

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2026	6

2026 Guidance (continued)
March 31, 2026

4Q26 funds from operations per share – diluted, as adjusted

$1.73
1Q26
Actual
2Q26
Projected
3Q26
Projected
4Q26
Projected

Quarterly FFO Per Share – Diluted, As Adjusted

•On December 3, 2025, we provided guidance for our projected 4Q26 funds from operations per share – diluted, as adjusted, to be within
$1.40–$1.50
a range of $1.40 to $1.60 as part of our path forward. The decline in our quarterly FFO from 1Q26 to 4Q26 is due, in part, to projected dispositions and partial interest sales of land, non-core, and core properties aggregating $2.9 billion at our guidance midpoint, currently with a weighted-average projected completion date in August 2026.
•As of April 27, 2026, we continue to refine this guidance and currently expect to be within a range of $1.40 to $1.50. The updated range reflects an assumption for lower capitalized interest, and a corresponding increase in interest expense, in 4Q26 due to earlier than anticipated completion of construction/pre-construction milestones on several projects (refer to the “Capitalized interest” item below for additional details).
1)  Potential tenant wind-downs
•Our 2026 guidance includes a $25 million to $30 million reduction in funds from operations for potential tenant wind-downs, of which approximately $6 million was recognized in 1Q26.
•Based upon current market conditions, we estimate at least a similar level of reduction in funds from operations may be necessary through 2026 and beyond.
2)  Development-related other income
•During 1Q26, we recognized development fees and other related revenues of approximately $2.5 million, most of which are expected to cease by the end of 2026 as we complete the respective projects.
3)  Development and redevelopment projects under business and financial strategy evaluation
•We have five development and redevelopment projects for which the business and financial strategies continue to be evaluated, including whether to continue construction of laboratory improvements, pause construction, pursue lower-investment construction alternatives (including a pivot to advanced technology use), or disposition. Refer to “New Class A/A+ development and redevelopment properties:
under construction” in the Supplemental Information for additional details.
◦If we elect to continue to pursue construction of laboratory improvements for these projects, the earliest deliveries of these projects are in 2028.
◦If we elect to pursue lower-investment construction alternatives (including a pivot to advanced technology use), these projects could deliver earlier than 2028. The incremental capital required for alternative use construction, and corresponding rental rates earned, is generally lower compared to laboratory improvements.
4)  Capitalized interest
•For the three months ended March 31, 2026, average real estate basis capitalized of $6.86 billion comprised the following:
•$2.64 billion of active development and redevelopment of projects under construction that are expected to stabilize through 2028 and are 77% leased and repositioning projects;
•$1.28 billion of development and redevelopment projects for which we are evaluating the business and financial strategy with weighted-average critical key construction milestones by March 2027;
•$1.16 billion of land with weighted-average critical key pre-construction milestones by August 2026;
•$567.6 million of land with weighted-average critical key pre-construction milestones by April 2027; and
•$1.22 billion of land with critical key pre-construction milestones through 2028 and beyond.
•At each milestone date, we evaluate, on an asset-by-asset basis, whether to (i) proceed with additional pre-construction and/or construction activities based on leasing demand and/or market conditions,
(ii) pause future investments, or (iii) consider the potential dispositions of these real estate assets. If we cease activities necessary to prepare a project for its intended use, costs related to such project, including interest, payroll, property taxes, insurance, and other costs directly related and essential to the construction of Class A/A+ properties, are expensed as incurred. Annualized capitalized operating expenses and payroll represent approximately 2% and 1%, respectively, of the total average real estate basis subject to capitalization for 1Q26.
•We expect average real estate basis capitalized to decrease from $6.86 billion for 1Q26 to a range from $3.8 billion to $5.3 billion for 4Q26, driven by potential dispositions, deliveries of development and redevelopment, and pauses in construction/pre-construction activities. The estimated range for 4Q26 represents a $200 million reduction (at the midpoint) in the projected range from $4.0 billion to $5.5 billion initially disclosed on December 3, 2025. Refer to "Capitalization of interest" in the Supplemental Information for additional details.
5)  Key lease expirations
•We estimate 1.5 million RSF of leases expiring in 2027, with approximately $97.4 million of annual rental revenue, to have 6 to 24 months of downtime on a weighted-average basis. These expirations have a weighted-average contractual lease expiration date of February 2027. 2027 expirations increased from the prior quarter primarily due to one expiration of a 232,902 RSF single-tenant lease at our
Alexandria Center® for Life Science – Waltham Megacampus with approximately $27.0 million of annual rental revenue, for which we no longer expect the tenant to renew. While our initial acquisition underwriting assumed this tenant would eventually relocate to another submarket, the relocation by the tenant is expected to occur earlier than previously anticipated. Refer to “Contractual lease expirations” in the Supplemental Information for additional details.
6)  Construction spending
•We are currently evaluating our future construction spending estimates beyond 2026, and a number of factors could cause our preliminary estimates for the period beyond 2026 to change as we refine our estimates over the course of the year. We estimate our annual construction spending beyond 2026 could decline by approximately $500 million, subject to market conditions, and is expected to primarily focus on, i) construction spending required to complete our development and redevelopment projects that are expected to stabilize through 2028 and are 77% leased, and ii) revenue- and non-revenue-
enhancing capital expenditures, in order to secure leasing of vacant space and renewals and re-leasing of space at our operating properties.
We expect to introduce 2027 guidance and related assumptions at our Investor Day on December 2, 2026, consistent with our historical practice.

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2026	7

Dispositions and Sales of Partial Interests
March 31, 2026
(Dollars in thousands)

	Price (Our Share)	Gain on Sales of Real Estate
Property
Completed in April 2026	$2,250	$—
Our share of pending transactions subject to non-refundable deposits, signed letters of intent, and/or purchase and sale agreement negotiations	149,106
Completed and pending 2026 dispositions as of April 27, 2026	151,356

Dispositions and sales of partial interests identified and in process	2,181,275
Additional projected	567,369
	$2,900,000

2026 guidance range for dispositions and sales of partial interests	$2,100,000 – $3,700,000
Midpoint	$2,900,000
Weighted-average projected disposition and sales of partial interests date	August 2026

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2026	8

Earnings Call Information and About the Company
March 31, 2026

We will host a conference call on Tuesday, April 28, 2026, at 2:00 p.m. Eastern Time (“ET”)/11:00 a.m. Pacific Time (“PT”), which is open to the general public, to discuss our financial and operating results for the first quarter ended March 31, 2026. To participate in this conference call, dial (833) 366-1125 or (412) 902-6738 shortly before 2:00 p.m. ET/11:00 a.m. PT and ask the operator to join the call for Alexandria
Real Estate Equities, Inc. The audio webcast can be accessed at www.are.com in the “For Investors” section. A replay of the call will be available for a limited time from 4:00 p.m. ET/1:00 p.m. PT on Tuesday,
April 28, 2026. The replay number is (855) 669-9658 or (412) 317-0088, and the access code is 8933833.
Additionally, a copy of this Earnings Press Release and Supplemental Information for the first quarter ended March 31, 2026 is available in the “For Investors” section of our website at www.are.com or by following this link: https://www.are.com/fs/2026q1.pdf.
For any questions, please contact corporateinformation@are.com; Joel S. Marcus, executive chairman and founder; Peter M. Moglia, chief executive officer and chief investment officer; Marc E. Binda, chief financial officer and treasurer; or Paula Schwartz, managing director of Rx Communications Group, at (917) 633-7790.
About the Company
Alexandria Real Estate Equities, Inc. (NYSE: ARE), an S&P 500® company, is a best-in-class, mission-driven life science REIT making a positive and lasting impact on the world. With our founding in 1994,
Alexandria pioneered the life science real estate niche. Alexandria is the preeminent and longest-tenured owner, operator, and developer of collaborative Megacampus ecosystems in AAA life science innovation cluster locations, including Greater Boston, the San Francisco Bay Area, San Diego, Seattle, Maryland, Research Triangle, and New York City. As of March 31, 2026, Alexandria has a total market capitalization of
$20.44 billion and an asset base that includes 35.8 million RSF of operating properties and 3.4 million RSF of Class A/A+ properties undergoing construction. Alexandria has a long-standing and proven track record of developing Class A/A+ properties clustered in highly dynamic and collaborative Megacampus environments that enhance our tenants’ ability to successfully recruit and retain world-class talent and inspire productivity, efficiency, creativity, and success. Alexandria also provides strategic capital to transformative life science companies through our venture capital platform. We believe our unique business model and diligent underwriting ensure a high-quality and diverse tenant base that results in higher occupancy levels, longer lease terms, higher rental income, higher returns, and greater long-term asset value. For more information on Alexandria, please visit www.are.com.
Forward-Looking Statements
This document includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.
Such forward-looking statements include, without limitation, statements regarding our projected 2026 funds from operations per share, projected 2026 funds from operations per share, as adjusted, projected net operating income, and our projected sources and uses of capital. You can identify the forward-looking statements by their use of forward-looking words, such as “forecast,” “guidance,” “goals,” “projects,” “estimates,”
“anticipates,” “believes,” “expects,” “intends,” “may,” “plans,” “seeks,” “should,” “targets,” or “will,” or the negative of those words or similar words. These forward-looking statements are based on our current expectations, beliefs, projections, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts, as well as a number of assumptions concerning future events. There can be no assurance that actual results will not be materially higher or lower than these expectations. These statements are subject to risks, uncertainties, assumptions, and other important factors that could cause actual results to differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, without limitation, our failure to obtain capital (debt, construction financing, and/or equity) or refinance debt maturities, lower than expected yields, increased interest rates and operating costs, adverse economic or real estate developments in our markets, our failure to successfully place into service and lease any properties undergoing development or redevelopment and our existing space held for future development or redevelopment (including new properties acquired for that purpose), our failure to successfully operate or lease acquired properties, decreased rental rates, increased vacancy rates or failure to renew or replace expiring leases, defaults on or non-renewal of leases by tenants, adverse general and local economic conditions, an unfavorable capital market environment, decreased leasing activity or lease renewals, failure to obtain LEED and other healthy building certifications and efficiencies, and other risks and uncertainties detailed in our filings with the Securities and Exchange Commission (“SEC”). Accordingly, you are cautioned not to place undue reliance on such forward-looking statements. All forward-looking statements are made as of the date of this Earnings Press Release and Supplemental Information, and unless otherwise stated, we assume no obligation to update this information and expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. For more discussion relating to risks and uncertainties that could cause actual results to differ materially from those anticipated in our forward-looking statements, and risks to our business in general, please refer to our SEC filings, including our most recent annual report on Form 10-K and any subsequent quarterly reports on Form 10-Q.
This document is not an offer to sell or a solicitation to buy securities of Alexandria Real Estate Equities, Inc. Any offers to sell or solicitations to buy our securities shall be made only by means of a prospectus approved for that purpose. Unless otherwise indicated, the “Company,” “Alexandria,” “ARE,” “we,” “us,” and “our” refer to Alexandria Real Estate Equities, Inc. and our consolidated subsidiaries.
Alexandria®, Lighthouse Design® logo, Building the Future of Life-Changing Innovation®, That’s What’s in Our DNA®, Megacampus™, At the Vanguard and Heart of the Life Science Ecosystem™, Alexandria
Center®, Alexandria Technology Square®, Alexandria Technology Center®, and Alexandria Innovation Center® are copyrights and trademarks of Alexandria Real Estate Equities, Inc. All other company names, trademarks, and logos referenced herein are the property of their respective owners.

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2026	9

Consolidated Statements of Operations
March 31, 2026
(Dollars in thousands, except per share amounts)

	Three Months Ended
	3/31/26		12/31/25		9/30/25	6/30/25	3/31/25
Revenues:
Income from rentals	$653,013	(1)	$728,872		$735,849	$737,279	$743,175
Other income	18,009	(2)	25,542	(3)	16,095	24,761	14,983
Total revenues	671,022		754,414		751,944	762,040	758,158

Expenses:
Rental operations	224,142		232,543		239,234	224,433	226,395
General and administrative	34,685		28,020		29,224	29,128	30,675
Interest	64,584		65,674		54,852	55,296	50,876
Depreciation and amortization	305,441		322,063		340,230	346,123	342,062
Impairment of real estate	5,499		1,717,188		323,870	129,606	32,154
Total expenses	634,351		2,365,488		987,410	784,586	682,162

Equity in (losses) earnings of unconsolidated real estate joint ventures	(147)		(304)		201	(9,021)	(507)
Investment (loss) income	(4,582)		(3,890)		28,161	(30,622)	(49,992)
Gain (loss) on early extinguishment of debt	366,435		—		(107)	—	—
Gain on sales of real estate	—		619,914		9,366	—	13,165
Net income (loss)	398,377		(995,354)		(197,845)	(62,189)	38,662
Net income attributable to noncontrolling interests	(36,724)		(85,521)		(34,909)	(44,813)	(47,601)
Net income (loss) attributable to Alexandria Real Estate Equities, Inc.’s stockholders	361,653		(1,080,875)		(232,754)	(107,002)	(8,939)
Net income attributable to unvested restricted stock awards	(2,779)		(965)		(2,183)	(2,609)	(2,660)
Net income (loss) attributable to Alexandria Real Estate Equities, Inc.’s common stockholders	$358,874		$(1,081,840)		$(234,937)	$(109,611)	$(11,599)

Net income (loss) per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders:
Basic	$2.10		$(6.35)		$(1.38)	$(0.64)	$(0.07)
Diluted	$2.10		$(6.35)		$(1.38)	$(0.64)	$(0.07)

Weighted-average shares of common stock outstanding:
Basic	170,598		170,394		170,181	170,135	170,522
Diluted	170,867		170,394		170,181	170,135	170,522

Dividends declared per share of common stock	$0.72		$0.72		$1.32	$1.32	$1.32
(1)The decline from 4Q25 is primarily attributable to: i) the disposition of operating properties subsequent to October 1, 2025, ii) previously disclosed 2026 key lease expirations aggregating 657,492 RSF, that became vacant during 1Q26, with a weighted-average lease expiration date of January 2026 and prior annual rental revenue of approximately $41.6 million, and iii) rental revenue of $11.4 million recognized during 4Q25, primarily related to a termination fee, net of the deferred rent balances written off, at a property in our South San Francisco submarket that is now vacant and has been fully re-leased, with occupancy expected to commence in 3Q26.
(2)During 1Q26, we recognized certain development fees and other related revenues included in other income aggregating approximately $2.5 million, most of which we expect to cease by the end of 2026 as we complete the related projects.
(3)Includes an asset management fee of $7.0 million recognized in 4Q25, which was paid by our joint venture partner in connection with the disposition of 409 and 499 Illinois Street in the Mission Bay submarket.

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2026	10

Consolidated Balance Sheets
March 31, 2026
(In thousands)

	3/31/26	12/31/25	9/30/25	6/30/25	3/31/25
Assets
Investments in real estate	$28,830,116	$28,689,996	$31,743,917	$32,160,600	$32,121,712
Investments in unconsolidated real estate joint ventures	30,520	30,677	39,601	40,234	50,086
Cash and cash equivalents	418,720	549,062	579,474	520,545	476,430
Restricted cash	4,665	4,693	4,705	7,403	7,324
Tenant receivables	7,362	6,672	6,409	6,267	6,875
Deferred rent	1,200,047	1,179,403	1,257,378	1,232,719	1,210,584
Deferred leasing costs	456,405	458,311	505,241	491,074	489,287
Investments	1,536,419	1,501,249	1,537,638	1,476,696	1,479,688
Other assets	1,683,143	1,661,772	1,700,785	1,688,091	1,758,442
Total assets	$34,167,397	$34,081,835	$37,375,148	$37,623,629	$37,600,428

Liabilities, Noncontrolling Interests, and Equity
Secured notes payable	$—	$—	$—	$153,500	$150,807
Unsecured senior notes payable	11,166,009	12,047,394	12,044,999	12,042,607	12,640,144
Unsecured senior line of credit and commercial paper	1,353,986	353,161	1,548,542	1,097,993	299,883
Accounts payable, accrued expenses, and other liabilities	2,154,782	2,397,073	2,432,726	2,360,840	2,281,414
Dividends payable	128,880	127,771	230,603	229,686	228,622
Total liabilities	14,803,657	14,925,399	16,256,870	15,884,626	15,600,870

Commitments and contingencies

Redeemable noncontrolling interests	9,234	58,788	58,662	9,612	9,612

Alexandria Real Estate Equities, Inc.’s stockholders’ equity:
Common stock	1,707	1,705	1,703	1,701	1,701
Additional paid-in capital	15,763,321	15,497,760	16,669,802	17,200,949	17,509,148
Accumulated other comprehensive loss	(30,936)	(29,395)	(32,203)	(27,415)	(46,202)
Alexandria Real Estate Equities, Inc.’s stockholders’ equity	15,734,092	15,470,070	16,639,302	17,175,235	17,464,647
Noncontrolling interests	3,620,414	3,627,578	4,420,314	4,554,156	4,525,299
Total equity	19,354,506	19,097,648	21,059,616	21,729,391	21,989,946
Total liabilities, noncontrolling interests, and equity	$34,167,397	$34,081,835	$37,375,148	$37,623,629	$37,600,428

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2026	11

Funds From Operations and Funds From Operations per Share
March 31, 2026
(In thousands)

The following table presents a reconciliation of net income (loss) attributable to Alexandria’s common stockholders, the most directly comparable financial measure presented in accordance with U.S. generally accepted accounting principles (“GAAP”), including our share of amounts from consolidated and unconsolidated real estate joint ventures, to funds from operations attributable to
Alexandria’s common stockholders – diluted, and funds from operations attributable to Alexandria’s common stockholders – diluted, as adjusted, for the periods below:

	Three Months Ended
	3/31/26		12/31/25	9/30/25	6/30/25	3/31/25
Net income (loss) attributable to Alexandria’s common stockholders – basic and diluted	$358,874		$(1,081,840)	$(234,937)	$(109,611)	$(11,599)
Depreciation and amortization of real estate assets	303,296		319,865	338,182	343,729	339,381
Noncontrolling share of depreciation and amortization from consolidated real estate JVs	(29,473)		(39,942)	(45,327)	(36,047)	(33,411)
Our share of depreciation and amortization from unconsolidated real estate JVs	914		855	852	942	1,054
Gain on sales of real estate	—		(307,132)	(9,824)	—	(13,165)
Impairment of real estate – rental properties and land	5,499	(1)	1,439,303	323,870	131,090	—
Allocation to unvested restricted stock awards	(2,181)		(1,903)	(1,648)	(1,222)	(686)
Funds from operations attributable to Alexandria’s common stockholders – diluted(2)	636,929		329,206	371,168	328,881	281,574
Unrealized losses (gains) on non-real estate investments	10,332		(98,548)	(18,515)	21,938	68,145
Significant realized losses on non-real estate investments	—		103,329	—	—	—
Impairment of non-real estate investments	12,448	(3)	20,181	25,139	39,216	11,180
Impairment of real estate	—		12,619	—	7,189	32,154
(Gain) loss on early extinguishment of debt	(366,435)	(4)	—	107	—	—
Acceleration of stock compensation expense due to executive officer resignation	—		2,455	—	—	—
(Decrease) increase in provision for expected credit losses on financial instruments	—		(341)	—	—	285
Allocation to unvested restricted stock awards	2,674		(363)	(74)	(794)	(1,329)
Funds from operations attributable to Alexandria’s common stockholders – diluted, as adjusted	$295,948		$368,538	$377,825	$396,430	$392,009

Refer to “Definitions and reconciliations” in the Supplemental Information for additional details.
(1)Primarily represents an incremental impairment charge recognized in 1Q26 in connection with the amendment of the sales agreement for our Canada portfolio, which was classified as held for sale as of December 31, 2025.
(2)Calculated in accordance with standards established by the Nareit Board of Governors.
(3)Primarily related to two non-real estate investments in privately held entities that do not report NAV.
(4)In February 2026, we completed tender offers to repurchase debt principal aggregating $1.33 billion across a portion of our outstanding 4.00% Senior Notes due 2050, 3.00% Senior Notes due 2051, and 3.55% Senior Notes due 2052 for
$952.2 million. The gain includes the write-off of unamortized debt issuance costs and other transaction-related costs.

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2026	12

Funds From Operations and Funds From Operations per Share (continued)
March 31, 2026
(In thousands, except per share amounts)

The following table presents a reconciliation of net income (loss) per share attributable to Alexandria’s common stockholders, the most directly comparable financial measure presented in accordance with GAAP, including our share of amounts from consolidated and unconsolidated real estate joint ventures, to funds from operations per share attributable to Alexandria’s common stockholders – diluted, and funds from operations per share attributable to Alexandria’s common stockholders – diluted, as adjusted, for the periods below. Per share amounts may not add due to rounding.

	Three Months Ended
	3/31/26	12/31/25	9/30/25	6/30/25	3/31/25
Net income (loss) per share attributable to Alexandria’s common stockholders – diluted	$2.10	$(6.35)	$(1.38)	$(0.64)	$(0.07)
Depreciation and amortization of real estate assets	1.61	1.65	1.73	1.81	1.80
Gain on sales of real estate	—	(1.80)	(0.06)	—	(0.08)
Impairment of real estate – rental properties and land	0.03	8.45	1.90	0.77	—
Allocation to unvested restricted stock awards	(0.01)	(0.02)	(0.01)	(0.01)	—
Funds from operations per share attributable to Alexandria’s common stockholders – diluted	3.73	1.93	2.18	1.93	1.65
Unrealized losses (gains) on non-real estate investments	0.06	(0.58)	(0.11)	0.13	0.40
Significant realized losses on non-real estate investments	—	0.61	—	—	—
Impairment of non-real estate investments	0.07	0.12	0.15	0.23	0.07
Impairment of real estate	—	0.07	—	0.04	0.19
(Gain) loss on early extinguishment of debt	(2.14)	—	—	—	—
Acceleration of stock compensation expense due to executive officer resignation	—	0.01	—	—	—
Allocation to unvested restricted stock awards	0.01	—	—	—	(0.01)
Funds from operations per share attributable to Alexandria’s common stockholders – diluted, as adjusted	$1.73	$2.16	$2.22	$2.33	$2.30

Weighted-average shares of common stock outstanding – diluted
Earnings per share – diluted	170,867	170,394	170,181	170,135	170,522
Funds from operations – diluted, per share	170,867	170,504	170,305	170,192	170,599
Funds from operations – diluted, as adjusted, per share	170,867	170,504	170,305	170,192	170,599
Refer to “Definitions and reconciliations” in the Supplemental Information for additional details.

SUPPLEMENTAL
INFORMATION

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2026	14

Company Profile
March 31, 2026

Alexandria Real Estate Equities, Inc. (NYSE: ARE), an S&P 500® company, is a best-in-class, mission-driven life science REIT making a positive and lasting impact on the world. With our founding in 1994, Alexandria pioneered the life science real estate niche.
Alexandria is the preeminent and longest-tenured owner, operator, and developer of collaborative Megacampus ecosystems in AAA life science innovation cluster locations, including Greater Boston, the San Francisco Bay Area, San Diego, Seattle, Maryland,
Research Triangle, and New York City.
As of March 31, 2026, Alexandria has a total market capitalization of
$20.44 billion and an asset base that includes 35.8 million RSF of operating properties and
3.4 million RSF of Class A/A+ properties undergoing construction.
Alexandria has a long-standing and proven track record of developing Class A/A+
properties clustered in highly dynamic and collaborative Megacampus environments that enhance our tenants’ ability to successfully recruit and retain world-class talent and inspire productivity, efficiency, creativity, and success.
Alexandria also provides strategic capital to transformative life science companies through our venture capital platform. We believe our unique business model and diligent underwriting ensure a high-quality and diverse tenant base that results in higher occupancy levels, longer lease terms, higher rental income, higher returns, and greater long-term asset value. For more information on Alexandria, please visit
www.are.com.
Tenant base
Alexandria is known for our high-quality and diverse tenant base, with 55% of our annual rental revenue being generated from tenants that are investment-grade rated or publicly traded large cap companies. The quality, diversity, breadth, and depth of our significant relationships with our tenants provide Alexandria with high-quality and stable cash flows. Alexandria’s underwriting team and long-term industry relationships positively distinguish us from all other publicly traded REITs and real estate companies.
Executive and senior management team
Alexandria’s executive and senior management team has unique experience and expertise in creating, owning, and operating highly dynamic and collaborative
Megacampus real estate in key life science cluster locations to catalyze innovation. From design to development to the management of our high-quality, sustainable real estate, as well as our ongoing cultivation of collaborative environments with unique amenities and events, the Alexandria team has a best-in-class reputation of excellence in life science real estate. Alexandria’s highly experienced management team includes regional market directors with leading reputations and long-standing relationships within the life science communities in their respective innovation clusters. We believe that our experience, expertise, reputation, and key relationships in the real estate and life science industries provide Alexandria significant competitive advantages in attracting new business opportunities.
Alexandria’s executive and senior management team consists of 70 individuals averaging 23 years of real estate experience, including 13 years with Alexandria. Our executive management team alone averages 16 years with Alexandria.

EXECUTIVE MANAGEMENT TEAM

Joel S. Marcus	Peter M. Moglia
Executive Chairman & Founder	Chief Executive Officer & Chief Investment Officer

Marc E. Binda	Hunter L. Kass
Chief Financial Officer & Treasurer	Co-President & Regional Market Director – Greater Boston

Hart Cole	Joseph Hakman
Co-President & Co-Regional Market Director – Seattle	Co-Chief Operating Officer & Chief Strategic Transactions Officer

Lawrence J. Diamond	Blake L. Stevens
Co-Chief Operating Officer & Regional Market Director – Maryland	EVP – Regional Market Director – Research Triangle

Bret E. Gossett	Jesse J. Nelson
EVP – Co-Regional Market Director & Head of Leasing – San Diego	EVP – Regional Market Director – San Francisco

Joshua J. Mitchell	Michael E. Boss
EVP – Regional Market Director – New York	EVP – Co-Regional Market Director – San Diego

Hallie E. Kuhn	Jenna R. Foger
EVP – Capital Markets & Co-Lead – Life Science	EVP – Co-Lead – Life Science

Jackie B. Clem	Andres R. Gavinet
General Counsel & Secretary	Chief Accounting Officer

Onn C. Lee	Kristina A. Fukuzaki-Carlson
EVP – Accounting	EVP – Business Operations

Madeleine T. Alsbrook	Gregory C. Thomas
EVP – Talent Management	EVP – Chief Technology Officer

Gary D. Dean
EVP – Real Estate Legal Affairs

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2026	15

Investor Information
March 31, 2026

Corporate Headquarters	New York Stock Exchange Trading Symbol	Information Requests
26 North Euclid Avenue	Common stock: ARE	Phone:	(626) 578-0777
Pasadena, California 91101		Email:	corporateinformation@are.com
www.are.com		Website:	investor.are.com

Equity Research Coverage

Alexandria is currently covered by the following research analysts. This list may be incomplete and is subject to change as firms initiate or discontinue coverage of our company.
Please note that any opinions, estimates, or forecasts regarding our historical or predicted performance made by these analysts are theirs alone and do not represent opinions, estimates, or forecasts of Alexandria or our management. Alexandria does not, by our reference or distribution of the information below, imply our endorsement of or concurrence with any opinions, estimates, or forecasts of these analysts. Interested persons may obtain copies of analysts’ reports on their own as we do not distribute these reports. Several of these firms may, from time to time, own our stock and/or hold other long or short positions in our stock and may provide compensated services to us.

BMO	CFRA	Goldman Sachs	Morgan Stanley & Co. LLC
John Kim / Juan Sanabria	Nathan Schmidt	Julien Blouin / Ryan Treais	Ronald Kamdem / Derrick Metzler
(212) 885-4115 / (312) 845-4074	(646) 517-1144	(415) 393-7638 / (415) 249-7061	(212) 296-8319 / (212) 761-3366

BNP Paribas Exane	Citigroup Global Markets Inc.	Green Street	RBC Capital Markets
Nate Crossett / Monir Koummal	Nicholas Joseph / Seth Bergey	Dylan Burzinski	Michael Carroll / Henry Newell
(646) 342-1588 / (646) 342-1554	(212) 816-1909 / (212) 816-2066	(949) 640-8780	(440) 715-2649 / (440) 715-2651

BofA Securities	Citizens	J.P. Morgan Securities LLC	Robert W. Baird & Co. Incorporated
Farrell Granath / Julieta Michelin	Aaron Hecht / Linda Fu	Anthony Paolone	Wesley Golladay / Nicholas Thillman
(646) 855-1351 / (646) 855-1898	(415) 835-3963 / (415) 869-4411	(212) 622-6682	(216) 737-7510 / (414) 298-5053

BTIG, LLC	Deutsche Bank AG	Jefferies
Tom Catherwood / Michael Tompkins	Tayo Okusanya / Samuel Ohiomah	Joe Dickstein / Katie Elders
(212) 738-6140 / (212) 527-3566	(212) 250-9284 / (212) 250-0057	(212) 778-8771 / (917) 421-1968

Cantor Fitzgerald	Evercore ISI	Mizuho Securities USA LLC
Richard Anderson / Jeffrey Carr	Steve Sakwa / James Kammert	Vikram Malhotra / Jyoti Yadav
(929) 441-6927 / (929) 709-0434	(212) 446-9462 / (312) 705-4233	(212) 282-3827 / (212) 471-2683

Fixed Income Research Coverage		Rating Agencies
Barclays Capital Inc.	J.P. Morgan Securities LLC	Moody’s Ratings	S&P Global Ratings
Srinjoy Banerjee / Ishaan Pandya	Mark Streeter / Tyler Schachner	(212) 553-0376	Michael Souers
(212) 526-3521 / (212) 526-2970	(212) 834-5086 / (212) 834-2238		(212) 438-2508

CreditSights	Mizuho Securities USA LLC
Nicholas Moglia	Thierry Perrein
(212) 340-3886	(212) 205-7665

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2026	16

Financial and Asset Base Highlights
March 31, 2026
(Dollars in thousands, except per share amounts)

	Three Months Ended (unless stated otherwise)
	3/31/26		12/31/25	9/30/25	6/30/25	3/31/25
Selected financial data from consolidated financial statements and related information
Rental revenues	$474,786	(1)	$538,330	$541,070	$553,377	$552,112
Tenant recoveries	$178,227		$190,542	$194,779	$183,902	$191,063
General and administrative expenses	$34,685		$28,020	$29,224	$29,128	$30,675
General and administrative expenses as a percentage of net operating income – trailing 12 months	6.0%		5.6%	5.7%	6.3%	6.9%
Operating margin	67%		69%	68%	71%	70%
Adjusted EBITDA margin	66%		70%	71%	71%	71%
Adjusted EBITDA – quarter annualized	$1,778,012		$2,097,444	$2,130,008	$2,174,160	$2,165,632
Adjusted EBITDA – trailing 12 months	$2,044,906		$2,141,811	$2,185,820	$2,208,226	$2,218,722

Net debt at end of period	$12,165,681		$11,921,114	$13,085,745	$12,844,726	$12,687,856
Net debt and preferred stock to Adjusted EBITDA – quarter annualized	6.8x		5.7x	6.1x	5.9x	5.9x
Net debt and preferred stock to Adjusted EBITDA – trailing 12 months	5.9x		5.6x	6.0x	5.8x	5.7x

Total debt and preferred stock at end of period	$12,519,995		$12,400,555	$13,593,541	$13,294,100	$13,090,834
Gross assets at end of period	$40,561,055		$40,209,360	$43,791,893	$43,770,007	$43,486,989
Total debt and preferred stock to gross assets at end of period	31%		31%	31%	30%	30%

Fixed-charge coverage ratio – quarter annualized	3.4x		3.7x	3.9x	4.1x	4.3x
Fixed-charge coverage ratio – trailing 12 months	3.8x		4.0x	4.1x	4.3x	4.4x
Unencumbered net operating income as a percentage of total net operating income	100.0%		100.0%	100.0%	99.7%	99.8%

Closing stock price at end of period	$46.42		$48.94	$83.34	$72.63	$92.51
Common shares outstanding (in thousands) at end of period	170,712		170,538	170,339	170,146	170,130
Total equity capitalization at end of period	$7,924,465		$8,346,123	$14,196,059	$12,357,709	$15,738,715
Total market capitalization at end of period	$20,444,460		$20,746,678	$27,789,600	$25,651,809	$28,829,549

Dividend per share – quarter/annualized	$0.72/$2.88		$0.72/$2.88	$1.32/$5.28	$1.32/$5.28	$1.32/$5.28
Dividend payout ratio for the quarter	42%		33%	60%	57%	57%
Dividend yield – annualized	6.2%		5.9%	6.3%	7.3%	5.7%

Amounts related to operating leases:
Operating lease liabilities at end of period	$358,610		$360,543	$361,986	$363,419	$371,412
Rent expense	$7,658		$8,566	$10,645	$12,139	$11,666

Capitalized interest	$69,973		$81,845	$86,091	$82,423	$80,065
Average real estate basis capitalized during the period	$6,860,098		$8,046,984	$8,407,332	$8,107,180	$8,026,566
Weighted-average interest rate for capitalization of interest during the period	4.08%		4.07%	4.10%	4.07%	3.99%
Refer to “Definitions and reconciliations” in the Supplemental Information for additional details.
(1)The decline from 4Q25 is primarily attributable to i) the disposition of operating properties subsequent to October 1, 2025, ii) key lease expirations aggregating 657,492 RSF, with a weighted-average lease expiration date of
January 2026 and prior annual rental revenue of approximately $41.6 million, and iii) rental revenue of $11.4 million recognized during 4Q25, primarily related to a termination fee, net of the deferred rent balances written off, at a property in our South San Francisco submarket that is now vacant and has been fully re-leased, with occupancy expected to commence in 3Q26.

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Financial and Asset Base Highlights (continued)
March 31, 2026
(Dollars in thousands, except annual rental revenue per occupied RSF amounts)

	Three Months Ended (unless stated otherwise)
	3/31/26		12/31/25	9/30/25	6/30/25	3/31/25
Amounts included in funds from operations and non-revenue-enhancing capital expenditures
Straight-line rent revenue	$17,862		$14,096	$18,821	$18,536	$22,023
Amortization of acquired below-market leases	$5,615		$5,889	$6,456	$10,196	$15,222
Amortization of deferred revenue related to tenant-funded and -built landlord improvements	$5,405		$5,264	$5,455	$2,401	$1,651
Straight-line rent expense on ground leases	$155		$116	$114	$87	$149
Cash payment for ground lease extension	$—		$—	$—	$—	$(135,000)
Stock compensation expense	$11,032		$8,232	$10,293	$12,530	$10,064
Amortization of loan fees	$4,428		$4,481	$4,505	$4,615	$4,691
Amortization of debt discounts	$320		$327	$325	$335	$349
Non-revenue-enhancing capital expenditures:
Building improvements	$3,357		$4,372	$3,948	$4,622	$3,789
Tenant improvements and leasing commissions	$22,811		$26,494	$16,707	$23,971	$73,483
Funds from operations attributable to noncontrolling interests	$66,197		$77,922	$80,236	$80,860	$81,012
Operating statistics and related information (at end of period)
Number of properties	339		340	375	384	386
RSF (including development and redevelopment projects under construction)	39,260,168		39,449,372	42,887,964	43,699,922	43,687,343
Total square footage	59,377,267		59,382,079	66,417,026	67,220,337	68,518,184
Annual rental revenue per occupied RSF	$59.91		$59.97	$58.94	$58.68	$58.38
Occupancy of operating properties	87.7%	(1)	90.9%	90.6%	90.8%	91.7%
Occupancy of operating and redevelopment properties	84.1%		86.9%	85.8%	86.2%	86.9%
Weighted-average remaining lease term (in years)	7.5		7.5	7.5	7.4	7.6
Total leasing activity – RSF	647,356		1,220,944	1,171,344	769,815	1,030,553
Lease renewals and re-leasing of space – change in new rental rates over expiring rates:
Rental rate changes	(15.0)%	(2)	(9.9)%	15.2%	5.5%	18.5%
Rental rate changes (cash basis)	(15.8)%	(2)	(5.2)%	6.1%	6.1%	7.5%
RSF (included in total leasing activity above)	380,687		821,289	354,367	483,409	884,408
Previously vacant leasing activity – RSF	148,734		393,376	256,633	154,638	139,715
Developed/redeveloped leasing activity – RSF	117,935		6,279	560,344	131,768	6,430
Top 20 tenants:
Annual rental revenue	$725,681		$725,559	$768,528	$795,244	$754,354
Annual rental revenue from investment-grade or publicly traded large cap tenants	87%		84%	90%	89%	87%
Weighted-average remaining lease term (in years)	9.9		9.7	9.4	9.4	9.6
Same property performance – percentage change over comparable quarter from prior year:
Net operating income changes	(11.9)%	(3)	(6.0)%	(6.0)%	(5.4)%	(3.1)%
Net operating income changes (cash basis)	(11.7)%	(3)	(1.7)%	(3.1)%	2.0%	5.1%

Refer to “Definitions and reconciliations” in the Supplemental Information for additional details.
(1)Refer to page 2 in the Earnings Press Release and “Summary of properties and occupancy” in the Supplemental Information for additional details.
(2)Refer to “Leasing activity” in the Supplemental Information for additional details.
(3)Refer to “Same property performance” in the Supplemental Information for additional details.

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High-Quality and Diverse Client Base
March 31, 2026

Stable Cash Flows From Our High-Quality and Diverse Mix of Tenants

Investment-Grade or Publicly Traded Large Cap Tenants
87%

of ARE’s Top 20 Tenant Annual Rental Revenue

Weighted Average Remaining Term(3)
9.9 Years

of ARE’s Top 20 Tenants

55%
of ARE’s Total Annual Rental Revenue

(1)
(2)
(4)
Percentage of Alexandria’s Annual Rental Revenue
As of March 31, 2026. Annual rental revenue represents amounts in effect as of March 31, 2026. Refer to “Definitions and reconciliations” in the Supplemental Information for additional details, including our methodology of calculating annual rental revenue from unconsolidated real estate joint ventures.
(1)Represents the percentage of our annual rental revenue generated by professional services, finance, construction/real estate companies, and retail-related tenants.
(2)76% of our annual rental revenue from advanced technologies tenants is from investment-grade or publicly traded large cap tenants.
(3)Based on annual rental revenue in effect as of March 31, 2026.
(4)81% of our annual rental revenue from biomedical institutions is from investment-grade or publicly traded large cap tenants.

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Key Operating Metrics
March 31, 2026

Same Property Performance: Net Operating Income Changes		Rental Rate Changes: Renewed/Re-Leased Space

Margins(3)		Favorable Lease Structure(4)

Operating	Adjusted EBITDA	Strategic Lease Structure by Owner and Operator of Collaborative Megacampus Ecosystems
67%	66%	Increasing cash flows
		Percentage of leases containing annual rent escalations	97%
		Stable cash flows
Long-Duration Lease Terms(5)		Percentage of triple net leases	91%

9.9 Years	7.5 Years	Lower capex burden
		Percentage of leases providing for the recapture of capital expenditures	92%
Top 20 Tenants	All Tenants
(2)
(2)
(1)
(1)
Refer to “Same property performance” and “Definitions and reconciliations” in the Supplemental Information for additional details. “Definitions and reconciliations” contains the definition of “Net operating income”, “Adjusted EBITDA”
and its reconciliation from the most directly comparable financial measure presented in accordance with GAAP.
(1)Refer to footnote 1 under “Same property performance” in the Supplemental Information for additional details.
(2)Refer to footnote 2 under “Leasing Activity” in the Supplemental Information for additional details.
(3)For the three months ended March 31, 2026.
(4)Percentages calculated based on our annual rental revenue in effect as of March 31, 2026.
(5)Represents the weighted-average remaining term based on annual rental revenue in effect as of March 31, 2026.

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Same Property Performance
March 31, 2026
(Dollars in thousands)

Same Property Financial Data	Three Months Ended March 31, 2026		Same Property Statistical Data	Three Months Ended March 31, 2026
Percentage change over comparable period from prior year:			Number of same properties	294
Net operating income changes	(11.9)%	(1)	Rentable square feet	31,965,127
Net operating income changes (cash basis)	(11.7)%	(1)	Occupancy – current-period average	88.9%	(1)
Operating margin	65%		Occupancy – same-period prior-year average	94.0%

	Three Months Ended March 31,
	2026	2025	$ Change	% Change
Income from rentals:
Same properties	$431,442	$473,233	$(41,791)	(8.8)%
Non-same properties	43,344	78,879	(35,535)	(45.1)
Rental revenues	474,786	552,112	(77,326)	(14.0)

Same properties	166,149	165,419	730	0.4
Non-same properties	12,078	25,644	(13,566)	(52.9)
Tenant recoveries	178,227	191,063	(12,836)	(6.7)

Income from rentals	653,013	743,175	(90,162)	(12.1)

Same properties	250	303	(53)	(17.5)
Non-same properties	17,759	14,680	3,079	21.0
Other income	18,009	14,983	3,026	20.2

Same properties	597,841	638,955	(41,114)	(6.4)
Non-same properties	73,181	119,203	(46,022)	(38.6)
Total revenues	671,022	758,158	(87,136)	(11.5)

Same properties	208,056	196,587	11,469	5.8
Non-same properties	16,086	29,808	(13,722)	(46.0)
Rental operations	224,142	226,395	(2,253)	(1.0)

Same properties	389,785	442,368	(52,583)	(11.9)
Non-same properties	57,095	89,395	(32,300)	(36.1)
Net operating income	$446,880	$531,763	$(84,883)	(16.0)%

Net operating income – same properties	$389,785	$442,368	$(52,583)	(11.9)%
Straight-line rent revenue	(13,114)	(15,469)	2,355	(15.2)
Amortization of acquired below-market leases and deferred revenue related to tenant-funded and -built landlord improvements	(10,063)	(11,558)	1,495	(12.9)
Net operating income – same properties (cash basis)	$366,608	$415,341	$(48,733)	(11.7)%
Refer to “Same property comparisons” under “Definitions and reconciliations” in the Supplemental Information for additional details, including a reconciliation of same properties to total properties. “Definitions and reconciliations” also contains definitions of “Tenant recoveries” and “Net operating income” and their respective reconciliations from the most directly comparable financial measures presented in accordance with GAAP.
(1)The quarter-over-quarter decline was due to a decrease in same property occupancy, primarily driven by the previously disclosed 2026 key lease expirations aggregating 657,492 RSF that became vacant during 1Q26, with a weighted-average lease expiration date of January 2026, and by vacancy in 4Q25 at one property aggregating 170,618 RSF at Alexandria Center® for Advanced Technologies – South San Francisco in our South San Francisco
submarket. We expect our same property performance to improve in 2H26, primarily due to changes in same property occupancy, including the anticipated delivery of 1.1 million RSF of vacant space that was leased but not yet delivered as of March 31, 2026, which has a weighted-average expected delivery date of approximately September 2026, and is expected to generate annual rental revenue of approximately $68 million.

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Leasing Activity
March 31, 2026
(Dollars per RSF)

	Three Months Ended				Year Ended
	March 31, 2026				December 31, 2025
	Including Straight-Line Rent		Cash Basis		Including Straight-Line Rent		Cash Basis
Leasing activity:
Renewed/re-leased space(1)
Rental rate changes	(15.0)%	(2)	(15.8)%	(2)	7.0%		3.5%
New rates	$49.88		$53.43		$52.71		$53.66
Expiring rates	$58.67		$63.42		$49.27		$51.87
RSF	380,687				2,543,473
Tenant improvements/leasing commissions	$59.92	(2)			$55.34
Weighted-average lease term	8.4 years				9.0 years

Previously vacant/developed/redeveloped space leased
New rates	$53.34		$52.10		$72.30		$67.56
Previously vacant RSF	148,734				944,362
Developed/redeveloped RSF(3)	117,935				704,821	(4)
Weighted-average lease term	14.0 years				13.8 years

Leasing activity summary (totals):
New rates	$51.30		$52.88		$60.42		$59.13
RSF	647,356				4,192,656
Weighted-average lease term	12.0 years				11.9 years

Lease expirations(1)
Expiring rates	$56.43		$62.28		$54.22		$55.56
RSF	1,340,809	(5)			4,460,081
Leasing activity includes 100% of results for properties in North America in which we have an investment.
(1)Excludes month-to-month leases aggregating 103,632 RSF and 58,516 RSF as of March 31, 2026 and December 31, 2025, respectively. During the trailing twelve months ended March 31, 2026, we granted free rent concessions averaging 2.0 months per annum.
(2)Includes the impact of one lease aggregating 47,719 RSF at 480 Arsenal Street in our Cambridge/Inner Suburbs submarket, which was signed with an entertainment studio user to accommodate their expansion needs and secure a long-term extension. The reorientation of the building layout needed to accommodate the tenant also provides flexibility to market the remaining available space to a broader range of user demand. Excluding this lease, rental rates for renewed and re-leased space for the three months ended March 31, 2026 would have decreased by 10.1% and 9.1% (cash basis) and tenant improvements and leasing commissions would have been $46.18 per RSF.
(3)Refer to “New Class A/A+ development and redevelopment properties: summary of pipeline” in the Supplemental Information for additional details, including total project costs.
(4)Includes the largest life science lease in company history, executed in July 2025 with a long-standing multinational pharmaceutical tenant. The 16-year expansion build-to-suit lease aggregates 466,598 RSF and is located at the Campus Point by Alexandria Megacampus in our University Town Center submarket. Excluding this lease, developed/redeveloped space for the year ended December 31, 2025 was 238,223 RSF.
(5)Includes previously disclosed 2026 key lease expirations aggregating 657,492 RSF that became vacant during 1Q26, with a weighted-average lease expiration date of January 2026.

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Contractual Lease Expirations
March 31, 2026

Year	RSF	Percentage of Occupied RSF	Annual Rental Revenue (per RSF)(1)	Percentage of Annual Rental Revenue
2026 (2)	1,485,686	4.9%	$55.84	4.6%
2027	3,367,997	11.2%	$56.51	10.5%
2028	3,687,608	12.3%	$49.66	10.1%
2029	1,831,388	6.1%	$44.65	4.5%
2030	2,446,190	8.1%	$42.70	5.8%
2031	3,562,366	11.8%	$54.91	10.8%
2032	886,704	2.9%	$57.83	2.8%
2033	2,177,834	7.2%	$50.72	6.1%
2034	2,727,148	9.1%	$66.91	10.1%
2035	1,042,126	3.5%	$58.19	3.4%
Thereafter	6,868,641	22.9%	$82.42	31.3%

Market	2026 Contractual Lease Expirations (in RSF)					Annual Rental Revenue (per RSF)(1)	2027 Contractual Lease Expirations (in RSF)					Annual Rental Revenue (per RSF)(1)
	Leased	Negotiating/ Anticipating	Remaining Expiring Leases	Total(2)			Leased	Negotiating/ Anticipating	Remaining Expiring Leases	Total

Greater Boston	119,822	11,894	110,339	242,055		$42.93	50,375	24,386	110,518	185,279		$67.27
San Francisco Bay Area	4,908	21,671	115,876	142,455		74.74	1,873	8,927	183,000	193,800		72.78
San Diego	—	—	104,945	104,945		57.70	—	62,415	335,515	397,930		45.00
Seattle	10,553	12,908	39,002	62,463		24.74	9,435	93,839	305,254	408,528		47.30
Maryland	8,155	—	48,302	56,457		26.82	—	—	191,188	191,188		30.63
Research Triangle	41,518	11,913	19,783	73,214		43.58	30,696	—	283,614	314,310		34.13
New York City	—	—	36,501	36,501		103.49	—	—	100,787	100,787		97.97
Texas	—	—	—	—		—	—	65,551	26,160	91,711		26.10
Non-cluster/other markets	—	—	20,213	20,213		57.70	—	—	—	—		—
Subtotal	184,956	58,386	494,961	738,303		51.86	92,379	255,118	1,536,036	1,883,533		49.28
Key lease expirations with expected downtime	17,271	81,642	648,470	747,383	(3)	59.77	—	—	1,484,464	1,484,464	(4)	65.64
Total	202,227	140,028	1,143,431	1,485,686		$55.84	92,379	255,118	3,020,500	3,367,997		$56.51
Percentage of expiring leases	14%	9%	77%	100%			3%	8%	89%	100%
Contractual lease expirations for properties classified as held for sale as of March 31, 2026 are excluded from the information on this page.
(1)Amounts in effect as of March 31, 2026.
(2)Excludes month-to-month leases aggregating 103,632 RSF as of March 31, 2026.
(3)Represents 2026 key lease expirations with expected downtime aggregating 747,383 RSF with a weighted-average expiration date of June 2026 and annual rental revenue aggregating $44.7 million as of March 31, 2026. This includes i)
137,316 RSF generating $13.3 million of annual rental revenues at Alexandria Stanford Life Science District, where we are evaluating a redevelopment for advanced technology space, ii) 108,136 RSF generating $8.1 million of annual rental revenues at Alexandria Center® at One Kendall Square, where expected downtime is primarily driven by tenant relocations to other ARE-developed properties, and iii) 99,271 RSF generating $7.9 million of annual rental revenues at
Alexandria Center® for Life Science – Eastlake, where the tenant is also relocating to another ARE-developed property. Additionally, we have identified prospective tenants or are in early discussions for 111,983 RSF in our Greater Boston and San Francisco Bay Area markets. We continue to evaluate business plans and re-leasing strategies for these projects to maximize occupancy and rental revenue. We expect weighted-average downtime to be approximately 6 to 24 months.
(4)Represents space with an annual rental revenue of $97.4 million, with a weighted-average lease expiration date of February 2027, and a weighted-average downtime of approximately 6 to 24 months. Of the expiring 1.5 million RSF, we have identified prospective tenants or are in early discussions for 532,585 RSF. Compared to 4Q25, 2027 key lease expirations increased primarily due to a 232,902-RSF lease expiration with a single tenant at our Alexandria Center® for
Life Science – Waltham Megacampus with $27.0 million of annual rental revenue, for which we no longer expect the tenant to renew on a short-term basis. Other key considerations of this expiring 1.5 million RSF include:

Progress on 2027 Key Lease Expirations
36%	61%	533K RSF
of ARR Relocating to ARE Development/ Redevelopment Projects	Average RSF Expansion by Relocating Tenants	Under Negotiation (36% of Expiring RSF)
Located on Megacampuses
(based on RSF)
Laboratory Space
(based on RSF)

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Top 20 Tenants
March 31, 2026
(Dollars in thousands, except average market cap amounts)

87% of Top 20 Tenant Annual Rental Revenue Is From Investment-Grade
or Publicly Traded Large Cap Tenants(1)

	Tenant	Remaining Lease Term(1) (in years)		Aggregate RSF	Annual Rental Revenue(1)		Percentage of Annual Rental Revenue(1)	Investment-Grade Credit Ratings		Average Market Cap (in billions)

								Moody’s	S&P
1	Bristol-Myers Squibb Company	5.9		1,226,762	$107,021		5.8%	A2	A	$102.78
2	Eli Lilly and Company	9.2		1,053,592	92,049		5.0	Aa3	A+	$826.64
3	Moderna, Inc.	12.7		462,100	71,571		3.9	—	—	$12.41
4	AstraZeneca PLC	5.9		611,326	55,480		3.0	A1	A+	$255.26
5	Takeda Pharmaceutical Company Limited	10.6		386,111	41,673		2.3	Baa1	BBB+	$48.85
6	Eikon Therapeutics, Inc.(2)	13.2		299,638	38,907		2.1	—	—	$0.72
7	Illumina, Inc.	5.6		792,687	29,977		1.6	Baa3	BBB	$16.58
8	United States Government	4.4		414,499	29,334	(3)	1.6	Aaa	AA+	$—
9	Uber Technologies, Inc.	56.5	(4)	1,009,188	27,865		1.5	Baa1	BBB	$178.56
10	Boston Children's Hospital	11.0		309,231	26,294		1.4	Aa2	AA	$—
11	Novartis AG	2.2	(5)	321,743	25,111		1.4	Aa3	AA-	$273.55
12	Sanofi	4.8		267,278	22,045		1.2	Aa3	AA	$119.93
13	Alphabet Inc.	2.1		418,600	21,837		1.2	Aa2	AA+	$2,946.34
14	New York University	6.3		218,983	21,073		1.1	Aa2	AA-	$—
15	Massachusetts Institute of Technology	3.8		242,428	20,529		1.1	Aaa	AAA	$—
16	Charles River Laboratories, Inc.	9.4		238,938	20,045		1.1	—	—	$8.11
17	Merck & Co., Inc.	7.8		308,356	19,610		1.1	Aa3	A+	$231.19
18	Vaxcyte, Inc.	8.8		230,755	18,672		1.0	—	—	$5.47
19	Altos Labs, Inc.(6)	15.0		158,990	18,407		1.0	—	—	$—
20	Amgen Inc.	9.7		317,157	18,181		1.0	Baa1	BBB+	$167.68
	Total/weighted-average	9.9	(4)	9,288,362	$725,681		39.4%
Annual rental revenue and RSF include 100% of each property managed by us in North America. Refer to “Annual rental revenue” and “Investment-grade or publicly traded large cap tenants” under “Definitions and reconciliations” in the
Supplemental Information for additional details, including our methodology of calculating annual rental revenue from unconsolidated real estate joint ventures and average market capitalization, respectively.
(1)Based on annual rental revenue in effect as of March 31, 2026.
(2)Eikon Therapeutics, Inc. is a public biotechnology company led by Roger Perlmutter, a biopharmaceutical executive who previously served as an executive vice president of Merck & Co., Inc. As of December 31, 2025, the company held
$336 million in cash and marketable securities.
(3)Includes leases, which are not subject to annual appropriations, with governmental entities such as the NIH and the General Services Administration. Approximately 2% of the annual rental revenue derived from our leases with the United
States Government is cancellable prior to the lease expiration date.
(4)Includes (i) ground leases for land at 1455 and 1515 Third Street (two buildings aggregating 422,980 RSF) and (ii) leases at 1655 and 1725 Third Street (two buildings aggregating 586,208 RSF) in our Mission Bay submarket owned by our unconsolidated real estate joint venture in which we have an ownership interest of 10%. Annual rental revenue is presented using 100% of the annual rental revenue from our consolidated properties and our share of annual rental revenue from our unconsolidated real estate joint ventures. Excluding these ground leases, the weighted-average remaining lease term for our top 20 tenants was 8.1 years as of March 31, 2026.
(5)Includes one lease at 100 Technology Square at Alexandria Technology Square® Megacampus in our Cambridge submarket aggregating 255,441 RSF, which generates annualized rental revenue of $21.0 million and expires in March
2028. We are actively marketing the space for re-lease.
(6)Altos Labs, Inc. is a private biotechnology company led by Hal Barron, M.D., former Chief Scientific Officer and President, R&D at GlaxoSmithKline. Altos Labs launched with $3.0 billion in private funding in 2022, and is backed by a group of prominent investors.

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2026	24

Summary of Properties and Occupancy
March 31, 2026
(Dollars in thousands, except per RSF amounts)

Summary of properties

	RSF					Number of Properties	Annual Rental Revenue
Market	Operating	Development	Redevelopment	Total	% of Total		Total	% of Total	Per RSF
Greater Boston	9,338,588	566,673	1,361,372	11,266,633	29%	63	$697,286	38%	$89.09
San Francisco Bay Area	6,083,765	212,657	84,157	6,380,579	16	52	332,008	18	69.11
San Diego	6,225,980	893,525	—	7,119,505	18	61	295,434	15	53.67
Seattle	2,846,292	227,577	—	3,073,869	8	39	120,494	7	48.21
Maryland	3,676,566	—	—	3,676,566	9	47	153,371	8	45.94
Research Triangle	3,435,988	—	—	3,435,988	9	36	89,401	5	27.74
New York City	727,674	—	—	727,674	2	2	66,510	4	95.46
Texas	1,651,094	—	66,350	1,717,444	4	13	37,887	2	28.04
Non-cluster/other markets(1)	417,523	—	—	417,523	1	7	10,903	1	30.36
Properties held for sale	1,444,387	—	—	1,444,387	4	19	32,567	2	31.27
North America	35,847,857	1,900,432	1,511,879	39,260,168	100%	339	$1,835,861	100%	$59.91
		3,412,311
Summary of occupancy

	Operating Properties					Operating and Redevelopment Properties
Market	3/31/26		12/31/25		3/31/25	3/31/26	12/31/25	3/31/25
Greater Boston	83.8%	(2)	86.4%		91.8%	73.1%	75.1%	78.4%
San Francisco Bay Area	87.6	(2)	90.9		90.3	86.4	89.4	86.3
San Diego	88.4	(2)	97.2		94.3	88.4	97.2	94.3
Seattle	87.8		88.4		91.5	87.8	88.4	91.5
Maryland	92.3	(3)	93.6		94.1	92.3	93.6	94.1
Research Triangle	93.8	(4)	95.2		93.4	93.8	95.2	93.4
New York City	95.8		96.4		87.6	95.8	96.4	87.6
Texas	81.8		79.9		82.1	78.7	76.5	78.9
Subtotal	87.8		90.9		91.8	84.0	86.9	87.1
Canada	N/A	(1)	N/A	(1)	94.6	N/A	N/A	82.4
Non-cluster/other markets	86.0		91.2		73.0	86.0	91.2	73.0
North America	87.7%	(5)	90.9%		91.7%	84.1%	86.9%	86.9%
(1)10 properties in Canada were classified as held for sale in 4Q25 and the remaining one property in Canada is now included in our non-cluster market.
(2)Decline in occupancy since December 31, 2025 was primarily attributable to previously disclosed key lease expirations with expected downtime, including:
•Greater Boston: 45,636 RSF at Alexandria Center® at Kendall Square in our Cambridge submarket and 52,467 RSF in our Route 128 submarket.
•San Francisco Bay Area: 78,962 RSF at Alexandria Stanford Life Science District in our Greater Stanford submarket, where we are evaluating a redevelopment for advanced technology use, and 42,299 RSF in our South
San Francisco submarket which is currently under early-stage negotiations.
•San Diego:
•163,648 RSF at a property in our University Town Center submarket, for which we have executed a letter of intent to re-lease the entire premises;
•118,225 RSF at One Alexandria Square in our Torrey Pines submarket. Of this space, 58,282 RSF has already been re-leased, with occupancy expected to phase in commencing in 4Q26; and
•83,354 RSF at 5810 and 5820 Nancy Ridge Drive in our Sorrento Mesa submarket which has been re-leased, with occupancy expected to commence in 4Q26.
(3)Decline in occupancy was primarily driven by the expiration of one private biotechnology lease aggregating 30,161 RSF in our Rockville submarket.
(4)Decline in occupancy was primarily due to 30,667 RSF of vacancy from a tenant winding down operations in the Research Triangle submarket.
(5)Includes temporary vacancies as of March 31, 2026 aggregating 1.1 million RSF, or 3.2% of total operating RSF, primarily in the Greater Boston, San Francisco Bay Area, and Seattle markets, which are leased and expected to be occupied upon completion of building and/or tenant improvements. The weighted-average expected delivery date is approximately September 2026, with expected annual rental revenue of approximately $68 million.

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2026	25

Property Listing
March 31, 2026
(Dollars in thousands)

Our Megacampus Properties Account for 78% of Our Annual Rental Revenue

Market / Submarket / Address	RSF				Number of Properties	Annual Rental Revenue	Occupancy Percentage

							Operating	Operating and Redevelopment
	Operating	Development	Redevelopment	Total

Greater Boston
Cambridge/Inner Suburbs
Megacampus: Alexandria Center® at Kendall Square	2,213,866	—	—	2,213,866	8	$207,877	91.7%	91.7%
50(1), 60(1), 75/125(1), 90, 100(1), and 225(1) Binney Street, 140 First Street, and 300 Third Street(1)
Megacampus: Alexandria Center® at One Kendall Square	1,295,185	—	—	1,295,185	11	136,118	91.2	91.2
One Kendall Square (Buildings 100, 200, 300, 400, 500, 600/700, 1400, 1800, and 2000), and 325 and 399 Binney Street
Megacampus: Alexandria Technology Square®	1,205,526	—	—	1,205,526	7	74,955	71.8	71.8
100, 200, 300, 400, 500, 600, and 700 Technology Square
Megacampus: The Arsenal on the Charles	787,659	—	333,758	1,121,417	13	42,503	77.8	54.7
311, 321, and 343 Arsenal Street, 300, 400, and 500 North Beacon Street, 1, 2, 3, and 4 Kingsbury Avenue, and 100, 200, and 400 Talcott Avenue
Megacampus: 480 Arsenal Way, 446, 458, and 500 Arsenal Street, and 99 Coolidge Avenue	403,514	174,662	—	578,176	5	25,545	91.8	91.8
Cambridge/Inner Suburbs	5,905,750	174,662	333,758	6,414,170	44	486,998	85.7	81.1
Fenway
Megacampus: Alexandria Center® for Life Science – Fenway	1,452,183	392,011	—	1,844,194	3	99,437	76.5	76.5
401 and 421 Park Drive and 201 Brookline Avenue
Seaport Innovation District
5 and 15(1) Necco Street	459,395	—	—	459,395	2	47,173	97.0	97.0
Route 128
Megacampus: Alexandria Center® for Life Science – Waltham	465,981	—	596,064	1,062,045	5	44,718	86.5	38.0
40, 50, and 60 Sylvan Road, 35 Gatehouse Drive, and 840 Winter Street
19, 225, and 235 Presidential Way	585,226	—	—	585,226	3	14,194	97.0	97.0
Route 128	1,051,207	—	596,064	1,647,271	8	58,912	92.4	59.0
Other
Megacampus: 30, 200, and 3000 Minuteman Road	470,053	—	431,550	901,603	6	4,766	50.9	26.5
Greater Boston	9,338,588	566,673	1,361,372	11,266,633	63	$697,286	83.8%	73.1%

Refer to “New Class A/A+ development and redevelopment properties: summary of pipeline” and “Definitions and reconciliations” in the Supplemental Information for additional details.
(1)We own a partial interest in this property through a real estate joint venture. Refer to “Joint venture financial information” in the Supplemental Information for additional details.

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2026	26

Property Listing (continued)
March 31, 2026
(Dollars in thousands)

Market / Submarket / Address	RSF				Number of Properties	Annual Rental Revenue	Occupancy Percentage

							Operating	Operating and Redevelopment
	Operating	Development	Redevelopment	Total
San Francisco Bay Area
Mission Bay
Megacampus: Alexandria Center® for Science and Technology – Mission Bay(1)	1,560,039	212,657	—	1,772,696	8	$60,224	90.1%	90.1%
1455(2), 1515(2), 1655, and 1725 Third Street, 1450, 1500, and 1700 Owens Street, and 455 Mission Bay Boulevard South
Mission Bay	1,560,039	212,657	—	1,772,696	8	60,224	90.1	90.1
South San Francisco
Megacampus: Alexandria Center® for Advanced Technologies – South San Francisco	812,453	—	84,157	896,610	5	42,878	79.0	71.6
213(1), 249, 259, 269, and 279 East Grand Avenue
Alexandria Center® for Life Science – South San Francisco	504,232	—	—	504,232	3	26,407	74.6	74.6
201 Haskins Way and 400 and 450 East Jamie Court
Megacampus: Alexandria Center® for Advanced Technologies – Tanforan	445,232	—	—	445,232	2	2,365	100.0	100.0
1122 and 1150 El Camino Real
Alexandria Technology Center® – Gateway	326,197	—	—	326,197	5	18,570	93.2	93.2
600, 630, 650, 901, and 951 Gateway Boulevard
Alexandria Center® for Life Science – Millbrae(1)	285,346	—	—	285,346	1	37,006	100.0	100.0
230 Harriet Tubman Way
500 Forbes Boulevard(1)	155,685	—	—	155,685	1	10,908	100.0	100.0
South San Francisco	2,529,145	—	84,157	2,613,302	17	138,134	87.3	84.5
Greater Stanford
Megacampus: Alexandria Center® for Life Science – San Carlos	738,038	—	—	738,038	9	46,656	91.4	91.4
825, 835, 960, and 1501-1599 Industrial Road
Alexandria Stanford Life Science District	705,767	—	—	705,767	9	47,932	76.3	76.3
3160, 3165, 3170, and 3181 Porter Drive and 3301, 3303, 3305, 3307, and 3330 Hillview Avenue
3412, 3420, 3440, 3450, and 3460 Hillview Avenue	340,103	—	—	340,103	5	24,640	86.5	86.5
2475 and 2625/2627/2631 Hanover Street and 1450 Page Mill Road	198,548	—	—	198,548	3	13,732	100.0	100.0
2100 Geng Road	12,125	—	—	12,125	1	690	100.0	100.0
Greater Stanford	1,994,581	—	—	1,994,581	27	133,650	86.1	86.1
San Francisco Bay Area	6,083,765	212,657	84,157	6,380,579	52	$332,008	87.6%	86.4%

Refer to “New Class A/A+ development and redevelopment properties: summary of pipeline” and “Definitions and reconciliations” in the Supplemental Information for additional details.
(1)We own a partial interest in this property through a real estate joint venture. Refer to “Joint venture financial information” in the Supplemental Information for additional details.
(2)We own 100% of this property.

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2026	27

Property Listing (continued)
March 31, 2026
(Dollars in thousands)

Market / Submarket / Address	RSF				Number of Properties	Annual Rental Revenue	Occupancy Percentage

							Operating	Operating and Redevelopment
	Operating	Development	Redevelopment	Total
San Diego
Torrey Pines
Megacampus: One Alexandria Square	1,090,978	—	—	1,090,978	10	$68,549	82.6%	82.6%
3115 and 3215(1) Merryfield Row, 3010, 3013, and 3033 Science Park Road, 10935, 10945, 10955, and 10970 Alexandria Way, 10996 Torreyana Road, and 3545 Cray Court
ARE Torrey Ridge	308,565	—	—	308,565	3	14,591	86.2	86.2
10578, 10618, and 10628 Science Center Drive
Torrey Pines	1,399,543	—	—	1,399,543	13	83,140	83.4	83.4
University Town Center
Megacampus: Campus Point by Alexandria(1)	1,258,052	893,525	—	2,151,577	8	77,396	95.4	95.4
9880(2), 10200, 10290, and 10300 Campus Point Drive and 4135, 4155, 4224, and 4242 Campus Point Court
Megacampus: 5200 Illumina Way(1)	792,687	—	—	792,687	6	29,978	100.0	100.0
9625 Towne Centre Drive(1)	163,648	—	—	163,648	1	—	—	—
University Town Center	2,214,387	893,525	—	3,107,912	15	107,374	90.0	90.0
Sorrento Mesa
Megacampus: SD Tech by Alexandria(1)	1,154,144	—	—	1,154,144	13	48,438	89.9	89.9
9605, 9645, 9675, 9725, 9735, 9808, 9855, and 9868 Scranton Road, and 10055, 10065, 10075, 10121(2), and 10151(2) Barnes Canyon Road
Megacampus: Sequence District by Alexandria	671,039	—	—	671,039	6	24,306	100.0	100.0
6290, 6310, 6340, 6350, 6420, and 6450 Sequence Drive
Summers Ridge Science Park(1)	316,531	—	—	316,531	4	11,521	100.0	100.0
9965, 9975, 9985, and 9995 Summers Ridge Road
10102 Hoyt Park Drive	144,113	—	—	144,113	1	11,379	100.0	100.0
5810/5820 Nancy Ridge Drive	83,354	—	—	83,354	1	—	—	—
9877 Waples Street	63,774	—	—	63,774	1	2,680	100.0	100.0
Sorrento Mesa	2,432,955	—	—	2,432,955	26	98,324	91.8	91.8
Sorrento Valley
3911, 3931, 3985, 4025, 4031, and 4045 Sorrento Valley Boulevard	151,406	—	—	151,406	6	4,857	55.9	55.9
11045 Roselle Street	27,689	—	—	27,689	1	1,739	100.0	100.0
Sorrento Valley	179,095	—	—	179,095	7	6,596	62.7	62.7
San Diego	6,225,980	893,525	—	7,119,505	61	$295,434	88.4%	88.4%

Refer to “New Class A/A+ development and redevelopment properties: summary of pipeline” and “Definitions and reconciliations” in the Supplemental Information for additional details.
(1)We own a partial interest in this property through a real estate joint venture. Refer to “Joint venture financial information” in the Supplemental Information for additional details.
(2)We own 100% of this property.

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2026	28

Property Listing (continued)
March 31, 2026
(Dollars in thousands)

Market / Submarket / Address	RSF				Number of Properties	Annual Rental Revenue	Occupancy Percentage

							Operating	Operating and Redevelopment
	Operating	Development	Redevelopment	Total
Seattle
Lake Union
Megacampus: Alexandria Center® for Life Science – Eastlake	1,151,975	—	—	1,151,975	9	$68,233	89.9%	89.9%
1150, 1201(1), 1208(1), 1551, 1600, and 1616 Eastlake Avenue East, 188 and 199 East Blaine Street, and 1600 Fairview Avenue East
Megacampus: Alexandria Center® for Advanced Technologies – South Lake Union	413,178	227,577	—	640,755	4	23,367	98.8	98.8
400(1) and 701 Dexter Avenue North, 428 Westlake Avenue North, and 219 Terry Avenue North
Lake Union	1,565,153	227,577	—	1,792,730	13	91,600	92.3	92.3
Elliott Bay
410 Elliott Avenue West	2,896	—	—	2,896	1	—	—	—
Bothell
Megacampus: Alexandria Center® for Advanced Technologies – Canyon Park	815,000	—	—	815,000	19	16,014	84.2	84.2

22121 and 22125 17th Avenue Southeast, 22021, 22025, 22026, 22030,
22118, and 22122 20th Avenue Southeast, 22333, 22422, 22515, and
22522 29th Drive Southeast, 22213 and 22309 30th Drive Southeast, and
1629, 1631, 1725, 1916, and 1930 220th Street Southeast

Alexandria Center® for Advanced Technologies – Monte Villa Parkway	463,243	—	—	463,243	6	12,880	79.7	79.7
3301, 3303, 3305, 3307, 3555, and 3755 Monte Villa Parkway
Bothell	1,278,243	—	—	1,278,243	25	28,894	82.5	82.5
Seattle	2,846,292	227,577	—	3,073,869	39	120,494	87.8	87.8

Maryland
Rockville
Megacampus: Alexandria Center® for Life Science – Shady Grove	1,691,960	—	—	1,691,960	20	93,326	92.6	92.6
9601, 9603, 9605, 9704, 9708, 9712, 9714, 9800, 9804, 9808, 9900, and 9950 Medical Center Drive, 14920 and 15010 Broschart Road, 9920 Belward Campus Drive, and 9810 and 9820 Darnestown Road
1330 Piccard Drive	131,507	—	—	131,507	1	3,813	87.6	87.6
1405 and 1450 Research Boulevard	114,182	—	—	114,182	2	3,326	75.1	75.1
5 Research Place	63,852	—	—	63,852	1	3,164	100.0	100.0
5 Research Court	51,520	—	—	51,520	1	1,976	100.0	100.0
12301 Parklawn Drive	49,185	—	—	49,185	1	1,853	100.0	100.0
Rockville	2,102,206	—	—	2,102,206	26	$107,458	91.9%	91.9%
Refer to “New Class A/A+ development and redevelopment properties: summary of pipeline” and “Definitions and reconciliations” in the Supplemental Information for additional details.
(1)We own a partial interest in this property through a real estate joint venture. Refer to “Joint venture financial information” in the Supplemental Information for additional details.

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2026	29

Property Listing (continued)
March 31, 2026
(Dollars in thousands)

Market / Submarket / Address	RSF				Number of Properties	Annual Rental Revenue	Occupancy Percentage

							Operating	Operating and Redevelopment
	Operating	Development	Redevelopment	Total
Maryland (continued)
Gaithersburg
Alexandria Technology Center® – Gaithersburg I	619,061	—	—	619,061	9	$20,083	92.8%	92.8%
9, 25, 35, 45, 50, and 55 West Watkins Mill Road and 910, 930, and 940 Clopper Road
Alexandria Technology Center® – Gaithersburg II	486,300	—	—	486,300	7	15,897	89.2	89.2
700, 704, and 708 Quince Orchard Road and 19, 20, 21, and 22 Firstfield Road
401 Professional Drive	63,207	—	—	63,207	1	1,283	76.7	76.7
950 Wind River Lane	50,000	—	—	50,000	1	1,234	100.0	100.0
620 Professional Drive	27,950	—	—	27,950	1	1,207	100.0	100.0
Gaithersburg	1,246,518	—	—	1,246,518	19	39,704	91.0	91.0
Beltsville
8000/9000/10000 Virginia Manor Road	191,884	—	—	191,884	1	3,423	100.0	100.0
101 West Dickman Street(1)	135,958	—	—	135,958	1	2,786	100.0	100.0
Beltsville	327,842	—	—	327,842	2	6,209	100.0	100.0
Maryland	3,676,566	—	—	3,676,566	47	153,371	92.3	92.3

Research Triangle
Research Triangle
Megacampus: Alexandria Center® for Life Science – Durham	2,041,067	—	—	2,041,067	15	41,541	97.3	97.3
6, 8, 10, 12, 14, 40, 41, 42, and 65 Moore Drive, 21, 25, 27, 29, and 31 Alexandria Way, and 2400 Ellis Road
Megacampus: Alexandria Center® for Advanced Technologies and AgTech – Research Triangle	712,240	—	—	712,240	6	27,482	87.2	87.2
6, 8, 10, and 12 Davis Drive and 5 and 9 Laboratory Drive
Megacampus: Alexandria Center® for Sustainable Technologies	259,962	—	—	259,962	8	7,121	85.1	85.1
104, 108, 110, 112, and 114 TW Alexander Drive and 5 Triangle Drive
Alexandria Technology Center® – Alston	121,204	—	—	121,204	2	2,290	80.5	80.5
800 and 801 Capitola Drive
Alexandria Innovation Center® – Research Triangle	136,563	—	—	136,563	3	4,064	96.1	96.1
7010, 7020, and 7030 Kit Creek Road
2525 East NC Highway 54	82,996	—	—	82,996	1	3,580	100.0	100.0
407 Davis Drive	81,956	—	—	81,956	1	3,323	100.0	100.0
Research Triangle	3,435,988	—	—	3,435,988	36	$89,401	93.8%	93.8%

Refer to “New Class A/A+ development and redevelopment properties: summary of pipeline” and “Definitions and reconciliations” in the Supplemental Information for additional details.
(1)We own a partial interest in this property through a real estate joint venture. Refer to “Joint venture financial information” in the Supplemental Information for additional details.

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2026	30

Property Listing (continued)
March 31, 2026
(Dollars in thousands)

Market / Submarket / Address	RSF				Number of Properties	Annual Rental Revenue	Occupancy Percentage

							Operating	Operating and Redevelopment
	Operating	Development	Redevelopment	Total
New York City
New York City
Megacampus: Alexandria Center® for Life Science – New York City	727,674	—	—	727,674	2	$66,510	95.8%	95.8%
430 and 450 East 29th Street
New York City	727,674	—	—	727,674	2	66,510	95.8	95.8

Texas
Austin
Megacampus: Intersection Campus	1,523,318	—	—	1,523,318	12	34,135	84.9	84.9
507 East Howard Lane, 13011 McCallen Pass, 13813 and 13929 Center Lake Drive, and 12535, 12545, 12555, and 12565 Riata Vista Circle
Austin	1,523,318	—	—	1,523,318	12	34,135	84.9	84.9
Greater Houston
Alexandria Center® for Advanced Technologies at The Woodlands	127,776	—	66,350	194,126	1	3,752	44.6	29.4
8800 Technology Forest Place
Texas	1,651,094	—	66,350	1,717,444	13	37,887	81.8	78.7

Non-cluster/other markets	417,523	—	—	417,523	7	10,903	86.0	86.0

North America, excluding properties held for sale	34,403,470	1,900,432	1,511,879	37,815,781	320	1,803,294	87.7%	84.1%

Properties held for sale	1,444,387	—	—	1,444,387	19	32,567	72.1%	72.1%

Total – North America	35,847,857	1,900,432	1,511,879	39,260,168	339	$1,835,861
Refer to “New Class A/A+ development and redevelopment properties: summary of pipeline” and “Definitions and reconciliations” in the Supplemental Information for additional details.

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2026	31

Investments in Real Estate
March 31, 2026

INCREMENTAL ANNUAL NET OPERATING INCOME
GROWTH EXPECTED FROM ALEXANDRIA’S
DEVELOPMENT AND REDEVELOPMENT DELIVERIES

Near-Term Deliveries	Intermediate-Term Deliveries
2Q26–4Q26	2027–2028

$92M	$93M

93% Leased/Negotiating	68% Leased/Negotiating

601,589 RSF	1.3 million RSF
(1)
(2)
(3)
(4)
Refer to “Net operating income” under “Definitions and reconciliations” in the Supplemental Information for additional details, including its reconciliation from the most directly comparable financial measure presented in accordance with GAAP.
(1)Includes expected partial deliveries through 2026 from projects expected to stabilize in 2027-2028, including speculative future leasing that is not yet fully committed. Our share of incremental annual net operating income from projects expected to be placed into service commencing through 2026 is projected to be $70 million. Refer to the initial and stabilized occupancy years under “New Class A/A+ development and redevelopment properties: under construction” in the Supplemental Information for additional details.
(2)Our share of incremental annual net operating income from projects expected to stabilize in 2027-2028 is projected to be $60 million.
(3)Represents the current leased/negotiating percentage of development and redevelopment projects that are expected to stabilize through 2026.
(4)Represents the RSF related to projects expected to stabilize in 2026. Does not include RSF for partial deliveries through 2026 from projects expected to stabilize in 2027-2028.

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2026	32

Investments in Real Estate
March 31, 2026
(Dollars in thousands)

		Development and Redevelopment
		Under Construction
	Operating	2Q26–4Q26 Stabilization	2027–2028 Stabilization	Evaluating Strategy	Future	Subtotal		Total
Square footage
Operating	34,403,470	—	—	—	—	—		34,403,470
Future Class A/A+ development and redevelopment properties	—	601,589	1,258,004	1,552,718	20,014,546	23,426,857		23,426,857
Future development and redevelopment square feet currently included in rental properties(1)	—	—	—	—	(1,516,872)	(1,516,872)		(1,516,872)
Total square footage, excluding properties held for sale	34,403,470	601,589	1,258,004	1,552,718	18,497,674	21,909,985		56,313,455

Properties held for sale	1,444,387	—	—	—	1,619,425	1,619,425		3,063,812
Total square footage	35,847,857	601,589	1,258,004	1,552,718	20,117,099	23,529,410		59,377,267

Investments in real estate
Gross book value as of March 31, 2026(2)	$28,135,300	$629,966	$1,130,851	$1,356,515	$3,971,142	$7,088,474	(3)	$35,223,774
Properties held for sale	423,335	—	—	—	230,905	230,905		654,240
Total gross investment in real estate, excluding properties held for sale	$27,711,965	$629,966	$1,130,851	$1,356,515	$3,740,237	$6,857,569		$34,569,534

20%

Development/ Redevelopment Under Construction
Land/Future Development
17%
11%–16%
Non-Income-Producing Assets(4) as a Percentage of Gross Assets
(1)Refer to “Investments in real estate” under “Definitions and reconciliations” in the Supplemental Information for additional details, including future development and redevelopment square feet currently included in rental properties.
(2)Balances exclude accumulated depreciation and our share of the cost basis associated with our properties held by our unconsolidated real estate joint ventures, which is classified as investments in unconsolidated real estate joint ventures in our consolidated balance sheet. Refer to “Investments in real estate” under “Definitions and reconciliations” in the Supplemental Information for additional details.
(3)Our share of investment in our development and redevelopment pipeline as of March 31, 2026 is $6.45 billion.
(4)Excludes properties classified as held for sale, of which land parcels represented approximately 1% of total non-income-producing assets as of December 31, 2024 and 2025.

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2026	33

New Class A/A+ Development and Redevelopment Properties: Recent Deliveries
March 31, 2026
(Dollars in thousands)

99 Coolidge Avenue	10075 Barnes Canyon Road	8800 Technology Forest Place
Greater Boston/ Cambridge/Inner Suburbs	San Diego/Sorrento Mesa	Texas/Greater Houston
146,147 RSF	253,079 RSF	57,042 RSF
100% Occupancy	80% Occupancy	100% Occupancy

Property/Market/Submarket		Our Ownership Interest	RSF Placed in Service				Occupancy Percentage(2)	Total Project		Unlevered Yields
	1Q26 Delivery Date(1)		Prior to 1/1/26	1Q26		Total				Initial Stabilized	Initial Stabilized (Cash Basis)
								RSF	Investment
Development projects
99 Coolidge Avenue/Greater Boston/Cambridge/Inner Suburbs	1/27/26	100%	129,413	16,734		146,147	100%	320,809	$444,000	6.0%	6.8%
10075 Barnes Canyon Road/San Diego/Sorrento Mesa	3/31/26	50.0%	171,469	81,610	(3)	253,079	80%	253,079	314,000	5.5	5.7

Redevelopment projects
8800 Technology Forest Place/Texas/Greater Houston	2/5/26	100%	50,094	6,948		57,042	100%	123,392	112,000	6.3	6.0
Weighted average/total	1/28/26		350,976	105,292		456,268		697,280	$870,000	5.9%	6.3%

Refer to “New Class A/A+ development and redevelopment properties: under construction” in the Supplemental Information for additional details on the square footage in service and under construction, if applicable.
(1)Represents the average delivery date for deliveries that occurred during the current quarter, weighted by annual rental revenue.
(2)Occupancy reflects total operating RSF placed in service as of each respective delivery date when the space was placed into service. Subsequent occupancy changes are not reflected.
(3)Includes 50,531 RSF that were vacant and/or unleased at delivery.

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New Class A/A+ Development and Redevelopment Properties: Under Construction
March 31, 2026

99 Coolidge Avenue	50 and 60 Sylvan Road(1)	1450 Owens Street
Greater Boston/ Cambridge/Inner Suburbs	Greater Boston/Route 128	San Francisco Bay Area/ Mission Bay
174,662 RSF	267,015 RSF	212,657 RSF
84% Leased/Negotiating	74% Leased/Negotiating	51% Leased/Negotiating

269 East Grand Avenue	4135 Campus Point Court	10200 Campus Point Drive	701 Dexter Avenue North
San Francisco Bay Area/ South San Francisco	San Diego/ University Town Center	San Diego/ University Town Center	Seattle/Lake Union
84,157 RSF	426,927 RSF	466,598 RSF	227,577 RSF
40% Leased/Negotiating	100% Leased	100% Leased	23% Leased/Negotiating

(1)Image represents 60 Sylvan Road on the Alexandria Center® for Life Science – Waltham Megacampus. The project is expected to capture demand in our Route 128 submarket.

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2026	35

New Class A/A+ Development and Redevelopment Properties: Under Construction (continued)
March 31, 2026

Property/Market/Submarket	Located on Mega- campus	Dev/ Redev	Square Footage			Percentage		Occupancy(1)
			In Service	CIP	Total	Leased	Leased/ Negotiating	Initial	Stabilized
Under construction
2Q26–4Q26 stabilization
99 Coolidge Avenue/Greater Boston/Cambridge/Inner Suburbs	X	Dev	146,147	174,662	320,809	84%	84%	4Q23	4Q26
4135 Campus Point Court/San Diego/University Town Center	X	Dev	—	426,927	426,927	100	100	3Q26	3Q26
			146,147	601,589	747,736	93	93
2027–2028 stabilization
50 and 60 Sylvan Road/Greater Boston/Route 128	X	Redev	—	267,015	267,015	74	74	4Q26	2027
1450 Owens Street/San Francisco Bay Area/Mission Bay	X	Dev	—	212,657	212,657	51	51	2027	2027
269 East Grand Avenue/San Francisco Bay Area/South San Francisco	X	Redev	—	84,157	84,157	40	40	2H26	2027
10200 Campus Point Drive/San Diego/University Town Center(2)	X	Dev	—	466,598	466,598	100	100	2028	2028
701 Dexter Avenue North/Seattle/Lake Union	X	Dev	—	227,577	227,577	23	23	3Q26	2027
			—	1,258,004	1,258,004	68	68
Total			146,147	1,859,593	2,005,740	77%	77%

Evaluating business and financial strategy with earliest potential lab delivery in 2028(3)
311 Arsenal Street/Greater Boston/Cambridge/Inner Suburbs	X	Redev	56,904	333,758	390,662	9%	28%
421 Park Drive/Greater Boston/Fenway	X	Dev	—	392,011	392,011	13	13
40 Sylvan Road/Greater Boston/Route 128	X	Redev	—	329,049	329,049	—	—
3000 Minuteman Road/Greater Boston/Other	X	Redev	—	431,550	431,550	—	37
8800 Technology Forest Place/Texas/Greater Houston		Redev	57,042	66,350	123,392	46	46
			113,946	1,552,718	1,666,664	9%	23%

(1)Initial occupancy dates are subject to leasing and/or market conditions. Stabilized occupancy may vary depending on single tenancy versus multi-tenancy. Multi-tenant projects may increase in occupancy over time.
(2)Represents a single-tenant project that expands the existing Campus Point by Alexandria Megacampus, where we currently have a 57.2% ownership interest. The project is fully leased to a longtime multinational pharmaceutical tenant that currently occupies one building within the Megacampus aggregating 52,853 RSF, which generated annual rental revenue of $4.1 million as of 1Q26. The tenant is expected to vacate this building during 2028. We expect to fund the majority of future construction costs at the Megacampus until our ownership interest increases to 75%, after which future capital would be contributed pro rata with our joint venture partner.
(3)We are evaluating multiple options, including whether to continue construction of laboratory improvements, pause construction, pursue lower-investment construction alternatives (including a pivot to advanced technology use), or disposition, based upon future leasing interest. Under a lower-investment scenario, we would expect lower rent and tenant improvement requirements, and we would evaluate whether all or a portion of the property would be placed back into operation. If the properties are completed as laboratory/office, we do not expect significant deliveries until 2028 at the earliest.

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2026	36

New Class A/A+ Development and Redevelopment Properties: Under Construction (continued)

March 31, 2026
(Dollars in thousands)

	Our Ownership Interest	At 100%						Unlevered Yields
Property/Market/Submarket		In Service	CIP	Cost to Complete		Total at Completion		Initial Stabilized	Initial Stabilized (Cash Basis)

Under construction
2Q26–4Q26 stabilization with 93% leased/negotiating
99 Coolidge Avenue/Greater Boston/Cambridge/Inner Suburbs	100%	$203,361	$185,307	$55,332		$444,000		6.0%	6.8%
4135 Campus Point Court/San Diego/University Town Center	57.2%	—	444,659	79,341		524,000		9.8%	6.2%
		203,361	629,966
2027–2028 stabilization with 68% leased/negotiating(1)
50 and 60 Sylvan Road/Greater Boston/Route 128	100%	—	360,504	TBD
1450 Owens Street/San Francisco Bay Area/Mission Bay	25.0%	—	251,678
269 East Grand Avenue/San Francisco Bay Area/South San Francisco	100%	—	121,604
10200 Campus Point Drive/San Diego/University Town Center(2)	57.2%	—	76,310	583,690		660,000		7.3%	6.5%
701 Dexter Avenue North/Seattle/Lake Union	100%	—	320,755	TBD
		—	1,130,851
Total		$203,361	$1,760,817	$1,020,000	(3)	$2,990,000	(3)

Our share of investment(3)(4)		$200,000	$1,350,000	$680,000		$2,230,000

Evaluating business and financial strategy with earliest potential lab delivery in 2028(5)
311 Arsenal Street/Greater Boston/Cambridge/Inner Suburbs	100%	$28,081	$310,025	TBD
421 Park Drive/Greater Boston/Fenway	100%	—	606,090
40 Sylvan Road/Greater Boston/Route 128	100%	—	229,568
3000 Minuteman Road/Greater Boston/Other	100%	—	168,783
8800 Technology Forest Place/Texas/Greater Houston	100%	65,564	42,049
		$93,645	$1,356,515

Refer to “Initial stabilized yield (unlevered)” under “Definitions and reconciliations” in the Supplemental Information for additional details.
(1)We expect to provide total estimated costs and related yields for each project over the next several quarters.
(2)Refer to footnote 2 on the prior page for additional details.
(3)Represents dollar amount rounded to the nearest $10 million and includes preliminary estimated amounts for projects listed as TBD.
(4)Represents our share of investment based on our current ownership percentage upon completion of development or redevelopment projects. Our share of investment will be adjusted as our ownership percentage increases at the Campus
Point project.
(5)Refer to footnote 3 on the prior page for additional details.

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2026	37

New Class A/A+ Development and Redevelopment Properties: Summary of Pipeline
March 31, 2026
(Dollars in thousands)

77% of Our Total Development and Redevelopment Pipeline RSF
Is Within Our Megacampus Ecosystems

Market Property/Submarket	Our Ownership Interest	Book Value	Development and Redevelopment Square Footage
			Under Construction	Future	Total(1)

Greater Boston
Megacampus: The Arsenal on the Charles/Cambridge/Inner Suburbs	100%	$322,671	333,758	34,157	367,915
311 Arsenal Street
Megacampus: 480 Arsenal Way and 446, 458, and 500 Arsenal Street, and 99 Coolidge Avenue/Cambridge/ Inner Suburbs	100%	209,508	174,662	560,000	734,662
446, 458, and 500 Arsenal Street, and 99 Coolidge Avenue
Megacampus: Alexandria Center® for Life Science – Fenway/Fenway	100%	606,090	392,011	—	392,011
421 Park Drive
Megacampus: Alexandria Center® for Life Science – Waltham/Route 128	100%	655,867	596,064	515,000	1,111,064
40, 50, and 60 Sylvan Road, and 35 Gatehouse Drive
Megacampus: 30, 200, and 3000 Minuteman Road/Other	100%	194,127	431,550	350,000	781,550
3000 Minuteman Road
Megacampus: Alexandria Technology Square®/Cambridge	100%	8,858	—	100,000	100,000
10 Necco Street/Seaport Innovation District	100%	107,101	—	175,000	175,000
215 Presidential Way/Route 128	100%	6,816	—	112,000	112,000
Other development and redevelopment projects	100%	165,576	—	740,000	740,000
		$2,276,614	1,928,045	2,586,157	4,514,202
Refer to “Megacampus” under “Definitions and reconciliations” in the Supplemental Information for additional details.
(1)Represents total square footage upon completion of development or redevelopment of one or more new Class A/A+ properties. Square footage presented includes the RSF of buildings currently in operation at properties that also have future development or redevelopment opportunities. Upon expiration of existing in-place leases, we intend to demolish or redevelop the existing property subject to market conditions and leasing. Refer to “Investments in real estate” under
“Definitions and reconciliations” in the Supplemental Information for additional details, including development and redevelopment square feet currently included in rental properties.

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2026	38

New Class A/A+ Development and Redevelopment Properties: Summary of Pipeline (continued)
March 31, 2026
(Dollars in thousands)

Market Property/Submarket	Our Ownership Interest		Book Value	Development and Redevelopment Square Footage
				Under Construction	Future	Total(1)

San Francisco Bay Area
Megacampus: Alexandria Center® for Science and Technology – Mission Bay/Mission Bay	25.0%		$251,678	212,657	—	212,657
1450 Owens Street
Megacampus: Alexandria Center® for Advanced Technologies – South San Francisco/South San Francisco	100%		128,259	84,157	90,000	174,157
211(2) and 269 East Grand Avenue
Megacampus: Alexandria Center® for Advanced Technologies – Tanforan/South San Francisco	100%		443,324	—	1,930,000	1,930,000
1122, 1150, and 1178 El Camino Real
Alexandria Center® for Life Science – Millbrae/South San Francisco	48.6%		162,361	—	348,401	348,401
201 and 231 Adrian Road and 30 Rollins Road
Megacampus: Alexandria Center® for Life Science – San Carlos/Greater Stanford	100%		493,425	—	1,497,830	1,497,830
960 Industrial Road, 987 and 1075 Commercial Street, and 888 Bransten Road
2100, 2200, 2300, and 2400 Geng Road/Greater Stanford	100%		128,360	—	240,000	240,000
			1,607,407	296,814	4,106,231	4,403,045
San Diego
Megacampus: Campus Point by Alexandria/University Town Center	57.2%	(3)	709,266	893,525	866,816	1,760,341
10010(4), 10140(4), and 10200 Campus Point Drive and 4135, 4165, 4224, and 4275(4) Campus Point Court
11255 and 11355 North Torrey Pines Road/Torrey Pines	100%		163,973	—	215,000	215,000
Megacampus: One Alexandria Square/Torrey Pines	100%		69,826	—	125,280	125,280
10975 and 10995 Torreyana Road
Megacampus: 5200 Illumina Way/University Town Center	51.0%		17,939	—	451,832	451,832
9625 Towne Centre Drive/University Town Center	30.0%		837	—	100,000	100,000
Megacampus: Sequence District by Alexandria/Sorrento Mesa	100%		49,696	—	1,661,915	1,661,915
6290, 6310, 6340, 6350, and 6450 Sequence Drive
Megacampus: SD Tech by Alexandria/Sorrento Mesa	50.0%		127,187	—	493,845	493,845
9805 Scranton Road and 10065 Barnes Canyon Road
4075 Sorrento Valley Boulevard/Sorrento Valley	100%		29,598	—	144,000	144,000
Other development and redevelopment projects	(2)		78,404	—	475,000	475,000
			$1,246,726	893,525	4,533,688	5,427,213
Refer to “Megacampus” under “Definitions and reconciliations” in the Supplemental Information for additional details.
(1)Represents total square footage upon completion of development or redevelopment of one or more new Class A/A+ properties. Square footage presented includes the RSF of buildings currently in operation at properties that also have future development or redevelopment opportunities. Upon expiration of existing in-place leases, we intend to demolish or redevelop the existing property subject to market conditions and leasing. Refer to “Investments in real estate” under
“Definitions and reconciliations” in the Supplemental Information for additional details, including development and redevelopment square feet currently included in rental properties.
(2)Includes a property in which we own a partial interest through a real estate joint venture. Refer to “Joint venture financial information” in the Supplemental Information for additional details.
(3)The noncontrolling interest share of our real estate joint venture partner is anticipated to decrease to 25%, as we expect to fund the majority of future construction costs at the campus until our ownership interest increases to 75%, after which future capital would be contributed pro rata with our partner.
(4)We have a 100% interest in this property.

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2026	39

New Class A/A+ Development and Redevelopment Properties: Summary of Pipeline (continued)
March 31, 2026
(Dollars in thousands)

Market Property/Submarket	Our Ownership Interest	Book Value	Development and Redevelopment Square Footage
			Under Construction	Future		Total(1)

Seattle
Megacampus: Alexandria Center® for Advanced Technologies – South Lake Union/Lake Union	(2)	$617,648	227,577	1,057,400		1,284,977
601 and 701 Dexter Avenue North and 800 Mercer Street
1010 4th Avenue South/SoDo	100%	63,523	—	544,825		544,825
410 West Harrison Street/Elliott Bay	100%	25,224	—	91,000		91,000
Megacampus: Alexandria Center® for Advanced Technologies – Canyon Park/Bothell	100%	20,692	—	230,000		230,000
21660 20th Avenue Southeast
Other development and redevelopment projects	100%	157,385	—	706,087		706,087
		884,472	227,577	2,629,312		2,856,889
Maryland
Megacampus: Alexandria Center® for Life Science – Shady Grove/Rockville	100%	28,803	—	296,000		296,000
9830 Darnestown Road
		28,803	—	296,000		296,000
Research Triangle
Megacampus: Alexandria Center® for Life Science – Durham/Research Triangle	100%	167,871	—	2,060,000		2,060,000
Megacampus: Alexandria Center® for Advanced Technologies and AgTech – Research Triangle/Research Triangle	100%	115,384	—	1,170,000		1,170,000
4 and 12 Davis Drive
Megacampus: Alexandria Center® for Sustainable Technologies/Research Triangle	100%	56,960	—	750,000		750,000
120 TW Alexander Drive, 2752 East NC Highway 54, and 10 South Triangle Drive
Other development and redevelopment projects	100%	1,647	—	25,000		25,000
		341,862	—	4,005,000		4,005,000
New York City
Megacampus: Alexandria Center® for Life Science – New York City/New York City	100%	180,617	—	550,000	(3)	550,000
		$180,617	—	550,000		550,000
Refer to “Megacampus” under “Definitions and reconciliations” in the Supplemental Information for additional details.
(1)Represents total square footage upon completion of development or redevelopment of one or more new Class A/A+ properties. Square footage presented includes the RSF of buildings currently in operation at properties that also have future development or redevelopment opportunities. Upon expiration of existing in-place leases, we intend to demolish or redevelop the existing property subject to market conditions and leasing. Refer to “Investments in real estate” under
“Definitions and reconciliations” in the Supplemental Information for additional details, including development and redevelopment square feet currently included in rental properties.
(2)We have a 100% interest in 601 and 701 Dexter Avenue North aggregating 415,977 RSF and a 60% interest in the future development project at 800 Mercer Street aggregating 869,000 RSF.
(3)During the three months ended September 30, 2024, we filed a lawsuit against the New York City Health + Hospitals Corporation and the New York City Economic Development Corporation for fraud and breach of contract concerning our option to ground lease a land parcel to develop a future world-class life science building within the Alexandria Center® for Life Science – New York City Megacampus. Refer to our quarterly report on Form 10-Q for the three months ended
March 31, 2026 filed with the SEC on April 27, 2026 for additional details.

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2026	40

New Class A/A+ Development and Redevelopment Properties: Summary of Pipeline (continued)
March 31, 2026
(Dollars in thousands)

Market Property/Submarket	Our Ownership Interest	Book Value		Development and Redevelopment Square Footage
				Under Construction	Future	Total(1)

Texas
Alexandria Center® for Advanced Technologies at The Woodlands/Greater Houston	100%	$45,105		66,350	116,405	182,755
8800 Technology Forest Place
1001 Trinity Street and 1020 Red River Street/Austin	100%	137,652		—	250,010	250,010
Other development and redevelopment projects	100%	60,808		—	344,000	344,000
		243,565		66,350	710,415	776,765
Other development and redevelopment projects	100%	47,503		—	597,743	597,743
Total pipeline as of March 31, 2026, excluding properties held for sale		6,857,569		3,412,311	20,014,546	23,426,857
Properties held for sale		230,905		—	1,619,425	1,619,425
Total pipeline as of March 31, 2026		$7,088,474	(2)	3,412,311	21,633,971	25,046,282

Refer to “Megacampus” under “Definitions and reconciliations” in the Supplemental Information for additional details.
(1)Total square footage includes 1.5 million RSF of buildings currently in operation that we expect to demolish or redevelop and commence future construction subject to market conditions and leasing. Refer to “Investments in real estate”
under “Definitions and reconciliations” in the Supplemental Information for additional details, including development and redevelopment square feet currently included in rental properties.
(2)Includes $3.12 billion of projects that are currently under construction.

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2026	41

Construction Spending
March 31, 2026
(Dollars in thousands)

Construction spending	Projected Guidance Midpoint for Year Ending December 31, 2026		Three Months Ended March 31, 2026	Year Ended December 31, 2025

Construction of Class A/A+ properties:
Active construction projects
Development and redevelopment under construction(1)	$1,445,000		$184,054	$1,216,572
Future pipeline pre-construction
Primarily Megacampus expansion pre-construction work (entitlement, design, and site work)	210,000	(2)	56,610	275,971
Revenue- and non-revenue-enhancing capital expenditures(3)	510,000	(4)	164,382	324,293
Construction spending (before contributions from noncontrolling interests or tenants)	2,165,000		405,046	1,816,836
Contributions from noncontrolling interests (consolidated real estate joint ventures)	(100,000)	(5)	(23,804)	(193,936)
Tenant-funded and -built landlord improvements	(315,000)		(2,694)	(178,651)
Total construction spending	$1,750,000		$378,548	$1,444,249
2026 guidance range for construction spending	$1,500,000 – $2,000,000

Projected capital contributions from partners in consolidated real estate joint ventures to fund construction

Timing	Amount(5)
2Q26–4Q26	$76,000
2027 and beyond	44,000
Total	$120,000

Refer to “Definitions and reconciliations” in the Supplemental Information for additional details.
(1)Includes smaller conversions to laboratory space through redevelopment.
(2)Approximately 75% represents capitalized costs.
(3)Represents revenue- and non-revenue-enhancing capital expenditures before contributions from noncontrolling interests and tenant-funded and tenant-built landlord improvements.
(4)The top two revenue- and non-revenue-enhancing capital expenditure projects in 2026 represent approximately 58% of the total spending within this category. The first project relates to a property located at the Alexandria Center® for
Advanced Technologies – South San Francisco Megacampus in our South San Francisco submarket, which is leased to a new tenant and is undergoing its first major renovation in 12 years. The second project relates to two properties at the Alexandria Technology Square® Megacampus in our Cambridge submarket, which are undergoing their first major renovation in 16 years.
(5)Represents contractual capital commitments from existing real estate joint venture partners to fund construction.

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2026	42

Capitalization of Interest
March 31, 2026
(Dollars in thousands)

	Leased/ Negotiating	Average Real Estate Basis Capitalized
Key Categories of Real Estate Basis Capitalized		Three Months Ended March 31, 2026	Percentage
Construction of Class A/A+ properties:
Development and redevelopment of projects under construction and repositioning projects:
2026 stabilization	93%	$330,399
2027–2028 stabilization	68%	768,594
Evaluating business and financial strategy(1)	23%	1,277,710
Repositioning and smaller redevelopment projects(2)		1,538,022
		3,914,725	57%
Land/future development projects with critical key pre-construction milestones through:
2026(3)		1,159,948
2027(3)		567,606
2028 and beyond(4)		1,217,819
		2,945,373	43
Total average real estate basis capitalized(5)		$6,860,098	100%
Substantial Reduction in Land Drives Decrease in Average Real Estate Basis Capitalized
$8.1B
$6.8B

Development/Redevelopment Under Construction and Repositioning Projects
Land/Future Development
$3.8B – $5.3B
Average Real Estate Basis Capitalized
(1)Includes projects aggregating 1.6 million RSF for which we are evaluating business and financial strategy and that are expected to reach anticipated construction or delivery milestones, on a weighted-average real estate investment basis, by March 2027.  We are evaluating multiple options, including whether to continue construction of laboratory improvements, pause construction, pursue lower-investment construction alternatives (including a pivot to advanced technology use), or disposition. Upon achievement of these milestones, if we choose not to pursue future construction or other activities, capitalized interest and other project costs may no longer qualify for capitalization.
(2)Includes the real estate basis related to the 1.1 million RSF of vacant space as of March 31, 2026 that is leased with future delivery. The weighted-average expected delivery date is approximately September 2026.
(3)Includes future pipeline projects that are expected to reach anticipated pre-construction milestones, including various phases of entitlement, design, site work, and other activities necessary to begin aboveground vertical construction, on a weighted-average real estate investment basis by August 2026 and April 2027, for the 2026 and 2027 milestones, respectively. At each milestone date, we will evaluate whether to proceed with additional pre-construction and/or construction activities based on leasing demand and/or market conditions, pause future investments, or consider for potential disposition.
(4)Includes future Megacampus development projects at Alexandria Center® for Advanced Technologies – Tanforan in our South San Francisco submarket and Alexandria Center® for Life Science – San Carlos in our Greater Stanford
submarket, which represents approximately 68% of the total average capitalized real estate basis with 2028 and beyond milestones during the three months ended March 31, 2026. These projects are located at transit-friendly sites with future access to exceptional amenities.
(5)In addition to capitalized interest, we incur additional capitalized project costs, including property taxes, insurance, payroll, and other costs directly related and essential to the construction of Class A/A+ properties. If we cease activities necessary to prepare a project for its intended use, costs related to such project are expensed as incurred. Annualized capitalized operating expenses and payroll represent approximately 2% and 1%, respectively, of the total average real estate basis subject to capitalization for 1Q26.

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Joint Venture Financial Information
March 31, 2026

Consolidated Real Estate Joint Ventures
Property	Market	Submarket	Noncontrolling Interest Share		Operating RSF at 100%
50 and 60 Binney Street	Greater Boston	Cambridge/Inner Suburbs	66.0%		532,395
75/125 Binney Street	Greater Boston	Cambridge/Inner Suburbs	60.0%		388,270
100 and 225 Binney Street and 300 Third Street	Greater Boston	Cambridge/Inner Suburbs	70.0%		870,641
15 Necco Street	Greater Boston	Seaport Innovation District	43.3%		345,996
Alexandria Center® for Science and Technology – Mission Bay(1)	San Francisco Bay Area	Mission Bay	75.0%		550,851
211 and 213 East Grand Avenue	San Francisco Bay Area	South San Francisco	70.0%		300,930
500 Forbes Boulevard	San Francisco Bay Area	South San Francisco	90.0%		155,685
Alexandria Center® for Life Science – Millbrae	San Francisco Bay Area	South San Francisco	51.4%		285,346
3215 Merryfield Row	San Diego	Torrey Pines	70.0%		170,523
Campus Point by Alexandria(2)(3)	San Diego	University Town Center	42.8%	(4)	1,159,770
5200 Illumina Way	San Diego	University Town Center	49.0%		792,687
9625 Towne Centre Drive	San Diego	University Town Center	70.0%		163,648
SD Tech by Alexandria(2)(5)	San Diego	Sorrento Mesa	50.0%		1,051,752
Summers Ridge Science Park(6)	San Diego	Sorrento Mesa	70.0%		316,531
1201 and 1208 Eastlake Avenue East	Seattle	Lake Union	70.0%		206,134
400 Dexter Avenue North	Seattle	Lake Union	70.0%		290,754
800 Mercer Street	Seattle	Lake Union	40.0%		— (2)

Unconsolidated Real Estate Joint Ventures
Property	Market	Submarket	Our Ownership Share		Operating RSF at 100%
1655 and 1725 Third Street	San Francisco Bay Area	Mission Bay	10.0%		586,208
101 West Dickman Street	Maryland	Beltsville	58.4%	(7)	135,958
Refer to “Joint venture financial information” under “Definitions and reconciliations” in the Supplemental Information for additional details.
(1)Includes 1450, 1500, and 1700 Owens Street and 455 Mission Bay Boulevard South.
(2)Includes properties currently under construction or in our future development and redevelopment pipeline. Refer to the sections under “New Class A/A+ development and redevelopment properties” in the Supplemental Information for additional details.
(3)Includes 10200, 10290, and 10300 Campus Point Drive and 4135, 4155, 4165, 4224, and 4242 Campus Point Court.
(4)The noncontrolling interest share of our real estate joint venture partner is anticipated to decrease to 25%, as we expect to fund the majority of future construction costs at the campus until our ownership interest increases to 75%, after which future capital would be contributed pro rata with our partner. Refer to “New Class A/A+ development and redevelopment properties: under construction” in the Supplemental Information for additional details.
(5)Includes 9605, 9645, 9675, 9725, 9735, 9805, 9808, 9855, and 9868 Scranton Road and 10055, 10065, and 10075 Barnes Canyon Road.
(6)Includes 9965, 9975, 9985, and 9995 Summers Ridge Road.
(7)Represents a joint venture with a local real estate operator in which our joint venture partner manages the day-to-day activities that significantly affect the economic performance of the joint venture.

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2026	44

Joint Venture Financial Information (continued)
March 31, 2026
(In thousands)

	As of March 31, 2026
	Noncontrolling Interest Share of Consolidated Real Estate JVs	Our Share of Unconsolidated Real Estate JVs
Investments in real estate	$3,261,264	$88,793
Cash, cash equivalents, and restricted cash	111,509	1,648
Other assets	411,563	10,686
Secured notes payable	—	(60,821)
Other liabilities	(154,688)	(9,786)
Redeemable noncontrolling interests	(9,234)	—
	$3,620,414	$30,520

	Three Months Ended March 31, 2026
	Noncontrolling Interest Share of Consolidated Real Estate JVs	Our Share of Unconsolidated Real Estate JVs
Total revenues	$97,212	$3,006
Rental operations	(30,677)	(1,191)
	66,535	1,815
General and administrative	(622)	(22)
Interest	(63)	(1,026)
Depreciation and amortization of real estate assets	(29,473)	(914)
Fixed returns allocated to redeemable noncontrolling interest(1)	347	—
	$36,724	$(147)

Straight-line rent and below-market lease revenue	$2,981	$197
Funds from operations(2)	$66,197	$767

Refer to “Joint venture financial information” under “Definitions and reconciliations” in the Supplemental Information for additional details.
(1)Represents an allocation of joint venture earnings to redeemable noncontrolling interest for a property in the San Francisco Bay Area market. This redeemable noncontrolling interest earns a fixed return on their investment rather than participate in the operating results of the property.
(2)Refer to “Funds from operations and funds from operations per share” in the Earnings Press Release and “Definitions and reconciliations” in the Supplemental Information for additional details.

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2026	45

Investments
March 31, 2026
(Dollars in thousands)

We hold investments in publicly traded companies and privately held entities primarily involved in the life science industry. The tables below summarize components of our investment income
(loss) and non-real estate investments. Refer to “Investments” under “Definitions and reconciliations” in the Supplemental Information for additional details.

	Three Months Ended March 31, 2026		Year Ended December 31, 2025
Realized gains (losses):
Realized gains	$18,198		$115,722
Impairment of non-real estate investments	(12,448)	(1)	(95,716)
Significant realized loss	—		(103,329)
	5,750		(83,323)
Unrealized (losses) gains	(10,332)	(2)	26,980	(3)
Investment loss	$(4,582)		$(56,343)

	March 31, 2026					December 31, 2025
Investments	Cost		Unrealized Gains	Unrealized Losses	Carrying Amount	Carrying Amount

Publicly traded companies	$83,916		$34,674	$(16,514)	$102,076	$94,928
Entities that report NAV	471,058		102,050	(38,132)	534,976	512,376
Entities that do not report NAV:
Entities with observable price changes	82,128		54,780	(10,991)	125,917	123,238
Entities without observable price changes	405,567		—	—	405,567	413,324
Investments accounted for under the equity method	N/A		N/A	N/A	367,883	357,383
March 31, 2026	$1,042,669	(4)	$191,504	$(65,637)	$1,536,419	$1,501,249

December 31, 2025	$1,010,488		$184,434	$(51,056)	$1,501,249

Public/Private Mix (Cost)	Tenant/Non-Tenant Mix (Cost)

17%
Tenant
6%
Public
83%
Non-Tenant
94%
Private
(1)Primarily related to two non-real estate investments in privately held entities that do not report NAV.
(2)Primarily relates to the accounting reclassifications of unrealized gains recognized in prior periods into realized gains upon our realization of investments during the three months ended March 31, 2026.
(3)Primarily relates to the increase in fair values of our investments in publicly traded entities during the year ended December 31, 2025.
(4)Represents 2.6% of gross assets as of March 31, 2026. Refer to “Gross assets” under “Definitions and reconciliations” in the Supplemental Information for additional details.

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Balance Sheet
March 31, 2026

ALEXANDRIA CONTINUES TO HAVE A STRONG AND FLEXIBLE
BALANCE SHEET WITH SIGNIFICANT LIQUIDITY

SIGNIFICANT LIQUIDITY	PERCENTAGE OF FIXED-RATE DEBT SINCE 2022(2)
$4.2B	96.4%

REMAINING DEBT TERM (IN YEARS)	DEBT INTEREST RATE
10.0	4.06%
Longest Among S&P 500 REITs(3)

4Q26 ANNUALIZED GUIDANCE
5.6x to 6.2x	3.6x to 4.1x
NET DEBT AND PREFERRED STOCK TO ADJUSTED EBITDA	FIXED-CHARGE COVERAGE RATIO
TOP 15%
CREDIT RATING RANKING AMONG
ALL PUBLICLY TRADED U.S. REITS(1)
BBB+
Negative
WEIGHTED AVERAGE
Baa1
Negative
As of March 31, 2026. Refer to “Definitions and reconciliations” in the Supplemental Information for additional details.
(1)Top 15% ranking represents credit rating levels from S&P Global Ratings and Moody’s Ratings for publicly traded U.S. REITs, from Bloomberg Professional Services and Nareit, as of March 31, 2026.
(2)Represents the average quarterly percentage fixed-rate debt as of each quarter-end from January 1, 2022 through March 31, 2026.
(3)Sources: S&P Global Market Intelligence, Bloomberg, or company filings as of December 31, 2025, except for ARE, which is as of March 31, 2026.

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Balance Sheet
March 31, 2026

KEY HIGHLIGHTS:

Repurchased $1.33 billion debt principal at a 28% discount
for $952.2 million across 2050, 2051, and 2052 notes
Funded repurchase primarily with issuance of  $750 million
of 5.25% senior unsecured notes due 2036
Recognized $366.4 million(1) gain on early extinguishment of debt with a ~0.2x benefit to leverage(2)
No significant impact on 2026 FFO per share — diluted, as
adjusted, interest expense, or fixed-charge coverage ratio
ARE’s overall weighted-average remaining debt term:
10.0 years(3) (continues to be the longest among S&P 500
REITs)

1Q26 TENDER
OFFERS AND
NEW ISSUANCE
EFFICIENT
DE-LEVERAGING
THROUGH
LIABILITY
MANAGEMENT
(1)Includes the write-off of unamortized debt issuance costs and other transaction-related costs.
(2)Refer to “Net debt and preferred stock to adjusted EBITDA” in Definitions and reconciliations in the Supplemental Information for additional details.
(3)As of March 31, 2026.

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Key Credit Metrics
March 31, 2026

Liquidity		Limited Outstanding Borrowings and Significant Availability on Unsecured Senior Line of Credit
		(in millions)
$4.2B

$5,000
$5,000
$5,000
$353
$1,354
<$350
SIGNIFICANT AVAILABILITY
MINIMAL OUTSTANDING
12/31/25
3/31/26
12/31/26 Target
Remaining amounts available for borrowing under our unsecured senior line of credit
Outstanding balance under our unsecured senior line of credit and/or commercial paper program

(in millions)
Availability under our unsecured senior line of credit, net of amounts outstanding under our commercial paper program	$3,645
Cash, cash equivalents, and restricted cash	423
Investments in publicly traded companies	102
Liquidity as of March 31, 2026	$4,170

Net Debt and Preferred Stock to Adjusted EBITDA(1)		Fixed-Charge Coverage Ratio(1)

3.6x to 4.1x
5.6x to 6.2x

Refer to “Definitions and reconciliations” in the Supplemental Information for additional details.
(1)Quarter annualized.

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Summary of Debt
March 31, 2026

ALEXANDRIA HAS THE LONGEST WEIGHTED-AVERAGE REMAINING DEBT TERM
AMONG S&P 500 REITS AT ALMOST 2X THE AVERAGE DEBT TERM FOR THESE REITS

12.0
10.0
8.0
6.0
4.0
2.0
0.0
2.8
3.7
4.0
4.3
4.5
4.5
4.6
4.9
5.0
5.0
5.0
5.0
5.1
5.3
5.5
6.0
6.0
6.3
6.4
6.5
6.5
6.6
6.7
7.0
7.0
7.2
7.9
8.5
10.0
SBAC
BXP
DOC
UDR
EXR
CPT
IRM
INVH
DLR
VTR
WELL
FRT
HST
AMT
O
CCI
VICI
PSA
MAA
WY
EQIX
AVB
EQR
ESS
SPG
REG
KIM
PLD
ARE

5.6 Years
Average Debt Term
of S&P 500 REITs
as of December 31, 2025

WEIGHTED-AVERAGE REMAINING DEBT TERM (IN YEARS)
Sources: S&P Global Market Intelligence, Bloomberg, or company filings as of December 31, 2025, except for ARE, which is as of March 31, 2026.

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2026	50

Summary of Debt (continued)
March 31, 2026
(Dollars in thousands)

Fixed-rate and variable-rate debt	Fixed-Rate Debt	Variable-Rate Debt	Total	Percentage	Weighted-Average
					Interest Rate(1)	Remaining Term (in years)

Unsecured senior notes payable	$11,166,009	$—	$11,166,009	89.2%	4.03%	10.7
Unsecured senior line of credit(2) and commercial paper program(3)	—	1,353,986	1,353,986	10.8	4.27	3.8	(4)
Total/weighted average	$11,166,009	$1,353,986	$12,519,995	100.0%	4.06%	10.0	(4)
Percentage of total debt	89.2%	10.8%	100.0%

(1)Represents the weighted-average interest rate as of the end of the applicable period, including expense/income related to the amortization of loan fees, amortization of debt premiums (discounts), and other bank fees.
(2)As of March 31, 2026, we had no outstanding balance on our unsecured senior line of credit.
(3)The commercial paper program provides us with the ability to issue up to $2.50 billion of commercial paper notes that bear interest at short-term fixed rates and can generally be issued with a maturity of 30 days or less and with a maximum maturity of 397 days from the date of issuance. Borrowings under the program are used to fund short-term capital needs and are back-stopped by our unsecured senior line of credit. In the event we are unable to issue commercial paper notes or refinance outstanding borrowings under terms equal to or more favorable than those under our unsecured senior line of credit, we expect to borrow under the unsecured senior line of credit at
SOFR+0.835%. As of March 31, 2026, we had $1.35 billion of commercial paper notes outstanding.
(4)We calculate the weighted-average remaining term of our commercial paper notes by using the maturity date of our unsecured senior line of credit. Using the maturity date of our outstanding commercial paper notes, the consolidated weighted-average maturity of our debt is 9.6 years. The commercial paper notes sold during the three months ended March 31, 2026 were issued at a weighted-average yield to maturity of 4.08% and had a weighted-average maturity term of 13 days.

	Three Months Ended March 31, 2026
	Average Debt Outstanding	Weighted-Average Interest Rate
Long-term fixed-rate debt	$11,432,675	3.94%
Short-term variable-rate unsecured senior line of credit and commercial paper program debt	1,736,226	4.05
Blended-average interest rate	13,168,901	3.95
Loan fee amortization and annual facility fee related to unsecured senior line of credit	N/A	0.13
Total/weighted average	$13,168,901	4.08%

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Summary of Debt (continued)
March 31, 2026
(Dollars in thousands)

Debt covenants	Unsecured Senior Notes Payable		Unsecured Senior Line of Credit
Debt Covenant Ratios(1)	Requirement	March 31, 2026	Requirement	March 31, 2026

Total Debt to Total Assets	≤ 60%	32%	≤ 60.0%	34.5%
Secured Debt to Total Assets	≤ 40%	—%	≤ 45.0%	—%
Consolidated EBITDA to Interest Expense	≥ 1.5x	7.7x	≥ 1.50x	3.23x
Unencumbered Total Asset Value to Unsecured Debt	≥ 150%	302%	N/A	N/A
Unsecured Interest Coverage Ratio	N/A	N/A	≥ 1.75x	6.93x

(1)All covenant ratio titles utilize terms as defined in the respective debt and credit agreements. The calculation of consolidated EBITDA is based on the definitions contained in our loan agreements and is not directly comparable to the computation of EBITDA as described in Exchange Act Release No. 47226.

Unconsolidated real estate joint ventures’ debt					At 100%
Unconsolidated Joint Venture	Maturity Date	Stated Rate		Interest Rate(1)	Aggregate Commitment	Debt Balance(2)	Our Share
101 West Dickman Street	10/29/26	SOFR+1.95%	(3)	5.68%	$26,750	$19,048	58.4%
1655 and 1725 Third Street	2/10/35	6.37%		6.44%	500,000	496,967	10.0%
					$526,750	$516,015

(1)Includes interest expense and amortization of loan fees.
(2)Represents outstanding principal, net of unamortized deferred financing costs, as of March 31, 2026.
(3)This loan is subject to a fixed SOFR floor of 0.75%.

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Summary of Debt (continued)
March 31, 2026
(Dollars in thousands)

Debt	Stated Rate	Interest Rate(1)		Maturity Date(2)		Principal Payments Remaining for the Periods Ending December 31,						Principal	Unamortized (Deferred Financing Cost), (Discount)/ Premium	Total
						2026	2027	2028	2029	2030	Thereafter

Unsecured senior line of credit and commercial paper program(3)	(3)	4.27%	(3)	1/22/30	(3)	$—	$—	$—	$—	$1,355,271	$—	$1,355,271	$(1,285)	$1,353,986
Unsecured senior notes payable	3.80%	3.96		4/15/26	(4)	350,000	—	—	—	—	—	350,000	(38)	349,962
Unsecured senior notes payable	3.95%	4.13		1/15/27		—	350,000	—	—	—	—	350,000	(426)	349,574
Unsecured senior notes payable	3.95%	4.07		1/15/28		—	—	425,000	—	—	—	425,000	(782)	424,218
Unsecured senior notes payable	4.50%	4.60		7/30/29		—	—	—	300,000	—	—	300,000	(749)	299,251
Unsecured senior notes payable	2.75%	2.87		12/15/29		—	—	—	400,000	—	—	400,000	(1,552)	398,448
Unsecured senior notes payable	4.70%	4.81		7/1/30		—	—	—	—	450,000	—	450,000	(1,594)	448,406
Unsecured senior notes payable	4.90%	5.05		12/15/30		—	—	—	—	700,000	—	700,000	(3,751)	696,249
Unsecured senior notes payable	3.375%	3.48		8/15/31		—	—	—	—	—	750,000	750,000	(3,543)	746,457
Unsecured senior notes payable	2.00%	2.12		5/18/32		—	—	—	—	—	900,000	900,000	(5,811)	894,189
Unsecured senior notes payable	1.875%	1.97		2/1/33		—	—	—	—	—	1,000,000	1,000,000	(6,023)	993,977
Unsecured senior notes payable	2.95%	3.07		3/15/34		—	—	—	—	—	800,000	800,000	(6,287)	793,713
Unsecured senior notes payable	4.75%	4.88		4/15/35		—	—	—	—	—	500,000	500,000	(4,385)	495,615
Unsecured senior notes payable	5.50%	5.66		10/1/35		—	—	—	—	—	550,000	550,000	(6,162)	543,838
Unsecured senior notes payable	5.25%	5.41		3/15/36		—	—	—	—	—	750,000	750,000	(11,130)	738,870
Unsecured senior notes payable	5.25%	5.38		5/15/36		—	—	—	—	—	400,000	400,000	(3,681)	396,319
Unsecured senior notes payable	4.85%	4.93		4/15/49		—	—	—	—	—	300,000	300,000	(2,727)	297,273
Unsecured senior notes payable	4.00%	3.91		2/1/50		—	—	—	—	—	390,801	390,801	5,463	396,264
Unsecured senior notes payable	3.00%	3.09		5/18/51		—	—	—	—	—	352,398	352,398	(4,454)	347,944
Unsecured senior notes payable	3.55%	3.64		3/15/52		—	—	—	—	—	475,406	475,406	(6,233)	469,173
Unsecured senior notes payable	5.15%	5.26		4/15/53		—	—	—	—	—	500,000	500,000	(7,316)	492,684
Unsecured senior notes payable	5.625%	5.71		5/15/54		—	—	—	—	—	600,000	600,000	(6,415)	593,585
Unsecured debt weighted-average interest rate/ subtotal		4.06				350,000	350,000	425,000	700,000	2,505,271	8,268,605	12,598,876	(78,881)	12,519,995
Weighted-average interest rate/total		4.06%				$350,000	$350,000	$425,000	$700,000	$2,505,271	$8,268,605	$12,598,876	$(78,881)	$12,519,995

Balloon payments						$350,000	$350,000	$425,000	$700,000	$2,505,271	$8,268,605	$12,598,876	$—	$12,598,876
Principal amortization						—	—	—	—	—	—	—	(78,881)	(78,881)
Total debt						$350,000	$350,000	$425,000	$700,000	$2,505,271	$8,268,605	$12,598,876	$(78,881)	$12,519,995

Fixed-rate debt						$350,000	$350,000	$425,000	$700,000	$1,150,000	$8,268,605	$11,243,605	$(77,596)	$11,166,009
Variable-rate debt						—	—	—	—	1,355,271	—	1,355,271	(1,285)	1,353,986
Total debt						$350,000	$350,000	$425,000	$700,000	$2,505,271	$8,268,605	$12,598,876	$(78,881)	$12,519,995
Weighted-average stated rate on maturing debt						3.80%	3.95%	3.95%	3.50%	4.52%	3.84%
(1)Represents the weighted-average interest rate as of the end of the applicable period, including amortization of loan fees, amortization of debt premiums (discounts), and other bank fees.
(2)Reflects any extension options that we control.
(3)Refer to footnotes 2 through 4 under “Fixed-rate and variable-rate debt” in “Summary of debt” for additional details.
(4)In April 2026, we repaid our 3.80% unsecured senior notes payable upon maturity. No gain or loss was incurred in connection with this repayment.

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Definitions and Reconciliations
March 31, 2026

This section contains additional details for sections throughout the Supplemental Information and the accompanying Earnings Press Release, as well as explanations and reconciliations of certain non-
GAAP financial measures and the reasons why we use these supplemental measures of performance and believe they provide useful information to investors. Additional detail can be found in our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, as well as other documents filed with or furnished to the SEC from time to time.
Adjusted EBITDA and Adjusted EBITDA margin

The following table reconciles net income (loss), the most directly comparable financial measure calculated and presented in accordance with GAAP, to Adjusted EBITDA and calculates the
Adjusted EBITDA margin:

	Three Months Ended
(Dollars in thousands)	3/31/26		12/31/25	9/30/25	6/30/25	3/31/25
Net income (loss)	$398,377		$(995,354)	$(197,845)	$(62,189)	$38,662
Interest expense	64,584		65,674	54,852	55,296	50,876
Income taxes	3,225		1,851	3,737	1,020	1,145
Depreciation and amortization	305,441		322,063	340,230	346,123	342,062
Stock compensation expense	11,032		8,232	10,293	12,530	10,064
(Gain) loss on early extinguishment of debt	(366,435)	(1)	—	107	—	—
Gain on sales of real estate	—		(619,914)	(9,366)	—	(13,165)
Unrealized losses (gains) on non-real estate investments	10,332		(98,548)	(18,515)	21,938	68,145
Significant realized losses on non-real estate investments	—		103,329	—	—	—
Impairment of real estate	5,499		1,717,188	323,870	129,606	32,154
Impairment of non-real estate investments	12,448		20,181	25,139	39,216	11,180
(Decrease) increase in provision for expected credit losses on financial instruments	—		(341)	—	—	285
Adjusted EBITDA	$444,503		$524,361	$532,502	$543,540	$541,408

Total revenues	$671,022		$754,414	$751,944	$762,040	$758,158

Adjusted EBITDA margin	66%		70%	71%	71%	71%
(1)In February 2026, we completed tender offers to repurchase debt principal aggregating $1.33 billion across a portion of our outstanding 4.00% Senior Notes due 2050, 3.00% Senior Notes due 2051, and 3.55% Senior
Notes due 2052  for $952.2 million. The gain includes the write-off of unamortized debt issuance costs and other transaction-related costs.
We use Adjusted EBITDA as a supplemental performance measure of our operations, for financial and operational decision-making, and as a supplemental means of evaluating period-to-period comparisons on a consistent basis. Adjusted EBITDA is calculated as earnings before interest, taxes, depreciation, and amortization (“EBITDA”), excluding stock compensation expense, gains or losses on early extinguishment of debt, gains or losses on sales of real estate, impairments of real estate, changes in provision for expected credit losses on financial instruments, and significant termination fees. Adjusted
EBITDA also excludes unrealized gains or losses and significant realized gains or losses and impairments that result from our non-real estate investments. These non-real estate investment amounts are classified in our consolidated statements of operations outside of total revenues.
Adjusted EBITDA and Adjusted EBITDA margin (continued)
We believe Adjusted EBITDA provides investors with relevant and useful information as it allows investors to evaluate the operating performance of our business activities without having to account for differences recognized because of investing and financing decisions related to our real estate and non-real estate investments, our capital structure, capital market transactions, and variances resulting from the volatility of market conditions outside of our control. For example, we exclude gains or losses on the early extinguishment of debt to allow investors to measure our performance independent of our indebtedness and capital structure. We believe that adjusting for the effects of impairments and gains or losses on sales of real estate, significant impairments and realized gains or losses on non-real estate investments, changes in provision for expected credit losses on financial instruments, and significant termination fees allows investors to evaluate performance from period to period on a consistent basis without having to account for differences recognized because of investing and financing decisions related to our real estate and non-real estate investments or other corporate activities that may not be representative of the operating performance of our properties.
In addition, we believe that excluding charges related to stock compensation and unrealized gains or losses facilitates for investors a comparison of our business activities across periods without the volatility resulting from market forces outside of our control. Adjusted EBITDA has limitations as a measure of our performance. Adjusted EBITDA does not reflect our historical expenditures or future requirements for capital expenditures or contractual commitments. While Adjusted EBITDA is a relevant measure of performance, it does not represent net income (loss) or cash flows from operations calculated and presented in accordance with GAAP, and it should not be considered as an alternative to those indicators in evaluating performance or liquidity.
In order to calculate the Adjusted EBITDA margin, we divide Adjusted EBITDA by total revenues as presented in our consolidated statements of operations. We believe that this supplemental performance measure provides investors with additional useful information regarding the profitability of our operating activities.
We are not able to forecast the net income of future periods without unreasonable effort, and therefore do not provide a reconciliation for Adjusted EBITDA on a forward-looking basis. This is due to the inherent difficulty of forecasting the timing and/or amount of items that depend on market conditions outside of our control, including the timing of dispositions, capital events, and financing decisions, as well as quarterly components such as gain on sales of real estate, unrealized gains or losses on non-
real estate investments, impairments of real estate, impairments of non-real estate investments, and changes in provision for expected credit losses on financial instruments. Our attempt to predict these amounts may produce significant but inaccurate estimates, which would potentially be misleading for our investors.

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Definitions and Reconciliations (continued)
March 31, 2026

Annual rental revenue
Annual rental revenue represents the annualized fixed base rental obligations, calculated in accordance with GAAP. It includes the amortization of deferred revenue related to tenant-funded and tenant-built landlord improvements for leases in effect as of the end of the period, related to our operating RSF. Annual rental revenue is presented using 100% of the annual rental revenue from our consolidated properties and our share of annual rental revenue for our unconsolidated real estate joint ventures. Annual rental revenue per RSF is computed by dividing annual rental revenue by the sum of
100% of the RSF of our consolidated properties and our share of the RSF of properties held in unconsolidated real estate joint ventures. As of March 31, 2026, approximately 91% of our leases (on an annual rental revenue basis) were triple net leases, which require tenants to pay substantially all real estate taxes, insurance, utilities, repairs and maintenance, common area expenses, and other operating expenses (including increases thereto) in addition to base rent. Annual rental revenue excludes these operating expenses recovered from our tenants. Amounts recovered from our tenants related to these operating expenses, along with base rent, are classified in income from rentals in our consolidated statements of operations.
Capitalization rates
Capitalization rates are calculated based on net operating income and net operating income
(cash basis) annualized, excluding lease termination fees, on stabilized operating assets for the quarter preceding the date on which the property is sold, or near-term prospective net operating income.
Capitalized interest
We capitalize interest cost as a cost of a project during periods for which activities necessary to develop, redevelop, or reposition a project for its intended use are ongoing, provided that expenditures for the asset have been made and interest cost has been incurred. Activities necessary to develop, redevelop, or reposition a project include pre-construction activities such as entitlements, permitting, design, site work, and other activities preceding commencement of construction of aboveground building improvements. The advancement of pre-construction efforts is focused on reducing the time required to deliver projects to prospective tenants. These critical activities add significant value for future ground-up development and are required for the vertical construction of buildings. If we cease activities necessary to prepare a project for its intended use, interest costs related to such project are expensed as incurred.
Cash interest
Cash interest is equal to interest expense calculated in accordance with GAAP plus capitalized interest, less amortization of loan fees and debt premiums (discounts). Refer to the definition of fixed-charge coverage ratio for a reconciliation of interest expense, the most directly comparable financial measure calculated and presented in accordance with GAAP, to cash interest.
Class A/A+ properties and AAA locations
Class A/A+ properties are properties clustered in AAA locations that provide innovative tenants with highly dynamic and collaborative environments that enhance their ability to successfully recruit and retain world-class talent and inspire productivity, efficiency, creativity, and success. These properties are typically well-located, professionally managed, and well-maintained, offering a wide range of amenities and featuring premium construction materials and finishes. Class A/A+ properties are generally newer or have undergone substantial redevelopment and are generally expected to command higher annual rental rates compared to other classes of similar properties. AAA locations are in close proximity to concentrations of specialized skills, knowledge, institutions, and related businesses. It is important to note that our definition of property classification may not be directly comparable to other equity REITs.
Credit ratings
Represents the credit ratings assigned by S&P Global Ratings or Moody’s Ratings as of
March 31, 2026. A credit rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time.
Development, redevelopment, and pre-construction
A key component of our business model is our disciplined allocation of capital to the development and redevelopment of new Class A/A+ properties, as well as property enhancements identified during the underwriting of certain acquired properties. These efforts are primarily concentrated in collaborative Megacampus ecosystems within AAA life science innovation clusters, as well as other strategic locations that support innovation and growth. These projects are generally focused on providing high-quality, generic, and reusable spaces that meet the real estate requirements of a wide range of tenants. Upon completion, each development or redevelopment project is expected to generate increases in rental income, net operating income, and cash flows. Our development and redevelopment projects are generally in locations that are highly desirable to high-quality entities, which we believe results in higher occupancy levels, longer lease terms, higher rental income, higher returns, and greater long-term asset value.
Development projects generally consist of the ground-up development of generic and reusable laboratory facilities. Redevelopment projects generally consist of the permanent change in use of acquired office, warehouse, or shell space into facilities designed for life science innovation or advanced technology. We generally will not commence new development projects for aboveground construction of new Class A/A+ laboratory space without first securing significant pre-leasing for such space, except when there is solid market demand for high-quality Class A/A+ properties.
Pre-construction activities include entitlements, permitting, design, site work, and other activities preceding commencement of construction of aboveground building improvements. The advancement of pre-construction efforts is focused on reducing the time required to deliver projects to prospective tenants. These critical activities add significant value for future ground-up development and are required for the vertical construction of buildings. Ultimately, these projects will provide high-quality facilities and are expected to generate significant revenue and cash flows.

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Definitions and Reconciliations (continued)
March 31, 2026

Development, redevelopment, and pre-construction (continued)
Development, redevelopment, and pre-construction spending also includes the following costs: (i) amounts to bring certain acquired properties up to market standard and/or other costs identified during the acquisition process (generally within two years of acquisition) and (ii) permanent conversion of space for highly flexible, move-in-ready laboratory space to foster the growth of promising early- and growth-stage life science companies.
Revenue-enhancing and repositioning capital expenditures represent spending to reposition or significantly change the use of a property, including through improvement in the asset quality from
Class B to Class A/A+.
Non-revenue-enhancing capital expenditures represent costs required to maintain the current revenues of a stabilized property, including the associated costs for renewed and re-leased space.
Dividend payout ratio (common stock)
Dividend payout ratio (common stock) is the ratio of the absolute dollar amount of dividends on our common stock (shares of common stock outstanding on the respective record dates multiplied by the related dividend per share) to funds from operations attributable to Alexandria’s common stockholders – diluted, as adjusted.
Dividend yield
Dividend yield for the quarter represents the annualized quarter dividend divided by the closing common stock price at the end of the quarter.

Space Intentionally Blank
Fixed-charge coverage ratio
Fixed-charge coverage ratio is a non-GAAP financial measure representing the ratio of
Adjusted EBITDA to cash interest and fixed charges. We believe that this ratio is useful to investors as a supplemental measure of our ability to satisfy fixed financing obligations and preferred stock dividends.
Cash interest is equal to interest expense calculated in accordance with GAAP plus capitalized interest, less amortization of loan fees and debt premiums (discounts).
The following table reconciles interest expense, the most directly comparable financial measure calculated and presented in accordance with GAAP, to cash interest and computes fixed-
charge coverage ratio:

	Three Months Ended
(Dollars in thousands)	3/31/26	12/31/25	9/30/25	6/30/25	3/31/25
Adjusted EBITDA	$444,503	$524,361	$532,502	$543,540	$541,408

Interest expense	$64,584	$65,674	$54,852	$55,296	$50,876
Capitalized interest	69,973	81,845	86,091	82,423	80,065
Amortization of loan fees	(4,428)	(4,481)	(4,505)	(4,615)	(4,691)
Amortization of debt discounts	(320)	(327)	(325)	(335)	(349)
Cash interest and fixed charges	$129,809	$142,711	$136,113	$132,769	$125,901

Fixed-charge coverage ratio:
– quarter annualized	3.4x	3.7x	3.9x	4.1x	4.3x
– trailing 12 months	3.8x	4.0x	4.1x	4.3x	4.4x

We are not able to forecast the net income of future periods without unreasonable effort, and therefore do not provide a reconciliation for fixed-charge coverage ratio on a forward-looking basis. This is due to the inherent difficulty of forecasting the timing and/or amount of items that depend on market conditions outside of our control, including the timing of dispositions, capital events, and financing decisions, as well as quarterly components such as gain on sales of real estate, unrealized gains or losses on non-real estate investments, impairments of real estate, impairments of non-real estate investments, and changes in provision for expected credit losses on financial instruments. Our attempt to predict these amounts may produce significant but inaccurate estimates, which would potentially be misleading for our investors.

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Definitions and Reconciliations (continued)
March 31, 2026

Funds from operations and funds from operations, as adjusted, attributable to Alexandria’s common stockholders
GAAP-basis accounting for real estate assets utilizes historical cost accounting and assumes that real estate values diminish over time. In an effort to overcome the difference between real estate values and historical cost accounting for real estate assets, the Nareit Board of Governors established funds from operations as an improved measurement tool. Since its introduction, funds from operations has become a widely used non-GAAP financial measure among equity REITs. We believe that funds from operations is helpful to investors as an additional measure of the performance of an equity
REIT. Moreover, we believe that funds from operations, as adjusted, allows investors to compare our performance to the performance of other real estate companies on a consistent basis, without having to account for differences recognized because of real estate acquisition and disposition decisions, financing decisions, capital structure, capital market transactions, variances resulting from the volatility of market conditions outside of our control, or other corporate activities that may not be representative of the operating performance of our properties.
The 2018 White Paper published by the Nareit Board of Governors (the “Nareit White Paper”)
defines funds from operations as net income (computed in accordance with GAAP), excluding gains or losses on sales of real estate, and impairments of real estate, plus depreciation and amortization of operating real estate assets, and after adjustments for our share of consolidated and unconsolidated partnerships and real estate joint ventures. Impairments represent the write-down of assets when fair value over the recoverability period is less than the carrying value due to changes in general market conditions and do not necessarily reflect the operating performance of the properties during the corresponding period.
We compute funds from operations, as adjusted, as funds from operations calculated in accordance with the Nareit White Paper, excluding significant gains, losses, and impairments realized on non-real estate investments, unrealized gains or losses on non-real estate investments, impairments of real estate primarily consisting of right-of-use assets and pre-acquisition costs related to projects that we decided to no longer pursue, gains or losses on early extinguishment of debt, changes in the provision for expected credit losses on financial instruments, significant termination fees, acceleration of stock compensation expense due to the resignations of executive officers, deal costs, the income tax effect related to such items, and the amount of such items that is allocable to our unvested restricted stock awards. We compute the amount that is allocable to our unvested restricted stock awards with nonforfeitable dividends using the two-class method. Under the two-class method, we allocate net income (after amounts attributable to noncontrolling interests) to common stockholders and to unvested restricted stock awards with nonforfeitable dividends by applying the respective weighted-average shares outstanding during each quarter-to-date and year-to-date period. This may result in a difference of the summation of the quarter-to-date and year-to-date amounts. Neither funds from operations nor funds from operations, as adjusted, should be considered as alternatives to net income (determined in accordance with GAAP) as indications of financial performance, or to cash flows from operating activities (determined in accordance with GAAP) as measures of liquidity, nor are they indicative of the availability of funds for our cash needs, including our ability to make distributions.
We are not able to forecast the net income of future periods without unreasonable effort, and therefore do not provide a reconciliation for funds from operations on a forward-looking basis. This is due to the inherent difficulty of forecasting the timing and/or amount of items that depend on market conditions outside of our control, including the timing of dispositions, capital events, and financing decisions, as well as components such as gain on sales of real estate, unrealized gains or losses on non-real estate investments, impairments of real estate, impairments of non-real estate investments, and changes in provision for expected credit losses on financial instruments. Our attempt to predict these amounts may produce significant but inaccurate estimates, which would potentially be misleading for our investors.
Funds from operations and funds from operations, as adjusted, attributable to Alexandria’s common stockholders (continued)
The following table reconciles net income (loss) to funds from operations for the share of consolidated real estate joint ventures attributable to noncontrolling interests and our share of unconsolidated real estate joint ventures:

	Three Months Ended March 31, 2026
	Noncontrolling Interest Share of Consolidated Real Estate JVs	Our Share of Unconsolidated Real Estate JVs
Net income (loss)	$36,724	$(147)
Depreciation and amortization of real estate assets	29,473	914
Funds from operations	$66,197	$767
Gross assets
Gross assets are calculated as total assets plus accumulated depreciation:

(In thousands)	3/31/26	12/31/25	9/30/25	6/30/25	3/31/25
Total assets	$34,167,397	$34,081,835	$37,375,148	$37,623,629	$37,600,428
Accumulated depreciation	6,393,658	6,127,525	6,416,745	6,146,378	5,886,561
Gross assets	$40,561,055	$40,209,360	$43,791,893	$43,770,007	$43,486,989

Incremental annual net operating income on development and redevelopment projects
Incremental annual net operating income represents the amount of net operating income, on an annual basis, expected to be realized upon a project being placed into service and achieving full occupancy. Incremental annual net operating income is calculated as the initial stabilized yield multiplied by the project’s total cost at completion.
Initial stabilized yield (unlevered)
Initial stabilized yield is calculated as the estimated amounts of net operating income at stabilization divided by our investment in the property. For this calculation, we exclude any tenant-
funded and tenant-built landlord improvements from our investment in the property. Our initial stabilized yield excludes the benefit of leverage. Our cash rents related to our development and redevelopment projects are generally expected to increase over time due to contractual annual rent escalations. Our estimates for initial stabilized yields, initial stabilized yields (cash basis), and total costs at completion represent our initial estimates at the commencement of the project. We expect to update this information upon completion of the project, or sooner if there are significant changes to the expected project yields or costs.
•Initial stabilized yield reflects rental income, including contractual rent escalations and any rent concessions over the term(s) of the lease(s), calculated on a straight-line basis, and any amortization of deferred revenue related to tenant-funded and tenant-built landlord improvements.
•Initial stabilized yield (cash basis) reflects cash rents at the stabilization date after initial rental concessions, if any, have elapsed and our total cash investment in the property.

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Definitions and Reconciliations (continued)
March 31, 2026

Investment-grade or publicly traded large cap tenants
Investment-grade or publicly traded large cap tenants represent tenants that are investment-
grade rated or publicly traded companies with an average daily market capitalization greater than $10 billion for the twelve months ended March 31, 2026, as reported by Bloomberg Professional Services.
Credit ratings from Moody’s Ratings and S&P Global Ratings reflect credit ratings of the tenant’s parent entity, and there can be no assurance that a tenant’s parent entity will satisfy the tenant’s lease obligation upon such tenant’s default. We monitor the credit quality and related material changes of our tenants. Material changes that cause a tenant’s market capitalization to decrease below $10 billion, which are not immediately reflected in the twelve-month average, may result in their exclusion from this measure.
Investments
We hold investments in publicly traded companies and privately held entities primarily involved in the life science industry. We recognize, measure, present, and disclose these investments as follows:

Statements of Operations
	Balance Sheet	Gains and Losses
	Carrying Amount	Unrealized	Realized

Difference between proceeds received upon disposition and historical cost
Publicly traded companies	Fair value	Changes in fair value
Privately held entities without readily determinable fair values that:
Report NAV	Fair value, using NAV as a practical expedient	Changes in NAV, as a practical expedient to fair value

Do not report NAV	Cost, adjusted for observable price changes and impairments(1)	Observable price changes(1)	Impairments to reduce costs to fair value, which result in an adjusted cost basis and the differences between proceeds received upon disposition and adjusted or historical cost

Equity method investments	Contributions, adjusted for our share of the investee’s earnings or losses, less distributions received, reduced by other-than-temporary impairments	Our share of unrealized gains or losses reported by the investee	Our share of realized gains or losses reported by the investee, and other-than- temporary impairments

(1)An observable price is a price observed in an orderly transaction for an identical or similar investment of the same issuer. Observable price changes result from, among other things, equity transactions for the same issuer with similar rights and obligations executed during the reporting period, including subsequent equity offerings or other reported equity transactions related to the same issuer.
Investments in real estate
The following table reconciles our investments in real estate as of March 31, 2026:

(In thousands)	Investments in Real Estate
Gross investments in real estate	$35,223,774
Less: accumulated depreciation	(6,393,658)
Investments in real estate	$28,830,116
The following table presents our new Class A/A+ development and redevelopment pipeline, excluding properties held for sale, as a percentage of gross assets and as a percentage of annual rental revenue as of March 31, 2026:

(Dollars in thousands)	Book Value	Percentage of Gross Assets
Projects under active construction	$3,117,332	8%
Future development projects(1) and land parcels primarily located in Megacampuses	3,740,237	9
Total Class A/A+ development and redevelopment pipeline, excluding properties held for sale	6,857,569	17
Properties held for sale – land parcels	230,905	1
Total Class A/A+ development and redevelopment pipeline	$7,088,474	18%

(1)Includes projects with existing buildings that are generating or can generate operating cash flows. Also includes development rights associated with existing operating campuses.
The square footage presented in the table below is classified as operating as of March 31,
2026. These lease expirations or vacant space at recently acquired properties represent future opportunities for which we intend, subject to market conditions and leasing, to commence first-time conversion from non-laboratory space to laboratory space, or to commence future ground-up development:

	Dev/ Redev	RSF of Lease Expirations Targeted for Development and Redevelopment
Property/Submarket		2026	2027	Thereafter(1)	Total
Future projects:
446, 458, and 500 Arsenal Street/Cambridge/Inner Suburbs	Dev	—	—	116,623	116,623
1122 and 1150 El Camino Real/South San Francisco	Dev	—	—	375,232	375,232
2100 Geng Road/Greater Stanford	Dev	—	—	12,125	12,125
960 Industrial Road/Greater Stanford	Dev	—	—	112,590	112,590
Campus Point by Alexandria/University Town Center	Dev	—	—	96,805	96,805
Sequence District by Alexandria/Sorrento Mesa	Dev/ Redev	—	—	555,754	555,754
Canada	Redev	—	—	247,743	247,743
Total		—	—	1,516,872	1,516,872

(1)Includes vacant square footage as of March 31, 2026.

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Definitions and Reconciliations (continued)
March 31, 2026

Joint venture financial information
We present components of balance sheet and operating results information related to our real estate joint ventures, which are not presented, or intended to be presented, in accordance with GAAP.
We present the proportionate share of certain financial line items as follows: (i) for each real estate joint venture that we consolidate in our financial statements, which are controlled by us through contractual rights or majority voting rights, but of which we own less than 100%, we apply the noncontrolling interest economic ownership percentage to each financial item to arrive at the amount of such cumulative noncontrolling interest share of each component presented; and (ii) for each real estate joint venture that we do not control and do not consolidate, which are instead controlled jointly or by our joint venture partners through contractual rights or majority voting rights, we apply our economic ownership percentage to each financial item to arrive at our proportionate share of each component presented.
The components of balance sheet and operating results information related to our real estate joint ventures do not represent our legal claim to those items. For each entity that we do not wholly own, the joint venture agreement generally determines what equity holders can receive upon capital events, such as sales or refinancing, or in the event of a liquidation. Equity holders are normally entitled to their respective legal ownership of any residual cash from a joint venture only after all liabilities, priority distributions, and claims have been repaid or satisfied.
We believe that this information can help investors estimate the balance sheet and operating results information related to our partially owned entities. Presenting this information provides a perspective not immediately available from consolidated financial statements and one that can supplement an understanding of the joint venture assets, liabilities, revenues, and expenses included in our consolidated results.
The components of balance sheet and operating results information related to our real estate joint ventures are limited as an analytical tool as the overall economic ownership interest does not represent our legal claim to each of our joint ventures’ assets, liabilities, or results of operations. In addition, joint venture financial information may include financial information related to the unconsolidated real estate joint ventures that we do not control. We believe that, to facilitate investors’
clear understanding of our operating results and our total assets and liabilities, joint venture financial information should be examined in conjunction with our consolidated statements of operations and balance sheets. Joint venture financial information should not be considered an alternative to our consolidated financial statements, which are presented and prepared in accordance with GAAP.

Space Intentionally Blank
Megacampus™
A Megacampus ecosystem is a cluster campus that consists of approximately 1 million RSF or greater, including operating, active development/redevelopment, and land RSF less operating RSF expected to be demolished.
The following table reconciles our annual rental revenue and development and redevelopment pipeline RSF, excluding properties classified as held for sale, as of March 31, 2026:

(Dollars in thousands)	Annual Rental Revenue	Development and Redevelopment Pipeline RSF
Megacampus	$1,414,438	16,919,119
Core and non-core	388,856	4,990,866
Total	$1,803,294	21,909,985

Megacampus as a percentage of annual rental revenue and of total development and redevelopment pipeline RSF	78%	77%
Net cash provided by operating activities, as adjusted
We use net cash provided by operating activities, as adjusted, as a supplemental measure for financial and operational decision-making, and as a supplemental means of evaluating period-to-period comparisons on a consistent basis. Net cash provided by operating activities, as adjusted, is calculated as net cash provided by operating activities as shown in our consolidated statements of cash flows, adjusted for changes in operating assets and liabilities (as they represent timing differences), and reduced by dividends and distributions to noncontrolling interests (excludes liquidating distributions from asset sales).
We believe net cash provided by operating activities, as adjusted, provides investors with relevant and useful information as it allows investors to evaluate our operating cash flows on a more consistent basis that excludes period-to-period timing differences in operating assets and liabilities
(working capital) and reflects cash dividends and distributions paid quarterly.
The following table reconciles net cash flows from operating activities, the most directly comparable financial measure presented in accordance with GAAP, to net cash provided by operating activities, as adjusted:

	Three Months Ended
(in thousands)	3/31/26	3/31/25
Net cash provided by operating activities	$196,624	$207,949
Decreases in operating assets and liabilities	143,523	220,294
Common stock dividends paid	(123,752)	(229,987)
Distributions to noncontrolling interests	(60,111)	(66,034)
Net cash provided by operating activities, as adjusted	$156,284	$132,222

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Definitions and Reconciliations (continued)
March 31, 2026

Net debt and preferred stock to Adjusted EBITDA
Net debt and preferred stock to Adjusted EBITDA is a non-GAAP financial measure that we believe is useful to investors as a supplemental measure of evaluating our balance sheet leverage. Net debt and preferred stock is equal to the sum of total consolidated debt less cash, cash equivalents, and restricted cash, plus preferred stock outstanding as of the end of the period. Refer to the definition of
Adjusted EBITDA and Adjusted EBITDA margin for further information on the calculation of Adjusted
EBITDA.
The following table reconciles debt to net debt and preferred stock and computes the ratio to
Adjusted EBITDA:

(Dollars in thousands)	3/31/26	12/31/25	9/30/25	6/30/25	3/31/25
Secured notes payable	$—	$—	$—	$153,500	$150,807
Unsecured senior notes payable	11,166,009	12,047,394	12,044,999	12,042,607	12,640,144
Unsecured senior line of credit and commercial paper	1,353,986	353,161	1,548,542	1,097,993	299,883
Unamortized deferred financing costs	69,071	74,314	76,383	78,574	80,776
Cash and cash equivalents	(418,720)	(549,062)	(579,474)	(520,545)	(476,430)
Restricted cash	(4,665)	(4,693)	(4,705)	(7,403)	(7,324)
Preferred stock	—	—	—	—	—
Net debt and preferred stock	$12,165,681	$11,921,114	$13,085,745	$12,844,726	$12,687,856

Adjusted EBITDA:
– quarter annualized	$1,778,012	$2,097,444	$2,130,008	$2,174,160	$2,165,632
– trailing 12 months	$2,044,906	$2,141,811	$2,185,820	$2,208,226	$2,218,722

Net debt and preferred stock to Adjusted EBITDA:
– quarter annualized	6.8x	5.7x	6.1x	5.9x	5.9x
– trailing 12 months	5.9x	5.6x	6.0x	5.8x	5.7x

We are not able to forecast the net income of future periods without unreasonable effort, and therefore do not provide a reconciliation for net debt and preferred stock to Adjusted EBITDA on a forward-looking basis. This is due to the inherent difficulty of forecasting the timing and/or amount of items that depend on market conditions outside of our control, including the timing of dispositions, capital events, and financing decisions, as well as quarterly components such as gain on sales of real estate, unrealized gains or losses on non-real estate investments, impairments of real estate, impairments of non-real estate investments, and changes in provision for expected credit losses on financial instruments. Our attempt to predict these amounts may produce significant but inaccurate estimates, which would potentially be misleading for our investors.
Net operating income, net operating income (cash basis), and operating margin
The following table reconciles net income (loss) to net operating income and net operating income (cash basis) and computes operating margin:

	Three Months Ended
(Dollars in thousands)	3/31/26	3/31/25
Net income	$398,377	$38,662

Equity in losses of unconsolidated real estate joint ventures	147	507
General and administrative expenses	34,685	30,675
Interest expense	64,584	50,876
Depreciation and amortization	305,441	342,062
Impairment of real estate	5,499	32,154
Gain on early extinguishment of debt	(366,435)	—
Gain on sales of real estate	—	(13,165)
Investment loss	4,582	49,992
Net operating income	446,880	531,763
Straight-line rent revenue	(17,862)	(22,023)
Amortization of deferred revenue related to tenant-funded and -built landlord improvements	(5,405)	(1,651)
Amortization of acquired below-market leases	(5,615)	(15,222)
Provision for expected credit losses on financial instruments	—	285
Net operating income (cash basis)	$417,998	$493,152

Net operating income (cash basis) – annualized	$1,671,992	$1,972,608

Net operating income (from above)	$446,880	$531,763
Total revenues	$671,022	$758,158
Operating margin	67%	70%
Net operating income is a non-GAAP financial measure calculated as net income (loss), the most directly comparable financial measure calculated and presented in accordance with GAAP, excluding equity in the earnings of our unconsolidated real estate joint ventures, general and administrative expenses, interest expense, depreciation and amortization, impairments of real estate, gains or losses on early extinguishment of debt, gains or losses on sales of real estate, and investment income or loss. We believe net operating income provides useful information to investors regarding our financial condition and results of operations because it primarily reflects those income and expense items that are incurred at the property level. Therefore, we believe net operating income is a useful measure for investors to evaluate the operating performance of our consolidated real estate assets. Net operating income on a cash basis is net operating income adjusted to exclude the effect of straight-line rent, amortization of acquired above- and below-market lease revenue, amortization of deferred revenue related to tenant-funded and tenant-built landlord improvements, and changes in the provision for expected credit losses on financial instruments required by GAAP. We believe that net operating income on a cash basis is helpful to investors as an additional measure of operating performance because it eliminates straight-line rent revenue and the amortization of acquired above- and below-market leases and tenant-funded and tenant-built landlord improvements.

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Definitions and Reconciliations (continued)
March 31, 2026

Net operating income, net operating income (cash basis), and operating margin (continued)
Furthermore, we believe net operating income is useful to investors as a performance measure of our consolidated properties because, when compared across periods, net operating income reflects trends in occupancy rates, rental rates, and operating costs, which provide a perspective not immediately apparent from net income or loss. Net operating income can be used to measure the initial stabilized yields of our properties by calculating net operating income generated by a property divided by our investment in the property. Net operating income excludes certain components from net income in order to provide results that are more closely related to the results of operations of our properties. For example, interest expense is not necessarily linked to the operating performance of a real estate asset and is often incurred at the corporate level rather than at the property level. In addition, depreciation and amortization, because of historical cost accounting and useful life estimates, may distort comparability of operating performance at the property level. Impairments of real estate have been excluded in deriving net operating income because we do not consider impairments of real estate to be property-level operating expenses. Impairments of real estate relate to changes in the values of our assets and do not reflect the current operating performance with respect to related revenues or expenses. Our impairments of real estate represent the write-down in the value of the assets to the estimated fair value less cost to sell. These impairments result from investing decisions or a deterioration in market conditions. We also exclude realized and unrealized investment gain or loss, which results from investment decisions that occur at the corporate level related to non-real estate investments in publicly traded companies and certain privately held entities. Therefore, we do not consider these activities to be an indication of operating performance of our real estate assets at the property level. Our calculation of net operating income also excludes charges incurred from changes in certain financing decisions, such as losses on early extinguishment of debt and changes in provision for expected credit losses on financial instruments, as these charges often relate to corporate strategy. Property operating expenses included in determining net operating income primarily consist of costs that are related to our operating properties, such as utilities, repairs, and maintenance; rental expense related to ground leases;
contracted services, such as janitorial, engineering, and landscaping; property taxes and insurance; and
property-level salaries. General and administrative expenses consist primarily of accounting and corporate compensation, corporate insurance, professional fees, rent, and supplies that are incurred as part of corporate office management. We calculate operating margin as net operating income divided by total revenues.
We believe that, to facilitate investors’ clear understanding of our operating results, net operating income should be examined in conjunction with net income or loss as presented in our consolidated statements of operations. Net operating income should not be considered as an alternative to net income or loss as an indication of our performance, nor as an alternative to cash flows as a measure of our liquidity or our ability to make distributions.
We are not able to forecast the net income of future periods without unreasonable effort, and therefore do not provide a reconciliation for net operating income on a forward-looking basis. This is due to the inherent difficulty of forecasting the timing and/or amount of items that depend on market conditions outside of our control, including the timing of dispositions, capital events, and financing decisions, as well as components such as gain on sales of real estate, unrealized gains or losses on non-real estate investments, impairments of real estate, impairments of non-real estate investments, and changes in provision for expected credit losses on financial instruments. Our attempt to predict these amounts may produce significant but inaccurate estimates, which would potentially be misleading for our investors.
Operating statistics
We present certain operating statistics related to our properties, including number of properties, RSF, occupancy percentage, leasing activity, and contractual lease expirations as of the end of the period. We believe these measures are useful to investors because they facilitate an understanding of certain trends for our properties. We compute the number of properties, RSF, occupancy percentage, leasing activity, and contractual lease expirations at 100%, excluding RSF at properties classified as held for sale, for all properties in which we have an investment, including properties owned by our consolidated and unconsolidated real estate joint ventures. For operating metrics based on annual rental revenue, refer to the definition of annual rental revenue herein.
Same property comparisons
As a result of changes within our total property portfolio during the comparative periods presented, including changes from assets acquired or sold, properties placed into development or redevelopment, and development or redevelopment properties recently placed into service, the consolidated total income from rentals, as well as rental operating expenses in our operating results, can show significant changes from period to period. In order to supplement an evaluation of our results of operations over a given quarterly or annual period, we analyze the operating performance for all consolidated properties that were fully operating for the entirety of the comparative periods presented, referred to as same properties. We separately present quarterly and year-to-date same property results to align with the interim financial information required by the SEC in our management’s discussion and analysis of our financial condition and results of operations. These same properties are analyzed separately from properties acquired subsequent to the first day in the earliest comparable quarterly or year-to-date period presented, properties that underwent development or redevelopment at any time during the comparative periods, unconsolidated real estate joint ventures, properties classified as held for sale, and corporate entities (legal entities performing general and administrative functions), which are excluded from same property results. Additionally, termination fees, if any, are excluded from the results of same properties.

Space Intentionally Blank

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Definitions and Reconciliations (continued)
March 31, 2026

Same property comparisons (continued)
The following table reconciles the number of same properties to total properties for the three months ended March 31, 2026:

Development and redevelopment – under construction	Properties
99 Coolidge Avenue	1
1450 Owens Street	1
421 Park Drive	1
4135 Campus Point Court	1
701 Dexter Avenue North	1
10200 Campus Point Drive	1
40, 50, and 60 Sylvan Road	3
269 East Grand Avenue	1
8800 Technology Forest Place	1
311 Arsenal Street	1
3000 Minuteman Road	2
14
Development – placed into service after January 1, 2025
230 Harriet Tubman Way	1
500 North Beacon Street and 4 Kingsbury Avenue	2
10935, 10945, and 10955 Alexandria Way	3
10075 Barnes Canyon Road	1
7
Acquisitions after January 1, 2025
Other	2
2

Unconsolidated real estate JVs	3
Properties held for sale	19
Total properties excluded from same properties	45

Same properties	294
Total properties in North America as of March 31, 2026	339
Stabilized occupancy date
The stabilized occupancy date represents the estimated date on which a development or redevelopment project is expected to reach occupancy of 95% or greater.
Tenant collections
Tenant collections represent the percentage of recognized rental income billed during the respective quarter that has been collected as of the date of this report. Rental income from tenants for whom collection is considered not probable is recognized only upon receipt of cash and, accordingly, is included in this calculation only to the extent recognized and collected.
Tenant recoveries
Tenant recoveries represent revenues comprising reimbursement of real estate taxes, insurance, utilities, repairs and maintenance, common area expenses, and other operating expenses and earned in the period during which the applicable expenses are incurred and the tenant’s obligation to reimburse us arises.
We classify rental revenues and tenant recoveries generated through the leasing of real estate assets within revenues in income from rentals in our consolidated statements of operations. We provide investors with a separate presentation of rental revenues and tenant recoveries in “Same property performance” in this Supplemental Information because we believe it promotes investors’
understanding of our operating results. We believe that the presentation of tenant recoveries is useful to investors as a supplemental measure of our ability to recover operating expenses under our triple net leases, including recoveries of utilities, repairs and maintenance, insurance, property taxes, common area expenses, and other operating expenses, and of our ability to mitigate the effect to net income for any significant variability to components of our operating expenses.
The following table reconciles income from rentals to tenant recoveries:

	Three Months Ended
(In thousands)	3/31/26	12/31/25	9/30/25	6/30/25	3/31/25
Income from rentals	$653,013	$728,872	$735,849	$737,279	$743,175
Rental revenues	(474,786)	(538,330)	(541,070)	(553,377)	(552,112)
Tenant recoveries	$178,227	$190,542	$194,779	$183,902	$191,063

Total equity capitalization
Total equity capitalization is equal to the outstanding shares of common stock multiplied by the closing price on the last trading day at the end of each period presented.
Total market capitalization
Total market capitalization is equal to the sum of total equity capitalization and total debt.

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Definitions and Reconciliations (continued)
March 31, 2026

Unencumbered net operating income as a percentage of total net operating income
Unencumbered net operating income as a percentage of total net operating income is a non-
GAAP financial measure that we believe is useful to investors as a performance measure of the results of operations of our unencumbered real estate assets as it reflects those income and expense items that are incurred at the unencumbered property level. Unencumbered net operating income is derived from assets classified in continuing operations, which are not subject to any mortgage, deed of trust, lien, or other security interest, as of the period for which income is presented.
The following table summarizes unencumbered net operating income as a percentage of total net operating income:

	Three Months Ended
(Dollars in thousands)	3/31/26	12/31/25	9/30/25	6/30/25	3/31/25
Unencumbered net operating income	$446,880	$521,871	$512,710	$535,766	$530,691
Encumbered net operating income	—	—	—	1,841	1,072
Total net operating income	$446,880	$521,871	$512,710	$537,607	$531,763
Unencumbered net operating income as a percentage of total net operating income	100.0%	100.0%	100.0%	99.7%	99.8%
Weighted-average interest rate for capitalization of interest
The weighted-average interest rate required for calculating capitalization of interest pursuant to GAAP represents a weighted-average rate as of the end of the applicable period, based on the rates applicable to borrowings outstanding during the period, including expense/income related to interest rate hedge agreements, amortization of loan fees, amortization of debt premiums (discounts), and other bank fees. A separate calculation is performed to determine our weighted-average interest rate for capitalization for each month. The rate will vary each month due to changes in variable interest rates, outstanding debt balances, the proportion of variable-rate debt to fixed-rate debt, the amount and terms of interest rate hedge agreements, and the amount of loan fee and premium (discount) amortization.

Space Intentionally Blank
Weighted-average shares of common stock outstanding – diluted
From time to time, we enter into capital market transactions, including forward equity sales agreements (“Forward Agreements”), to fund acquisitions, to fund construction of our development and redevelopment projects, and for general working capital purposes. While the Forward Agreements are outstanding, we are required to consider the potential dilutive effect of our Forward Agreements under the treasury stock method. Under this method, we also include the dilutive effect of unvested restricted stock awards (“RSAs”) with forfeitable dividends in the calculation of diluted shares.
The weighted-average shares of common stock outstanding used in calculating EPS – diluted,
FFO per share – diluted, and FFO per share – diluted, as adjusted, during each period are calculated as follows. Also shown are the weighted-average unvested shares associated with unvested RSAs with nonforfeitable dividends used in calculating amounts allocable to these awards pursuant to the two-class method for each of the respective periods presented below.

	Three Months Ended
(In thousands)	3/31/26	12/31/25	9/30/25	6/30/25	3/31/25
Basic shares for earnings per share	170,598	170,394	170,181	170,135	170,522
Unvested RSAs with forfeitable dividends	269	—	—	—	—
Diluted shares for earnings per share	170,867	170,394	170,181	170,135	170,522

Basic shares for funds from operations per share and funds from operations per share, as adjusted	170,598	170,394	170,181	170,135	170,522
Unvested RSAs with forfeitable dividends	269	110	124	57	77
Diluted shares for funds from operations per share and funds from operations per share, as adjusted	170,867	170,504	170,305	170,192	170,599

Weighted-average unvested RSAs with nonforfeitable dividends used in calculating the allocations of net income, funds from operations, and funds from operations, as adjusted	1,340	1,570	1,917	1,998	2,053